Exhibit 10.2

EXECUTION

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 25, 2016

among

DESTINATION MATERNITY CORPORATION,

as the Lead Borrower

For

The Borrowers Named Herein

The Guarantors Named Herein

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, L/C Issuer, Swing Line Lender,

and

The Other Lenders Party Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION

as

Sole Lead Arranger and Sole Bookrunner

i

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		94

4.01.	Conditions of Initial Credit Extension	94
4.02.	Conditions to all Credit Extensions	96

ARTICLE V REPRESENTATIONS AND WARRANTIES		97

5.01.	Existence, Qualification and Power	97
5.02.	Authorization; No Contravention	97
5.03.	Governmental Authorization; Other Consents	98
5.04.	Binding Effect	98
5.05.	Financial Statements; No Material Adverse Effect	98
5.06.	Litigation	99
5.07.	No Default or Event of Default	99
5.08.	Ownership of Property; Liens	99
5.09.	Environmental Compliance	100
5.10.	Insurance	101
5.11.	Taxes	101
5.12.	ERISA and Canadian Pension Compliance	101
5.13.	Subsidiaries; Equity Interests	102
5.14.	Margin Regulations; Investment Company Act	103
5.15.	Disclosure	103
5.16.	Compliance with Laws	103
5.17.	Intellectual Property; Licenses, Etc	104
5.18.	Labor Matters	104
5.19.	Security Documents	105
5.20.	Solvency	105
5.21.	Deposit Accounts; Credit Card Arrangements	106
5.22.	Brokers	106
5.23.	Customer and Trade Relations	106
5.24.	Material Contracts	106
5.25.	Payables Practices	106
5.26.	Credit Card Receivables	106

ARTICLE VI AFFIRMATIVE COVENANTS		107

6.01.	Financial Statements	107
6.02.	Certificates; Other Information	108
6.03.	Notices	110
6.04.	Payment of Obligations	111
6.05.	Preservation of Existence, Etc	111
6.06.	Maintenance of Properties	111
6.07.	Maintenance of Insurance	111
6.08.	Compliance with Laws	112
6.09.	Books and Records; Accountants	112
6.10.	Inspection Rights; Field Examinations; Appraisals	113
6.11.	Use of Proceeds	114
6.12.	Additional Loan Parties	114
6.13.	Cash Management	114
6.14.	Information Regarding the Collateral	115
6.15.	Physical Inventories	116
6.16.	Environmental Laws	117
6.17.	Further Assurances	117

6.18.	Lender Meetings	118
6.19.	Reserved	118
6.20.	Designation as Senior Debt	118
6.21.	Post-Closing Matters	118
6.22.	Compliance with Canadian Pension Matters	118
6.23.	Maintenance of Records	119
6.24.	Collection	119
6.25.	Actions Regarding Intellectual Property	119

ARTICLE VII NEGATIVE COVENANTS		120

7.01.	Liens	120
7.02.	Investments; Acquisitions	120
7.03.	Indebtedness; Disqualified Stock	120
7.04.	Fundamental Changes	120
7.05.	Dispositions	121
7.06.	Restricted Payments	121
7.07.	Prepayments of Indebtedness	122
7.08.	Change in Nature of Business	123
7.09.	Transactions with Affiliates	123
7.10.	Burdensome Agreements	123
7.11.	Use of Proceeds	124
7.12.	Amendment of Material Documents	124
7.13.	Fiscal Year	125
7.14.	Deposit Accounts; Credit Card Processors	125
7.15.	Financial Covenant	125
7.16.	[Reserved]	125
7.17.	Canadian Pension Plans	125
7.18.	Modification of Terms, Etc	126

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		126

8.01.	Events of Default	126
8.02.	Remedies Upon Event of Default	129
8.03.	Application of Funds	130

ARTICLE IX ADMINISTRATIVE AGENT		131

9.01.	Appointment and Authority	131
9.02.	Rights as a Lender	132
9.03.	Exculpatory Provisions	132
9.04.	Reliance by Administrative Agent	133
9.05.	Delegation of Duties	133
9.06.	Resignation of Administrative Agent	133
9.07.	Non-Reliance on Administrative Agent and Other Lenders	134
9.08.	No Other Duties, Etc	134
9.09.	Administrative Agent May File Proofs of Claim	135
9.10.	Collateral and Guaranty Matters	135
9.11.	Notice of Transfer	136
9.12.	Reports and Financial Statements	136
9.13.	Agency for Perfection	137

9.14.	Indemnification	137
9.15.	Relation among Lenders	137
9.16.	Defaulting or Deteriorating Lender	137
9.17.	[Reserved]	138
9.18.	Appointment for the Province of Québec	138

ARTICLE X MISCELLANEOUS		139

10.01.	Amendments, Etc	139
10.02.	Notices; Effectiveness; Electronic Communications	140
10.03.	No Waiver; Cumulative Remedies	142
10.04.	Expenses; Indemnity; Damage Waiver	142
10.05.	Payments Set Aside	144
10.06.	Successors and Assigns	144
10.07.	Treatment of Certain Information; Confidentiality	148
10.08.	Right of Setoff	148
10.09.	Interest Rate Limitation	149
10.10.	Counterparts; Integration; Effectiveness	149
10.11.	Survival	149
10.12.	Severability	150
10.13.	Replacement of Lenders	150
10.14.	Governing Law; Jurisdiction; Etc.	150
10.15.	Waiver of Jury Trial	151
10.16.	No Advisory or Fiduciary Responsibility	152
10.17.	USA PATRIOT Act Notice	152
10.18.	Foreign Asset Control Regulations	152
10.19.	Time of the Essence	153
10.20.	Reserved	153
10.21.	Press Releases	153
10.22.	Additional Waivers	153
10.23.	No Strict Construction	154
10.24.	Attachments	154
10.25.	Québec Interpretation	155
10.26.	English Language Only	155
10.27.	Lender Action	155
10.28.	Intercreditor Agreements.	155
10.29.	Keepwell	155

ARTICLE XI ACKNOWLEDGMENT AND RESTATEMENT		156

11.01.	Existing Obligations	156
11.02.	Acknowledgment of Security Interests	156
11.03.	Existing Loan Documents	156
11.04.	Restatement	157

SIGNATURES		S-1

SCHEDULES

1.01(a)	Customer List and Marketing Service Agreements
1.01(b)	Leased Department Agreements
1.01(c)	Approved Foreign Jurisdictions
1.01(d)	Existing Loan Documents
2.01	Commitments and Applicable Percentages
4.01(a)	Security Documents
5.01	Loan Parties Organizational Information
5.05	Material Indebtedness
5.06	Litigation
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.11	Tax Sharing Arrangements
5.13	Subsidiaries; Other Equity Investments
5.17	Intellectual Property Matters
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
6.21	Post-Closing Matters
7.01	Existing Liens
7.02	Existing Investments
7.03(a)	Existing Indebtedness
7.10	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Note
C-2	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Customs Broker Agreement
G	Borrowing Base Certificate
H	DDA Notification
I	Credit Card Notification

v

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of March 25, 2016, among DESTINATION MATERNITY CORPORATION, a Delaware corporation (the “Lead Borrower”), CAVE SPRINGS, INC., a Delaware corporation (“Cave”, and together with Lead Borrower, each a “Borrower” and collectively, the “Borrowers”), the Guarantors, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Swing Line Lender and L/C Issuer.

WHEREAS, Administrative Agent, Lenders and Lead Borrower have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made revolving loans to Lead Borrower, as set forth in the Existing Credit Agreement (as hereinafter further defined), and together with the agreements listed on Schedule 1.01(d) and all other agreements, documents and instruments at any time executed and/or delivered in connection therewith, or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the “Existing Loan Documents”);

WHEREAS, Administrative Agent and Lenders have agreed to amend and restate the Existing Credit Agreement and each Lender (severally and not jointly) has agreed to continue to make Committed Loans to the Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein, the L/C Issuer (as defined below) has indicated its willingness to issue Letters of Credit (as defined below), and Agent has agreed to continue to act as agent for Lenders, in each case, on the terms and conditions set forth herein and the other Loan Documents;

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerated Borrowing Base Delivery Event” means either (a) the occurrence and continuance of any Event of Default, or (b) the failure of the Borrowers to maintain Excess Availability of an amount greater than twelve and one-half percent (12.5%) of the Borrowing Base (calculated without giving effect to the Term Loan Reserve). For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing at the Administrative Agent’s option (c) so long as such Event of Default has not been waived, and/or (d) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded the amount equal to fifteen percent (15%) of the Borrowing Base (calculated without giving effect to the Term Loan Reserve) for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier which is not an Affiliate of the Approved Foreign Vendor or any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of any Borrower or, if so requested by the Administrative Agent, to the order of the Administrative Agent, (c) names the Administrative Agent as a notify party and bears a conspicuous notation on its face of the Administrative Agent’s security interest therein, (d) that is not subject to any Lien other than a perfected first priority security interest in favor of the Administrative Agent and Liens permitted under clauses (a), (b), (p) and (r) of the definition of Permitted Encumbrances and any other Liens with respect thereto permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent, and (e) is on terms otherwise reasonably acceptable to the Administrative Agent.

“ACH” means automated clearing house transfers.

“Accommodation Payment” has the meaning specified in Section 10.22.

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state. The term “Account” includes health-care-insurance receivables.

“Account Debtor” means an “Account Debtor” as such term is a defined in the UCC, including without limitation, any Credit Card Issuer, any Credit Card Processor and any Department Lessor.

“Acquisition” means, with respect to any Person (a) an Investment in, or a purchase of a Controlling interest in, the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person (other than the leasing or acquisition of any one Store in the ordinary course of business), in each case, in any transaction or group of transactions which are part of a common plan.

“Additional Maximum PMSI Debt Amount” means on any date of determination, the maximum amount of Additional PMSI Indebtedness which may be outstanding pursuant to clause (c) of the definition of Permitted Indebtedness, provided, that, (a) at all times prior to the incurrence of Permitted Term Loan Indebtedness, the Additional Maximum PMSI Debt Amount shall not exceed $10,000,000, and (b) upon and after the incurrence of the Permitted Term Loan Indebtedness and for so long as any Permitted Term Loan Indebtedness remains outstanding or there is any undrawn or committed amount of Permitted Term Loan Indebtedness, the Additional Maximum PMSI Debt Amount shall not exceed the amount equal to the lesser of (i) $150,000,000 minus the outstanding principal amount of Permitted Term Loan Indebtedness, or (ii) $10,000,000. The amount of Additional PMSI Indebtedness outstanding at any time plus the amount of Permitted Term Loan Indebtedness outstanding at anytime shall not exceed $150,000,000, in the aggregate.

“Additional PMSI Indebtedness” means the Indebtedness permitted to be incurred and outstanding pursuant to clause (c) of the definition of Permitted Indebtedness in excess of $15,000,000.

“Adjusted LIBO Rate” means:

(a) for any Interest Period with respect to any LIBO Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and

(b) for any interest rate calculation with respect to any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent) equal to (i) the LIBO Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate.

The Adjusted LIBO Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.

“Administrative Agent” means Wells Fargo in its capacity as administrative and collateral agent hereunder and under any of the other Loan Documents, or any replacement or any successor administrative agent permitted hereunder.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, and, as appropriate, the Agent Payment Account, or such other address or account as the Administrative Agent may from time to time notify the Lead Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Payment Account” shall mean account no. 37235547964501150 of Administrative Agent at Wells Fargo, or such other account of Administrative Agent as Administrative Agent may from time to time designate to Lead Borrower as the Agent Payment Account for purposes of this Agreement and the other Loan Documents.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders. As of the Restatement Effective Date, the Aggregate Commitments are $70,000,000.

“Aggregate Tranche A-1 Commitments” has the meaning specified in the Existing Credit Agreement.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning specified in Section 10.22(d).

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Loan Parties, their Restricted Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official, foreign government employee or commercial entity to obtain a business advantage; including the FCPA, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, any Sanctions Laws, and the Laws administered by OFAC.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means with respect to each:

(a) LIBO Rate Loan, one and one-half percent (1.50%); and

(b) Base Rate Loan, one-half of one percent (0.50%).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means with respect to Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Lead Borrower, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Administrative Agent.

“Approved Foreign Jurisdiction” means each country or jurisdiction listed on Schedule 1.01(c) and each additional country or jurisdiction as Administrative Agent may from time to time agree in its Permitted Discretion.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in any country acceptable to the Administrative Agent in its Permitted Discretion, (b) has received timely payment or material performance of all obligations owed to it by the Loan Parties, (c) has not asserted and has no right to assert any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory, and (d), if so requested by the Administrative Agent, has entered into and is in material compliance with the terms of a Foreign Vendor Agreement.

“Arranger” means Wells Fargo Bank, National Association, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the twelve month (12) period ended September 30, 2014, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such fiscal year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” shall have the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Restatement Effective Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being appropriate, to reflect (a) matters that adversely affect the Collateral, its value or the amount that Administrative Agent might receive from the sale or other disposition thereof or the ability of Administrative Agent to realize thereon, (b) claims and liabilities that Administrative Agent in its Permitted Discretion determines will need to be satisfied in connection with the realization on the Collateral (c) events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, (d) matters that adversely affect the validity or enforceability of the Loan Documents or any material remedies of the Administrative Agent and the Secured Parties thereunder, or (e) that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Administrative Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rental payments or other amounts payable to lessors where Administrative Agent has not received a Collateral Access Agreement, provided, that, (A) such reserves as to retail store locations shall not exceed at any time the aggregate of amounts payable for the next one (1) month for such locations in those States where any right of the lessor may be pari passu or have priority over the Lien of Administrative Agent, including Pennsylvania, Virginia and Washington and (B) no Availability Reserves shall be established in respect of payments to Department Lessors that would be categorized as rent by the Loan Parties, consistent with their current practices in effect on the Restatement Effective Date, provided, that, the applicable Leased Department Agreement is in full force and effect and no event of default exists thereunder; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) salaries, wages and benefits due to employees of any Borrower, that would reasonably be expected to be incurred in connection with a Liquidation, (iv) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have or are reasonably anticipated to have priority over the interests of the Administrative Agent in the Collateral; (v) [Reserved], (vi) Customer Credit Liabilities, which reserve shall be in an amount equal to thirty-three percent (33%) of the aggregate amount of Customer Credit Liabilities, (vii)

Customer Deposits, which reserve shall be in an amount equal to thirty-three percent (33%) of the aggregate amount of Customer Deposits, (viii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (ix) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the security interests of the Administrative Agent in the Collateral, (x) amounts due to vendors on account of consigned goods, (xi) Cash Management Reserves, (xii) Bank Products Reserves, (xiii) Reserved, (xiv) royalties payable in respect of licensed merchandise, (xv) for the amount of the Priority Payables then outstanding, and (xvi) the Term Loan Reserve. To the extent that such Availability Reserve is in respect of amounts that may be payable to third parties the Administrative Agent may, at its option, deduct such Availability Reserve from the amount equal to the Aggregate Commitments, at any time that the Aggregate Commitments are less than the amount of the Borrowing Base. The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserve as determined by the Administrative Agent in their Permitted Discretion. To the extent that an event, condition or matter is directly addressed pursuant to the calculation of the Net Recovery Percentage as to Inventory, the Administrative Agent shall not also establish an Availability Reserve to address the same event, condition or matter, including any Availability Reserve referred to in clause (iii) above.

“Bank Products” means any services or facilities provided to any Loan Party by the Administrative Agent or any of its Affiliates (but excluding Cash Management Services) including, without limitation, on account of (a) Swap Contracts, (b) merchant services constituting a line of credit, (c) leasing facilities, including without limitation, the transactions evidenced by the Wells Fargo Equipment Financing Documents, and (d) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, but excluding any factoring services.

“Bank Products Reserves” means such reserves as the Administrative Agent from time to time determines in its discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%), (b) the Adjusted LIBO Rate plus one percent (1.00%), or (c) the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” means a deposit account of a Loan Party to which funds from one or more DDAs are from time to time transferred.

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Administrative Agent, establishing control (as defined in the UCC) of such account by the Administrative Agent and Term Loan Agent and whereby the bank maintaining such account agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Administrative Agent and/or Term Loan Agent, as applicable, without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named on the most current OFAC Lists.

“Borrower Materials” has the meaning specified in last paragraph of Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the lesser of (i) the sum of (A) ninety percent (90%) multiplied by the face amount of Eligible Credit Card Receivables; plus (B) eighty-five percent (85%) multiplied by the face amount of Eligible Trade Receivables; plus (C) eighty percent (80%) multiplied by the face amount of Eligible Receivables consisting of Customer List and Marketing Services Receivables; plus (D) eighty percent (80%) multiplied by the face amount of Eligible Receivables consisting of Leased Department Receivables or (ii) the amount equal to thirty percent (30%) of the Borrowing Base (the “Borrowing Base” calculation for purposes of this clause (ii), shall include the amount obtained in clause (a)(i) without regard to the 30% limitation and the amounts set forth in clauses (b), (c), (d) and (e) below), and in the case of each of clauses (i) and (ii) net of any Receivables Reserves; plus

(b) ninety percent (90%) of the Net Recovery Percentage of Eligible Inventory consisting of finished goods Inventory and Eligible LC Inventory (other than Eligible In-Transit Inventory) multiplied by the Value of such Inventory, net of applicable Inventory Reserves;

(c) the lesser of (i) ninety percent (90%) of the Net Recovery Percentage of Eligible Inventory consisting of leased department finished goods Inventory multiplied by the Value of such Inventory, or (ii) the amount equal to thirty-five (35%) of the Borrowing Base calculated pursuant to clauses (b), (c) and (d) hereof (but without regard to the 35% limitation), and in the case of each of clauses (i) and (ii) net of any applicable Inventory Reserves;

(d) the lesser of (i) ninety percent (90%) of the Net Recovery Percentage of Eligible In-Transit Inventory (exclusive of Eligible LC Inventory) multiplied by the Value of such Inventory, net of applicable Inventory Reserves or (ii) $10,000,000;

(e) one hundred percent (100%) of Qualified Cash, provided, that, Qualified Cash included in the Borrowing Base may not be withdrawn from the deposit account or investment account at Administrative Agent or another institution reasonably satisfactory to Administrative Agent, thereby reducing the Borrowing Base, unless and until the Lead Borrower furnishes the Administrative Agent with a Borrowing Base Certificate as of the date of such proposed withdrawal reflecting that, after giving effect to such withdrawal, no Overadvance will result;

minus

(f) the sum of (a) the then amount of the Term Loan Reserve and (b) the then amount of all Availability Reserves.

Notwithstanding clause (a)(i)(C) of the definition of Borrowing Base, upon the occurrence of an event of default pursuant to Section 8.01(a) or Section 8.01(f) of the Term Loan Credit Agreement (as in effect on the date hereof, each being a “Term Loan Default”), Receivables consisting of Customer List and Marketing Services Receivables invoiced after the date of any such Term Loan Default, shall not be included in the calculation of the Borrowing Base.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit G hereto (with such changes therein as may be required by the Administrative Agent in the Permitted Discretion to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Administrative Agent.

“Business” means the retail or wholesale manufacturing, marketing and/or sale of consumer products or services, the licensing of Borrowers’ trademarks and/or other intellectual property (either in connection with its franchising activities or otherwise), and the provision of services to third party companies in connection with the Borrowers’ proprietary list of customers and other marketing partnership related activities.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBO Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any of the Loan Parties or any Restricted Subsidiary has any liability with respect to any employee or former employee related to employment in Canada, but excluding any Canadian Pension Plans and any Canadian Union Plans.

“Canadian Collateral” means Collateral consisting of assets or interests in assets of the Loan Parties located in Canada, and the proceeds thereof.

“Canadian Dollars” and “C$” shall each mean the lawful currency of Canada.

“Canadian Pension Event” means (a) the voluntary whole or partial wind up of a Canadian Pension Plan by any Loan Party or Restricted Subsidiary; (b) the withdrawal of a Borrower or Restricted Subsidiary from a Canadian Union Plan; (c) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or Canadian Union Plan or the treatment of a Canadian Pension Plan or Canadian Union Plan amendment as a termination or partial termination; (d) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan or Canadian Union Plan, or (e) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of trustee to administer, any Canadian Pension Plan or Canadian Union Plan.

“Canadian Pension Plans” means any plan or arrangement that is required to be registered under Canadian federal or provincial law and is or was established, maintained or contributed to or required to be contributed to by a Borrower or any Restricted Subsidiary for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively, or any Canadian Union Plan.

“Canadian Security Agreement” means the Security Agreement, dated November 1, 2012, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by the Loan Parties.

“Canadian Security Documents” means the Canadian Security Agreement, the Québec Hypothec and any other Loan Document that grants or purports to grant a Lien on any Canadian Collateral.

“Canadian Union Plan” means any and all registered pension and other benefit plans for the benefit of employees or former employees of any Loan Party or Restricted Subsidiary in respect of employment in Canada, which are not maintained, sponsored or administered by a Loan Party or Restricted, but to which a Borrower or any Restricted Subsidiary is or was required to contribute pursuant to a collective agreement or a participation agreement.

“Capital Expenditures” means, with respect to any Person for any period, (a) all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, and (b) Capital Lease Obligations incurred by a Person during such period.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral” means any pledges or deposits of cash by the Loan Parties to Cash Collateralize any L/C Obligations.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Wells Fargo, and in the name of, the Administrative Agent (as the Administrative Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Administrative Agent, in which deposits are required to be made in accordance with Section 2.03(g) or 8.02(c).

“Cash Collateralize” means to (a) pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to one hundred three percent (103%) of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to one hundred fifteen percent (115%) of the Outstanding Amount of such L/C Obligations) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders) or (b) cause all outstanding L/C Obligations (other than L/C Obligations that have been previously cash collateralized as described in clause (a) above) to be supported by standby letters of credit in an aggregate Stated Amount equal to one hundred and three percent (103%) of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be supported by standby letters of credit in an aggregate Stated Amount equal to one hundred and fifteen percent (115%) of the Outstanding Amount of such L/C Obligations); provided, that, the issuer of such back-stop letter of credit shall be reasonably acceptable to the Administrative Agent and the L/C Issuer. Derivatives of such term have corresponding meanings.

“Cash Dominion Event” means either (a) the occurrence and continuance of any Specified Event of Default, or (b) the failure of the Borrowers to maintain Excess Availability in an amount equal to or greater than the greater of (i) an amount equal to fifteen percent (15%) of the Borrowing Base (calculated without giving effect to the Term Loan Reserve) for five (5) consecutive Business Days, or (ii) an amount equal to twelve and one-half percent (12.5%) of the Borrowing Base (calculated without giving effect to the Term Loan Reserve) at any time. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing until the earlier of: (A) the date of the waiver by Administrative Agent of such Specified Event of Default, (B) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until such date as Excess Availability has exceeded fifteen percent (15%) of the Borrowing Base (calculated without giving effect to the Term Loan Reserve) for thirty (30) consecutive days or (C) such date on which the Administrative Agent states that the applicable Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided, that, a Cash Dominion Event shall be deemed continuing for a period of six (6) consecutive months (even if a Specified Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for thirty (30) consecutive Business Days) at any time a Cash Dominion Event occurs after a Cash Dominion Event has occurred and been discontinued on four (4) occasions after November 1, 2012. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Equivalents” means

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the Lead Borrower of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; and

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above.

“Cash Management Reserves” means such reserves as the Administrative Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types or services or facilities provided to any Loan Party by the Administrative Agent or any of its Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) foreign exchange facilities, (d) credit or debit cards, (e) credit card processing services, and (f) purchase cards.

“Casualty Event” means casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset of a Loan Party.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. For purposes of this definition, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives thereunder or in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy known as “Basel III” and promulgated either by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by the United States or foreign regulatory authorities pursuant thereto are deemed to have been adopted and gone into effect after the date of this Agreement.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifty percent (50%) or more of the Equity Interests entitled to vote generally in the election of directors (or equivalent governing body) of the total voting power of all outstanding shares of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right); or

(b) any “change in control” or similar event as defined in the documents evidencing the Permitted Term Loan Indebtedness; or

(c) the Lead Borrower fails at any time to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party free and clear of all Liens (other than Liens in favor of the Administrative Agent and Permitted Encumbrances of the type described in clauses (a), (e), (r) of the definition of such term), except where such failure is as a result of a transaction permitted by the Loan Documents.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as in effect from time to time.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Administrative Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Administrative Agent executed by, as the case may be, (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Administrative Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) agrees to provide the Administrative Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Administrative Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Administrative Agent as it may reasonably require.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the L/C Issuer.

“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBO Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” means a Revolving Loan.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of LIBO Rate Loans, pursuant to 2.01(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Concentration Account” means the deposit account of Lead Borrower in which funds of any Loan Party from one or more Blocked Accounts are from time to time deposited. As of the Restatement Effective Date, the Concentration Account is the deposit account identified as the Concentration Account on Schedule 5.21(a).

“Consent” means actual consent given by a Lender from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to a Lender from the Administrative Agent of a proposed course of action to be followed by the Administrative Agent without such Lender’s giving the Administrative Agent written notice of that Lender’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” shall have its meaning as set forth in the Security Agreement.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Administrative Agent, which practices are in effect on the Restatement Effective Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger, and the term “Cost” in any event shall include freight costs and duties associated with the transportation of Inventory to distribution points. “Cost” does not include inventory capitalization costs or other non purchase price charges used in the Borrowers’ calculation of cost of goods sold.

“Credit Card Agreements” shall mean all agreements now or hereafter entered into by any Borrower or for the benefit of any Borrower, in each case with any Credit Card Issuer or any Credit Card Processor with respect to sales transactions involving credit card or debit card purchases, including, but not limited to, the agreements set forth on Schedule 5.21(b) hereto.

“Credit Card Issuer” shall mean any person (other than a Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through World Financial Network National Bank, MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc., PayPal and other issuers approved by the Administrative Agent.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(ii).

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “Account” and “Payment Intangible” (as such terms are defined in the UCC) together with all income, payments and proceeds thereof, owed by a major credit or debit card issuer (including, but not limited to, Visa, MasterCard and American Express and such other issuers approved by the Administrative Agent) to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of any Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of any Borrower, (c) layaway obligations of any Borrower, and (d) liabilities in connection with frequent shopping programs of any Borrower.

“Customer Deposits” means deposits made by customers with respect to the purchase of goods or the performance of services.

“Customer List and Marketing Services Agreements” means agreements entered into from time to time by any of the Loan Parties with third parties pursuant to which such Loan Party leases its customer lists or provides marketing services to such third party, including without limitation the agreements listed on Schedule 1.01(a), as such agreements may be amended, modified, replaced, extended or renewed from time to time; Schedule 1.01(a) lists each Customer List and Marketing Services Agreement in respect of which the Receivables owing to the Borrowers in any Fiscal Year exceed $500,000 in the aggregate.

“Customer List and Marketing Services Receivables” means all of the Receivables of any Borrower arising from Customer List and Marketing Service Agreements.

“Customs Broker Agreement” means an agreement in substantially the form attached hereto as Exhibit F among a Borrower, a customs broker or other carrier, and the Administrative Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Administrative Agent and agrees, upon notice from the Administrative Agent, to hold and dispose of the subject Inventory solely as directed by the Administrative Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA (other than Excluded DDAs) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Administrative Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA Notification” has the meaning provided therefor in Section 6.17(e).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans, plus (iii) two percent (2%) per annum; provided, that, with respect to a LIBO Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus two percent (2%) per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, or (c) has been deemed insolvent or become the subject of a receivership, bankruptcy or insolvency proceeding.

“Department Lessor” means a Person (other than a Loan Party) that owns and operates a department or specialty store or other location and licenses space in such store to a Borrower.

“Deteriorating Lender” means any Defaulting Lender or any Lender as to which (a) the L/C Issuer or the Swing Line Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Dilution Reserve” means, for any period, that percentage reasonably determined by the Administrative Agent by (a) dividing the amount of charge-offs of Eligible Trade Receivables and Eligible Customer Service and Marketing Receivables and returns of goods purchased from the Borrowers during such period which had, at the time of sale, resulted in the creation of an Eligible Trade Receivable or an Eligible Customer Service and Marketing Receivable, by (b) the amount of sales (exclusive of sales and other similar taxes) of the Borrowers during such period and thereafter.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale, transfer, license or other disposition of (whether in one transaction or in a series of transactions) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Loans mature; provided, that, (a) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock and (b) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Lead Borrower or its Restricted Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Lead Borrower or one of its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Holding Company” means any Domestic Subsidiary of the Borrowers that is treated as a disregarded entity for U.S. federal income tax purposes and all of its assets (other than immaterial assets) consist of the ownership of the Equity Interests of one or more CFCs.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, the L/C Issuer and the Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, the Lead Borrower (each such approval not to be unreasonably withheld or delayed); provided, that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Loan Party or any of the Loan Parties’ Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that at all times satisfies the criteria set forth below as determined by the Administrative Agent in its Permitted Discretion and which has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Processor and/or Credit Card Issuer, and in each case originated in the ordinary course of business of such Borrower. Without limiting the foregoing, in order to be an Eligible Credit Card Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (a) the amount of all accrued and actual fees, discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Processor, or Credit Card Issuer pursuant to the terms of any agreement or understanding (written or oral)) and (b) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise determined by the Administrative Agent in its Permitted Discretion, Eligible Credit Card Receivables shall not include any Credit Card Receivable:

(i) which does not constitute an “Account” or “Payment Intangible”(as each is defined in the UCC);

(ii) which is unpaid more than five (5) Business Days after the date of determination of eligibility thereof;

(iii) payable other than in Dollars or Canadian Dollars;

(iv) where such Credit Card Receivable or the underlying contract contravenes any laws, rules or regulations applicable thereto in any material respect, including, rules and regulations relating to truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy or any party to the underlying contract is in violation of any such laws, rules or regulations in any material respect;

(v) which is not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(vi) (A) which is disputed, is with recourse due to the creditworthiness of the cardholder, or with respect to which a claim, chargeback, offset, deduction or counterclaim, dispute or other defense has been asserted (to the extent of such claim, chargeback, offset, deduction or counterclaim, dispute or other defense); or (B) to the extent to which it is subject to any present, or contingent (or any facts (i) exist to the knowledge of Administrative Agent or any Loan Party, or (ii) have been disclosed in the course of any field examination or otherwise, which are the basis for any future) claim, chargeback, offset, deduction or counterclaim, dispute or other defense on the part of an Account Debtor;

(vii) with respect to which a Borrower does not have good, valid and marketable title thereto,

(viii) that is not subject to a perfected first priority security interest in favor of the Administrative Agent or that is subject to any other Lien, other than Liens permitted under clauses (a), (e), (o) and (r) of the definition of Permitted Encumbrances and any other Liens with respect thereto permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent between the holder of such Lien and Administrative Agent;

(ix) which does not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables in all material respects, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (B) in the case of any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language, they shall be true and correct in all respects;

(x) as to which the Credit Card Processor or Credit Card Issuer has the right under certain circumstances to require a Loan Party to repurchase such Credit Card Receivable from such Credit Card Processor or Credit Card Issuer, as the case may be;

(xi) is due from a Credit Card Issuer or Credit Card Processor of the applicable credit card which is the subject of any proceedings under a Debtor Relief Law;

(xii) which is evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent; or

(xiii) which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other eligibility criteria for Credit Card Receivables as the Administrative Agent may determine in its Permitted Discretion.

Any Credit Card Receivables that are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) Which has been shipped from a foreign location for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory has been in transit for sixty (60) days or less from the date of shipment of such Inventory;

(b) For which the purchase order is in the name of a Borrower and title and risk of loss has passed to such Borrower;

(c) For which an Acceptable Document of Title has been issued, and in each case as to which the Administrative Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Administrative Agent, by the delivery of a Customs Broker Agreement with a carrier or freight forwarder);

(d) Which is insured in accordance with the terms of this Agreement to the reasonable satisfaction of the Administrative Agent (including, without limitation, marine cargo insurance);

(e) the Foreign Vendor with respect to such In-Transit Inventory is an Approved Foreign Vendor;

(f) For which payment of the purchase price has been made by any Borrower or the purchase price is supported by a Commercial Letter of Credit; and

(g) Which otherwise would constitute Eligible Inventory;

provided, that, the Administrative Agent may, in its discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Administrative Agent determines that such Inventory is subject to any Person’s right or claim which is (or is capable of being) senior to, or pari passu with, the Lien of the Administrative Agent (such as, without limitation, a right of stoppage in transit) or may otherwise adversely impact the ability of the Administrative Agent to realize upon such Inventory.

Any Inventory that is not Eligible In-Transit Inventory shall nevertheless be part of the Collateral.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (a) Eligible In-Transit Inventory, and (b) items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business deemed by the Administrative Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Administrative Agent, (i) complies with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except in the case of any such representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language, which shall be true and correct in all respects), and (ii) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Administrative Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(A) Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto;

(B) Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(C) Inventory (other than Eligible In-Transit Inventory) that is not located in the United States of America (excluding territories or possessions of the United States) and Canada at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations, or (ii) to the extent that the Borrowers have furnished the Administrative Agent with (A) any UCC or PPSA financing statements or other documents that the Administrative Agent may determine in its Permitted Discretion to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location on terms reasonably acceptable to the Administrative Agent unless the Administrative Agent has established an Availability Reserve with respect to such location;

(D) Inventory that is located in a distribution center leased by a Borrower unless the applicable lessor has delivered to the Administrative Agent a Collateral Access Agreement or the Administrative Agent has established an Availability Reserve with respect to such distribution center;

(E) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or custom items, work in process, raw materials, or that constitute spare parts, promotional, marketing, packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, except in the ordinary course of business of such Borrower, (v) are not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(F) Inventory that is not subject to a perfected first priority security interest in favor of the Administrative Agent or that is subject to any other Lien, other than Liens permitted under clauses (a), (b), (p) and (r) of the definition of Permitted Encumbrances and any other Liens with respect thereto permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent between the holder of such Lien and Administrative Agent;

(G) Inventory that consists of samples, labels, bags, packaging, and other similar non-merchandise categories;

(H) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(I) Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(J) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party (1) from which any Borrower or any of its Restricted Subsidiaries has received notice of a dispute in respect of any such agreement, provided, that, only Inventory which is the subject of such dispute shall be deemed ineligible by Administrative Agent in its Permitted Discretion or (2) unless Administrative Agent determines in its Permitted Discretion that it may sell or otherwise dispose of such Inventory without (a) infringing the rights of such licensor, (b) violating any contract with such licensor, or (c) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(K) Inventory located in a Leased Department in the event that the Leased Department Agreement with respect to such location, permits the applicable Borrower to file a UCC or PPSA financing statement against the Department Lessor, evidencing Borrower’s ownership of such Inventory and Borrower fails to file and maintain such UCC and PPSA Financing Statements;

(L) Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Administrative Agent has completed or received (i) an appraisal of such Inventory from appraisers reasonably satisfactory to the Administrative Agent and establishes an Inventory Advance Rate and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (ii) such other due diligence as the Administrative Agent may require, all of the results of the foregoing to be reasonably satisfactory to the Administrative Agent (provided, that, it is agreed that so long as the Administrative Agent has received at least forty-five (45) days prior notice of such Permitted Acquisition and the Loan Parties reasonably cooperate (and cause the Person being acquired to reasonably cooperate) with the Administrative Agent, the Administrative Agent shall use reasonable efforts to complete such due diligence, engage a third party appraiser and complete such appraisal on or prior to the closing date of such Permitted Acquisition).

Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

“Eligible LC Inventory” shall mean Inventory that would otherwise be Eligible Inventory (other than for its location) that as to which: (a) the Inventory is purchased with and subject to a Letter of Credit, (b) the Inventory is then in transit (whether by vessel, air or land) from a location outside of the continental United States of America to a location permitted hereunder and for which Administrative Agent shall have received such evidence thereof as Administrative Agent may require, (c) the title of the Inventory has passed to, and such Inventory is owned by, a Borrower and for which Administrative Agent shall have received such evidence thereof as Administrative Agent may require, (d) Administrative Agent has received each of the following: (i) a Customs Broker Agreement, duly authorized, executed and delivered by the Customs Broker handling the shipping and delivery of such Inventory, (ii) a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner reasonably acceptable to Administrative Agent and (iii) a copy of the invoice and manifest with respect thereto, (e) the Inventory is either (A) subject to a negotiable bill of lading: (1) that is consigned to a Borrower (unless and until such time as Administrative Agent shall require that the same be consigned to Administrative Agent, then thereafter, that is consigned to Administrative Agent either directly or by means of endorsements), (2) that was issued by the carrier in respect of such Inventory and (3) is either in the possession of the Customs Broker or the subject of a telefacsimile copy that Administrative Agent has received from the issuer of the Letter of Credit Accommodation and as to which Administrative Agent has also received confirmation from such issuer that such document is in transit to Administrative Agent or a Customs Broker or (B) subject to a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of a consolidator or Administrative Agent, or their respective agents) and such negotiable cargo receipt is (1) consigned to a Borrower (unless and until such time as Administrative Agent shall require that the same be consigned to Administrative Agent, then thereafter, that is consigned to Administrative Agent either directly or by means of endorsements), (2) issued by a consolidator in respect of such Inventory and (3) either in the possession of Administrative Agent or a Customs Broker or the subject of a telefacsimile copy that Administrative Agent has received from the issuer of the Letter of Credit Accommodation and as to which Administrative Agent has also received a confirmation from such issuer that such document is in transit to Administrative Agent or a Customs Broker.

Any Inventory that is not Eligible LC Inventory shall nevertheless be part of the Collateral.

“Eligible Receivables” means (x) Customer List and Marketing Services Receivables owing to any Borrower or (y) Leased Department Receivables owing to any Borrower, in each case, deemed by the Administrative Agent in its discretion to be eligible for inclusion in the calculation of the Borrowing Base that satisfy the following criteria at the time of creation and continues to meet the same at the time of such determination: such Customer List and Marketing Receivable or Leased Department Receivable, as the case may be (i) has been earned by performance and represents the bona fide amounts due to a Borrower from an Account Debtor or a Department Lessor, as the case may be, and in each case originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Administrative Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (A) through (V) below. Without limiting the foregoing, to qualify as an Eligible Receivable, such Customer List and Marketing Receivable or Leased Department Receivable, as the case may be shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of such Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Receivable. Except as otherwise agreed by the Administrative Agent, any such Customer List and Marketing Receivable or Leased Department Receivable, as the case may be included within any of the following categories shall not constitute an Eligible Receivable:

(A) any Customer List and Marketing Receivable not evidenced by an invoice, or (ii) any Leased Department Receivable that is not reported to the satisfaction of Administrative Agent in its Permitted Discretion;

(B) (1) if arising under clause (x) above, that have been outstanding for more than ninety (90) days from the date of sale or more than sixty (60) days past the due date or (2) if arising under clause (y) above, that have been outstanding for more than thirty (30) days from the date of sale or more than fifteen (15) days past the due date;

(C) owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible in clause (B) above;

(D) with respect to which a Borrower does not have good, valid and marketable title thereto

(E) that is not subject to a perfected first priority security interest in favor of the Administrative Agent or that is subject to any other Lien, other than Liens permitted under clauses (a), (e), and (r) of the definition of Permitted Encumbrances and any other Liens with respect thereto permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent between the holder of such Lien and Administrative Agent;

(F) which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(G) which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of the Borrowers or are not payable in Dollars or Canadian Dollars;

(H) [Reserved];

(I) which are owed by any Affiliate or any employee of a Loan Party;

(J) for which all material consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the Account Debtor or in connection with the enforcement of such Account by the Administrative Agent have not been duly obtained, effected or given and are not in full force and effect;

(K) due from an Account Debtor which is the subject of any proceeding under any Debtor Relief Laws, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(L) due from any Governmental Authority except to the extent that the subject Account Debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation or is the federal government of Canada and has complied with the Financial Administration Act (Canada) and any similar provincial legislation;

(M) (1) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Restricted Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent in its Permitted Discretion or (2) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Restricted Subsidiaries to discounts on future purchase therefrom;

(N) arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set off or charge back;

(O) arising out of sales to Foreign Account Debtors other than those amounts arising out of sales to Foreign Account Debtors in Approved Foreign Jurisdictions (provided, that, the maximum aggregate Dollar amount of all such Receivables owing by all Account Debtors located in Approved Foreign Jurisdictions and deemed Eligible Receivables and Eligible Trade Receivables included in the Borrowing Base at any time shall not exceed $1,000,000 or such greater amount as the Administrative Agent shall otherwise agree in its Permitted Discretion), provided, further, that if such Foreign Account Debtor (i) is not located in an Approved Foreign Jurisdiction (or the maximum amount which may be included in the Borrowing Base as set forth above would be exceeded whether as a result of the Receivables owing by one or more Foreign Account Debtors), or (ii) is the government of any foreign country or sovereign state, or of any state or public corporation or other instrumentality thereof, then in each case, such Receivable shall be deemed eligible pursuant to this clause (O) in the event that either (1) the Receivable is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent in its Permitted Discretion (as to form, substance (including amount), and issuer or domestic confirming bank), or (2) the Receivable is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Administrative Agent determined in its Permitted Discretion; provided, that, if such Receivable is owed by a Foreign Account Debtor in an Approved Foreign Jurisdiction without a letter of credit or credit insurance in support of such Receivable, then promptly upon Administrative Agent’s request, each Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Administrative Agent in its Permitted Discretion to perfect the security interests of Administrative Agent in those Accounts of Foreign Account Debtors and take or cause to be taken such other and further actions as Administrative Agent may request to enable Administrative Agent as secured party with respect thereto to collect such Accounts under such applicable laws; notwithstanding the foregoing, Borrower may request that Administrative Agent consider the inclusion of Receivables owed by Foreign Account Debtors which do not meet the eligibility criteria set forth in this clause (O), and Administrative Agent agrees that it shall consider the eligibility of those Receivables, on a case by case basis in its Permitted Discretion;

(P) payable other than in Dollars or Canadian Dollars or that are otherwise on terms other than those normal and customary in the Loan Parties’ business;

(Q) evidenced by a promissory note or other instrument;

(R) consisting of amounts due from vendors as rebates or allowances;

(S) which are in excess of the credit limit for such Account Debtor established by the Loan Parties in the ordinary course of business and consistent with practices of the Loan Parties in effect on November 1, 2012;

(T) which include extended payment terms (datings) beyond those generally furnished to other Account Debtors in the ordinary course of business;

(U) which constitute Credit Card Receivables or Accounts which constitute Eligible Trade Receivables;

(V) with respect to which there exists a material breach under the applicable Customer List and Marketing Agreement or Leased Department Agreement (or such agreement has been terminated) pursuant to which such Receivable was created;

(W) which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other eligibility criteria for Eligible Credit Card Receivables as the Administrative Agent may determine in its Permitted Discretion.

Any Receivables that are not Eligible Receivables shall nevertheless be part of the Collateral.

“Eligible Trade Receivables” means Accounts created by any Borrower arising out of the sale of finished goods Inventory other than to retail customers deemed by the Administrative Agent in its discretion to be eligible for inclusion in the calculation of the Borrowing Base arising from the sale of the Borrowers’ Inventory (other than those consisting of Credit Card Receivables, Customer and Marketing Services Receivables, and Leased Department Receivables) that satisfy the following criteria at the time of creation and continue to meet the same at the time of such determination: such Account (a) has been earned by performance and represent the bona fide amounts due to a Borrower from an Account Debtor, and in each case originated in the ordinary course of business of such Borrower, and (b) in each case is acceptable to the Administrative Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (s) below. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Trade Receivable. Except as otherwise agreed by the Administrative Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(A) that are not evidenced by an invoice;

(B) that have been outstanding for more than ninety (90) days from the date of sale or more than sixty (60) days past the due date;

(C) owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible in clause (B), above.

(D) with respect to which a Borrower does not have good, valid and marketable title thereto;

(E) that is not subject to a perfected first priority security interest in favor of the Administrative Agent or that is subject to any other Lien, other than Liens permitted under clauses (a), (e), and (r) of the definition of Permitted Encumbrances and any other Liens with respect thereto permitted under this Agreement that are subject to an intercreditor agreement in form and substance reasonably satisfactory to Administrative Agent between the holder of such Lien and Administrative Agent;

(F) which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(G) which arise out of any sale made not in the ordinary course of business, made on a basis other than upon credit terms usual to the business of the Borrowers or are not payable in Dollars or Canadian Dollars;

(H) [Reserved];

(I) which are owed by any Affiliate or any employee of a Loan Party;

(J) for which all material consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the Account Debtor or in connection with the enforcement of such Account by the Administrative Agent have not been duly obtained, effected or given and are not in full force and effect;

(K) due from an Account Debtor which is the subject of any proceeding under any Debtor Relief Laws, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

(L) due from any Governmental Authority except to the extent that the subject Account Debtor is the federal government of the United States of America and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation and has complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation or is the federal government of Canada and has complied with the Financial Administration Act (Canada) and any similar provincial legislation;

(M) (1) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Restricted Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent in its Permitted Discretion or (2) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Restricted Subsidiaries to discounts on future purchase therefrom;

(N) arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, set off or charge back;

(O) arising out of sales to Foreign Account Debtors other than those amounts arising out of sales to Foreign Account Debtors in Approved Foreign Jurisdictions (provided, that, the maximum aggregate Dollar amount of all such Receivables owing by all Account Debtors located in Approved Foreign Jurisdictions and deemed Eligible Receivables and Eligible Trade Receivables included in the Borrowing Base at any time shall not exceed $1,000,000 or such greater amount as the Administrative Agent shall otherwise agree in its Permitted Discretion), provided, further, that if such Foreign Account Debtor (i) is not located in an Approved Foreign Jurisdiction (or the maximum amount which may be included in the Borrowing Base as set forth above would be exceeded whether as a result of the Receivables owing by one or more Foreign Account Debtors), or (ii) is the government of any foreign country or sovereign state, or of any state or public corporation or other instrumentality thereof, then in each case, such Receivable shall be deemed eligible pursuant to this clause (O) in the event that either (1) the Receivable is supported by an irrevocable letter of credit reasonably satisfactory to Administrative Agent in its Permitted Discretion (as to form, substance (including amount), and issuer or domestic confirming bank), or (2) the Receivable is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to Administrative Agent determined in its Permitted Discretion; provided, that, if such Receivable is owed by a Foreign Account Debtor in an Approved Foreign Jurisdiction without a letter of credit or credit insurance in support of such Receivable, then promptly upon Administrative Agent’s request, each Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Administrative Agent in its Permitted Discretion to perfect the security interests of Administrative Agent in those Accounts of Foreign Account Debtors and take or cause to be taken such other and further actions as Administrative Agent may request to enable Administrative Agent as secured party with respect thereto to collect such Accounts under such applicable laws; notwithstanding the foregoing, Borrower may request that Administrative Agent consider the inclusion of Receivables owed by Foreign Account Debtors which do not meet the eligibility criteria set forth in this clause (O), and Administrative Agent agrees that it shall consider the eligibility of those Receivables, on a case by case basis in its Permitted Discretion;

(P) [Reserved];

(Q) evidenced by a promissory note or other instrument;

(R) consisting of amounts due from vendors as rebates or allowances;

(S) which are in excess of the credit limit for such Account Debtor established by the Loan Parties in the ordinary course of business and consistent with practices of the Loan Parties in effect on November 1, 2012;

(T) which include extended payment terms (datings) beyond those generally furnished to other Account Debtors in the ordinary course of business;

(U) which constitute Credit Card Receivables, Leased Department Receivables or Customer List and Marketing Agreement Receivables or

(V) which the Administrative Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other eligibility criteria for Eligible Trade Receivables as the Administrative Agent may determine in its Permitted Discretion.

Any Receivables that are not Eligible Trade Receivables shall nevertheless be part of the Collateral.

“Environmental Laws” means any and all Federal, provincial, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution or the protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Lead Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Lead Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Lead Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excess Availability” means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of: (a) The Loan Cap minus (b) the aggregate unpaid balance of Credit Extensions to, or for the account of, the Borrowers.

“Excluded DDAs” means any DDA exclusively used (a) for trust, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Borrower’s or Guarantor’s employees, or (b) after the incurrence of Permitted Term Loan Indebtedness, to hold proceeds of Term Loan Priority Collateral, subject to the Term Loan Intercreditor Agreement, unless and until the release of the Lien therein of the Term Loan Agent.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by applicable law, regulation or contractual obligation from guaranteeing or providing collateral for the Obligations (only to the extent such prohibition is applicable and not rendered ineffective) or would require a governmental (including regulatory) consent, approval, license or authorization in order to provide such guarantee, (b) any Domestic Holding Company, (c) any CFC and any direct or indirect Domestic Subsidiary of such CFC and (d) any Subsidiary that is not a Wholly-Owned Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Loan Parties hereunder, (a) any tax imposed on or measured by, in whole or in part, the revenue, net income, net profits, net assets, capital or net worth of, and franchise taxes imposed on, any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) (i) in which such Lender or such Participant is organized (ii) in which such Lender’s or such Participant’s principal office is located, (iii) in which such Lender or such Participant is doing business, including, branch profits taxes and branch interest taxes (other than solely as a result of entering into any Loan Document or taking any action contemplated thereunder), (iv) in which it has a present or former connection other than as a result of the Loan Documents or taking any action contemplated thereunder or (v) in the case of any Foreign Lender, in which its applicable Lending Office is located, in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (b) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 3.01(e), (c) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Borrower is located, (d) in the case of a Foreign Lender, any United States federal withholding taxes imposed on amounts payable to such Foreign Lender as a result of such Foreign Lender’s failure to comply with FATCA to establish a complete exemption from withholding thereunder, and (e) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (1) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 3.01(e), if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (2) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a Change in Law.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Credit Agreement” means the Credit Agreement dated November 1, 2012, among the Borrowers, Guarantor, Administrative Agent and the lenders party thereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business, including tax refunds, pension plan reversions, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“Facility Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other Secured Parties, in form reasonably satisfactory to the Administrative Agent.

“Factored Receivables” means any Accounts of a Loan Party which have been factored or sold by an Account Debtor of a Loan Party to Wells Fargo or any of its Affiliates pursuant to a factoring arrangement or otherwise.

“FATCA” means current Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is that is substantively comparable and not materially more burdensome to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Amended and Restated Fee Letter Agreement, dated of even date herewith, among the Lead Borrower, the Administrative Agent and the Arranger.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“Fiscal Month” means any fiscal month of any Fiscal Year, each of which ends on or about the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties, subject to change in accordance with Section 7.13.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, each of which ends on or about the last day of each April, July, October and January of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties, subject to change in accordance with Section 7.13.

“Fiscal Year” means any period of twelve consecutive Fiscal Months ending on the Saturday closest to January 31st of any calendar year, subject to change in accordance with Section 7.13.

“Foreign Account Debtor” means an Account Debtor which (i) does not maintain its chief executive office in the United States, Puerto Rico or Canada, and (B) is not organized under the laws of the United States, Puerto Rico, or Canada, or any state or province thereof.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.

“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of a Borrower purchased from such Foreign Vendor.

“Formation” means the creation of any Person by a Loan Party of any of its Subsidiaries.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means each Restricted Subsidiary of the Lead Borrower in existence on the Restatement Effective Date (other than another Borrower) and each other Restricted Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.12.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(c).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions that may have been reimbursed) of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts and accrued expenses payable in the ordinary course of business which are not past due more than sixty (60) days after their applicable due date and (ii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) All Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (e) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world and including the goodwill associated therewith; copyrights, copyrightable works (registered or unregistered) and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications and patent disclosures; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, all rights in computer software including source codes, object codes, and executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, dated as of November 1, 2012, among the Loan Parties and the Administrative Agent, granting a Lien in the Intellectual Property and certain other assets of the Loan Parties, as amended and in effect from time to time.

“Intercreditor Agreement” means the Intercreditor Agreement, dated of even date herewith, among the Borrowers, the Guarantors, the Administrative Agent, and the Term Loan Agent in form and substance reasonably satisfactory to the Administrative Agent, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith. Notwithstanding anything to the contrary set forth herein, the Interceditor Agreement is a “Term Loan Intercreditor Agreement” for all purposes in connection with this Agreement.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that, if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day after the end of each month and the Maturity Date.

“Interest Period” means, as to each LIBO Rate Loan, the period commencing on the date such LIBO Rate Loan is disbursed or converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower in its Committed Loan Notice; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date; and

(d) notwithstanding the provisions of clause (iii) unless Consented to by all Lenders, no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBO Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location outside of the continental United States to a location of a Borrower that is within the continental United States.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means such reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the market value of the Eligible Inventory to the extent not addressed in the calculation of Net Recovery Percentage. Without limiting the generality of the foregoing, Inventory Reserves may, in the Administrative Agent’s Permitted Discretion, include (but are not limited to) reserves based on: (a) obsolescence; (b) seasonality; (c) Shrink; (d) imbalance; (e) change in Inventory character; (f) change in Inventory composition; (g) change in Inventory mix; (h) markdowns (both permanent and point of sale); (i) retail markons and markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; (j) returns to vendors, (k) out-of-date and/or expired Inventory, (l) inventory in the possession of any bailee, (m) damaged Inventory and (n) design room Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, applicable, and any other document, agreement and instrument entered into by the L/C Issuer and the applicable Borrower (or any Restricted Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Administrative Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Administrative Agent may determine.

“Landlord Lien State” means such state(s) in which a landlord’s claim for rent may have priority over the Lien of the Administrative Agent in any of the Collateral.

“Laws” means each international, foreign, Federal, state, provincial and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Administrative Agent and prior to the occurrence and continuance of an Event of Default, the consent of the Lead Borrower) (b) any other Lender selected by the Administrative Agent in its discretion. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer and/or for such Affiliate to act as an advising, transferring, confirming and/or nominated bank in connection with the issuance or administration of any such Letter of Credit, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Lead Borrower” has the meaning specified in the introductory paragraph hereto.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount available to be drawn under all outstanding Letters of Credit. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of UCP 600, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Leased Department” means the space licensed by any Loan Party from a Department Lessor pursuant to an applicable Leased Department Agreement.

“Leased Department Agreements” means agreements entered into from time to time by any of the Loan Parties, pursuant to which a Borrower licenses a portion of the space from a Department Lessor, including without limitation the agreements listed on Schedule 1.01(b), as the same may be amended, modified, replaced, extended or renewed from time to time.

“Leased Department Receivable” means a Receivable owing by a Department Lessor to a Borrower arising out of a Leased Department Agreement.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Administrative Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, that, if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

“LIBO Borrowing” means a Borrowing comprised of LIBO Rate Loans.

“LIBO Rate” means for any Interest Period with respect to a LIBO Rate Loan, the rate per annum rate which appears on the Reuters Screen LIBOR01 page as of 11:00 a.m., London time, on the second London Business Day preceding the first day of such Interest Period (or if such rate does not appear on the Reuters Screen LIBOR01 Page, then the rate as determined by the Agent from another recognized source or interbank quotation), for a term, and in an amount, comparable to the Interest Period and the amount of the LIBO Rate Loan requested (whether as an initial LIBO Rate Loan or as a continuation of a LIBO Rate Loan or as a conversion of a Base Rate Loan to a LIBO Rate Loan) by Borrowers in accordance with this Agreement (and, if any such rate is below zero, the LIBO Rate shall be deemed to be zero), which determination shall be made by Administrative Agent and shall be conclusive in the absence of manifest error. If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBO Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“LIBO Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBO Rate.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, any Lease or other agreement constituting or giving rise to a Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidation” means the exercise by the Administrative Agent of those rights and remedies accorded to it under the Loan Documents and applicable Law as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Administrative Agent, of any public, private or “going out of business”, “store closing”, or other similarly themed sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by or on behalf of a Lender to a Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Facility Guaranty, and any other instrument or agreement, including the Intercreditor Agreement and all other Term Loan Intercreditor Agreements, now or hereafter executed and delivered in connection herewith, or in connection with any transaction arising out of any Cash Management Services and Bank Products provided by the Administrative Agent or any of its Affiliates, each as amended and in effect from time to time; provided, that, for purposes of the definition of “Material Adverse Effect” and Article VIII, “Loan Documents” shall not include agreements relating to Cash Management Services and Bank Products.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“London Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, liabilities (actual or contingent), or financial condition of any Loan Party or the Lead Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Loan Party, each contract or agreement which is a “material contract” within the meaning of item 601(b)(10)(ii) of Regulation S-K (as in effect on the November 1, 2012), whether or not Lead Borrower and its Restricted Subsidiaries are required to comply with the Securities Laws.

“Material Indebtedness” means (a) any individual Indebtedness (other than the Obligations) of the Loan Parties and Restricted Subsidiaries in an aggregate principal amount exceeding $7,500,000, and (b) Permitted Term Loan Indebtedness. For purposes of determining the amount of Material Indebtedness at any time, (i) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (ii) undrawn committed or available amounts shall be included with respect to Permitted Term Loan Indebtedness, and (iii) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means March 25, 2021.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means each and every fee and leasehold mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning or holding the leasehold interest in the Real Estate encumbered thereby in favor of the Administrative Agent.

“Mortgage Policy” has the meaning specified in the definition of Real Estate Eligibility Requirements.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Restricted Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Administrative Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Restricted Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates), (C) taxes paid or reasonably estimated to be payable in connection therewith, (D) in the case of any Disposition or casualty event by a non-Wholly-Owned Subsidiary, the pro-rata portion of the Net Proceeds thereof (calculated without regard to this clause (D)) attributable to minority interests and not available for distribution to or for the account of the Borrowers or a Wholly-Owned Subsidiary as a result thereof, and (E) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrowers or their Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, it being understood that “Net Proceeds” shall include the amount of any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E); and

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Restricted Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the investment banking fees, underwriting discounts and commissions, costs and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Restricted Subsidiary in connection therewith.

“Net Recovery Percentage” means the fraction, expressed as a percentage (a) the numerator of which is the amount equal to the recovery on the aggregate amount of the applicable category of Eligible Inventory at such time on a “going out of business sale” basis for such Inventory, as set forth in the most recent acceptable (as determined by Administrative Agent in its Permitted Discretion) inventory appraisal received by Administrative Agent, in accordance with the requirements of this Agreement, net of operating expenses, liquidation expenses and commissions reasonably anticipated in the disposition of such assets and (b) the denominator of which is the Book Value of the aggregate amount of the Eligible Inventory subject to such appraisal. The Net Recovery Percentage shall be based on the applicable percentage in the most recent acceptable (as determined by Administrative Agent in its Permitted Discretion) appraisal conducted as set forth in Section 6.10.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-Loan Party” means any Subsidiary of the Lead Borrower that is not a Loan Party.

“Note” means (a) a promissory note made by the Borrowers in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C-1, and (b) the Swing Line Note, as each may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided, that, the Obligations shall not include any Excluded Swap Obligations.

“Occurrence Update Schedules” means each of Schedule 5.01 (Loan Parties Organizational Information), 5.05 (Material Indebtedness), 5.06 (Litigation), 5.09 (Environmental Matters), 5.10 (for primary casualty insurance policies that cover Collateral), 5.11 (Tax Sharing Agreements), 5.13 (Subsidiaries; Other Equity Investments), 5.17 (Intellectual Property Matters), and 5.21(b) (Credit Card Agreements).

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the SDN List and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity, and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Liabilities” means (a) any obligation on account of (i) any Cash Management Services furnished to any of the Loan Parties or any of their Restricted Subsidiaries and/or (ii) any transaction with Administrative Agent or any of its Affiliates, which arises out of any Bank Product entered into with any Loan Party and any such Person, as each may be amended from time to time; and (b) any liability with respect to Factored Receivables.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Excess Availability is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Patriot Act” shall have the meaning specified in Section 10.17.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) as of the date of any such transaction or payment, and after giving effect thereto no Event of Default then exists or would arise as a result of entering into such transaction or the making such payment, (b) as of the date of any such transaction or payment, and after giving effect to any such transaction or payment, on a pro forma basis using the most recent calculation of the Borrowing Base immediately prior to any such payment, Excess Availability shall be not less than fifteen percent (15%) of the lesser of (i) the Borrowing Base (calculated without giving effect to the Term Loan Reserve) or (ii) the Aggregate Commitments, and (c) Administrative Agent shall have received projections (in form satisfactory to Administrative Agent in its Permitted Discretion) for the six (6) month period after the date of such transaction or payment showing, on a pro forma basis after giving effect thereto, minimum Excess Availability at all times during such period of not less than fifteen percent (15%) of the lesser of (i) the Borrowing Base or (ii) the Aggregate Commitments. Prior to (A) undertaking a Permitted Acquisition, (B) incurring any Material Indebtedness or (C) making of any Permitted Investment or Restricted Payment in excess of $5,000,000 which is subject to the satisfaction of Payment Conditions, the Loan Parties shall deliver to the Administrative Agent evidence of satisfaction of the conditions contained in clause (b) and (c) above on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Administrative Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Lead Borrower or any ERISA Affiliate or to which the Lead Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Periodic Update Schedules” shall mean each of Schedules 5.08(b)(1) (Owned Real Estate), 5.08(b)(2) (Leased Real Estate), 5.10 (for policies other than primary casualty policies that cover Collateral), 5.21(a) (Demand Deposit Accounts), 7.01 (Existing Liens), 7.02 (for Investments greater than $5,000,000 (Existing Investments), and 7.09 (Transactions with Affiliates).

“Permitted Acquisition” means:

(a) an Acquisition or Formation of any Excluded Subsidiary, so long as (i) no Event of Default then exists or would arise from the consummation of such Acquisition or Formation; and (ii) as of the date of any such Acquisition or Formation, and after giving effect thereto, the Loan Parties shall have satisfied the Payment Conditions; and

(b) any other Acquisition or Formation in which all of the following conditions are satisfied:

(i) no Default or Event of Default then exists or would arise from the consummation of such Acquisition or Formation;

(ii) in the case of an Acquisition of a majority (or more) of the Equity Interests of a Person, such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(iii) in the case of any Acquisition where the consideration to be paid for such Acquisition equals or exceeds $2,000,000, the Lead Borrower shall have furnished the Administrative Agent with thirty (30) days’ prior written notice of such intended Acquisition and shall have furnished the Administrative Agent with a current draft of the Acquisition Documents (and final copies thereof as and when executed), a summary of any due diligence undertaken by the Loan Parties in connection with such Acquisition, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a Consolidated basis with all Loan Parties), and such other information as the Administrative Agent may reasonably require, all of which shall be reasonably satisfactory to the Administrative Agent;

(iv) after giving effect to the Acquisition or Formation, if the Acquisition is an Acquisition of the Equity Interests, a Loan Party shall acquire and own, directly or indirectly, a majority of the Equity Interests in the Person being acquired and shall Control a majority of any voting interests or shall otherwise Control the governance of the Person being acquired or formed;

(v) such Acquisition or Formation shall be with respect to an operating company or division or line of business that engages in a line of business substantially similar, reasonably related or incidental to, or a logical extension of, the Business;

(vi) if the Person which is the subject of such Acquisition or Formation will be maintained as a Restricted Subsidiary of a Loan Party, or if the assets acquired in an acquisition will be transferred to a Subsidiary which is to be a Loan Party, such Subsidiary shall have been joined as a “Borrower” hereunder or as a Guarantor, as the Administrative Agent shall determine in its Permitted Discretion, and the Administrative Agent shall have received a first priority security and/or mortgage interest (except for those Permitted Encumbrances that have priority in such Collateral by operation of law and except as to the Term Loan Priority Collateral, for the Liens of the Term Loan Agent to the extent provided in the Term Loan Intercreditor Agreement) in such Subsidiary’s Equity Interests, Inventory, Accounts, Real Estate and other property of the same nature as constitutes collateral under the Security Documents; provided, that, in the event such Subsidiary is joined as a “Borrower” the assets of such Person will only be eligible after a satisfactory field examination, appraisals and legal diligence is conducted by Administrative Agent in its Permitted Discretion; and

(vii) as of the date of any such investment or acquisition and the date of any payment in respect thereof, and after giving effect thereto, the Loan Parties shall have satisfied the Payment Conditions.

“Permitted Discretion” means, as used in this Agreement, with reference to the Administrative Agent, a determination made in good faith in the exercise of its reasonable business judgment based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.

“Permitted Disposition” means any of the following so long as no Event of Default exists or will result therefrom:

(a) Dispositions of Inventory in the ordinary course of business which for this purpose does not include any Disposition in connection with a Store closing or sale of a Store location;

(b) bulk sales or other Dispositions of the Inventory of a Loan Party in connection with the closing of retail store locations, locations within department or specialty stores or other locations in which a Loan Party leases or licenses a portion of the space in such store in the ordinary course of the business of such Loan Party, in an arm’s length transaction, provided, that, (i) such closings and related sales or other Dispositions of Inventory shall not exceed (A) in any Fiscal Year of the Lead Borrower, twenty percent (20%) of the retail stores of Loan Parties (which does not include store relocations, locations which are closed in connection with the opening of a combination store or superstore, locations within department or specialty stores or other locations in which a Loan Party leases or licenses a portion of such store or international locations where Inventory is not included in the Collateral) in any Fiscal Year of the Lead Borrower as of the beginning of such Fiscal Year (net of openings of new retail store locations) and (B) in the aggregate from and after November 1, 2012, thirty-five percent (35%) of the retail store locations of Loan Parties (which does not include store relocations, locations which are closed in connection with the opening of a combination store or superstore, locations within department or specialty stores or other locations in which a Loan Party leases or licenses a portion of such store or international locations where Inventory is not included in the Collateral) in existence as of November 1, 2012 (net of new store openings), and (ii) all sales of Inventory in connection with Store closings shall be in accordance with liquidation agreements and with professional liquidators reasonably acceptable to Administrative Agent; provided, that, (A) all Net Proceeds received in connection therewith are applied to the Obligations if then required in accordance with Section 2.05 hereof, and (B) no such liquidation agreement or professional liquidators shall be required to the extent such sales of Inventory are limited to the closing of a single Store;

(c) non-exclusive licenses of Intellectual Property of a Loan Party in the ordinary course of business, so long as such Dispositions are permitted under the terms of the Term Loan Documents;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided, that, if requested by the Administrative Agent, the Administrative Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Administrative Agent;

(e) Dispositions of obsolete, worn out, used or surplus Equipment, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property, no longer used or useful in the conduct of the business of the Loan Parties;

(f) sales, transfers and Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;

(g) [Reserved];

(h) (i) the making of Permitted Investments, (ii) the granting of or suffering to permit of Permitted Encumbrances, (iii) transactions permitted under Section 7.04, (iv) the making of Restricted Payments permitted under Section 7.06, and (v) transfers of property subject to a Casualty Event upon receipt of the Net Proceeds of such Casualty Event;

(i) sales of Real Estate of any Loan Party (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms;

(j) the sale or abandonment of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business that is not material and is no longer used or useful in the business of any Loan Party, is not affixed to or used in connection with any of the Collateral or any of the books and records of such Loan Party relating to the Collateral and in the case of abandonment, does not have any material value, so long as such actions are permitted under the terms of the Term Loan Documents;

(k) Dispositions by or of any Excluded Subsidiary (including the Equity Interests thereof);

(l) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business of any Loan Party and which do not materially interfere with the business of the Loan Parties, taken as a whole;

(m) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n) the sale or discount of Receivables arising in the ordinary course of business but only in connection with the collection or compromise thereof; provided, that, no sale or discount of Eligible Credit Card Receivables, Eligible Trade Receivables, or Eligible Receivables shall be permitted pursuant to this clause (n) unless the applicable Loan Party shall have (i) delivered to the Administrative Agent written notice of such disposition in reasonable detail and (ii) if requested by Administrative Agent an updated Borrowing Base Certificate;

(o) to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Loan Parties that is not in contravention of Section 7.08 other than Accounts and Inventory;

(p) the unwinding of any Swap Contract;

(q) (i) any involuntary loss, damage or destruction of property of any Loan Party or (ii) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property of any Loan Party;

(r) Dispositions of cash and Cash Equivalents in a manner that is not prohibited by this Agreement or the other Loan Documents;

(s) sales or other Dispositions of assets of the Loan Parties in connection with the Disposition of any Real Estate, buildings or related assets, or the sale or other Disposition of any line of business and related assets and liabilities (in each case, excluding Term Loan Priority Collateral), provided, that, as to any such sale or other Disposition, each of the following conditions is satisfied:

(i) in the event of a Disposition of any line of business and related assets and liabilities, not less than seventy-five percent (75%) of the consideration to be received by the Loan Parties shall be paid or payable in cash and shall be paid contemporaneously with consummation of the transaction or otherwise on terms and conditions reasonably satisfactory to Administrative Agent,

(ii) the consideration received by such Loan Party in respect of the sale or other Disposition of such assets shall be for the fair value of such assets determined in a commercially reasonable manner based on an arm’s length transaction,

(iii) in the case of any sale or other Disposition of any assets of a category included in the Borrowing Base, as of the date of such sale or other Disposition and after giving effect thereto, using the most recent calculation of the Borrowing Base prior to the date of any such sale or other Disposition, on a pro forma basis, Excess Availability shall be not less than twenty percent (20%) of the lesser of (A) the Aggregate Commitments or (B) the Borrowing Base (calculated without giving effect to the Term Loan Reserve), and Administrative Agent shall have received an updated Borrowing Base Certificate reflecting the Disposition of such assets,

(iv) at any time a Cash Dominion Event exists, the Net Proceeds from any such sale or other Disposition, shall be applied to the Obligations (subject to the Intercreditor Agreement) to the extent required herein,

(v) if the aggregate book value of the assets subject to the applicable Disposition exceeds $10,000,000, prior to such Disposition, Lead Borrower shall provide to Administrative Agent updated financial projections (after giving effect to such Disposition for the twelve (12) month period following such Disposition), and

(vi) as of the date of any such sale or other Disposition, and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(t) the issuance and sale by Lead Borrower of Equity Interests of Lead Borrower (including any purchase option, call or similar right of a third party with respect to the Equity Interests of the Lead Borrower) after the date hereof; provided, that, (i) Lead Borrower shall not be required to pay any cash dividends or repurchase or redeem such Equity Interests or make any other payments in respect thereof except to the extent permitted by Section 7.06, and (ii) at any time during the occurrence and continuance of a Cash Dominion Event, all of the Net Proceeds of the sale and issuance of such Equity Interests shall be applied to the Obligations (subject to the Intercreditor Agreement) if then required in accordance with Section 2.05 hereof, and

(u) other Dispositions of property by Loan Parties and Restricted Subsidiaries not otherwise permitted pursuant to clauses (a) through (t) above (but not including any Revolving Loan Priority Collateral), the proceeds of which when aggregated with the proceeds of all other Dispositions made pursuant to this clause (u) in any Fiscal Year are less than $1,000,000; provided, that, the Net Proceeds thereof shall be applied or held as required hereunder.

“Permitted Encumbrances” means:

(a) Liens for Taxes that are not yet delinquent (and remain payable without penalty) or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue or if they are overdue the amount secured is not in excess of $250,000 individually, and $2,000,000 in the aggregate or are otherwise being contested in compliance with Section 6.04;

(c) (i) pledges and deposits of cash and Cash Equivalents made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA and (ii) pledges and deposits of cash and Cash Equivalents in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Loan Party or any Subsidiary thereof;

(d) deposits of cash and Cash Equivalents to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) easements, covenants, conditions, restrictions, encroachments, building code laws, zoning restrictions, rights-of-way, protrusions and similar encumbrances and title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and that in the aggregate do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Loan Parties, taken as a whole and such other title defects or survey matters in the aggregate that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the Real Estate;

(g) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided, that, (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(h) purchase money Liens on improvements to, fixtures located on, Equipment located at or on, or the construction of any addition to any Real Estate or additional buildings at any Real Estate securing Indebtedness permitted under clause (l) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within sixty (60) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties other than the proceeds of the disposition of such Real Estate, fixtures or Equipment;

(i) Liens in favor of the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties pursuant to the Loan Documents to secure the Obligations;

(j) Statutory or common law Liens of landlords and other like Liens or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens arise in the ordinary course of business and secure obligations not overdue for a period of more than thirty (30) days;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and Permitted Investments, provided, that, such liens (i) attach only to such Investments and the proceeds thereof and (ii) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) purported Liens arising from precautionary UCC filings or similar public filings regarding operating leases or the consignment of goods;

(n) voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that, such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Restricted Subsidiary;

(o) Liens or rights of setoff against credit balances of Borrowers with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Loan Parties in the ordinary course of business, but not Liens on or rights of setoff against any other property or assets of Loan Parties, pursuant to the Credit Card Agreements to secure the obligations of Loan Parties to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(p) Liens on Inventory in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods;

(q) Liens on the fixed or capital assets acquired by any Loan Party with the proceeds of the Indebtedness described in clause (c) of the definition of “Permitted Indebtedness” below so long as (A) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (B) the Indebtedness secured thereby consists only of the Indebtedness that was incurred to pay the purchase price for the purchase or acquisition of the property and such Indebtedness does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition, and (C) such Liens shall not extend to any other property or assets of the Loan Parties;

(r) Liens on the Collateral to secure the Permitted Term Loan Indebtedness, provided, that, such Liens are on the terms and conditions described the definition of the term “Permitted Term Loan Indebtedness” and such Liens on the Revolving Loan Priority Collateral are subordinated to the Liens in favor of the Administrative Agent on such Revolving Loan Priority Collateral and are otherwise subject to the terms of the Term Loan Intercreditor Agreement applicable thereto;

(s) encumbrances referred to in Schedule B of the Mortgage Policies insuring the Mortgages;

(t) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Loan Parties, taken as a whole, or (ii) secure any Indebtedness;

(u) Liens relating to banker’s Liens (including Liens of a collection bank arising under Section 4-208 of the Uniform Commercial Code), Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries in the ordinary course of business only to secure customary fees and charges related to the maintenance and operation of accounts maintained with such depository institution or securities intermediaries;

(v) Liens solely on any Cash deposits or Cash Equivalents of any Loan Party (other than Qualified Cash) by the Loan Parties in connection with any letter of intent or purchase agreement in respect of any Permitted Investment;

(w) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease entered into in the ordinary course of business;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods (including Inventory having a Value not in excess of $1,000,000) entered into by any Loan Party in the ordinary course of business;

(y) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness (other than Indebtedness described in clause (e) of the definition thereof), (ii) relating to pooled deposit or sweep accounts of any Loan Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of such Loan Party and (iii) relating to purchase orders and other agreements entered into with customers of any Loan Party in the ordinary course of business;

(z) Liens on insurance policies owned by any Loan Party and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) deposits of cash and Cash Equivalents made by any Loan Party held by the owner or lessor of premises leased and operated by any of the Loan Parties in the ordinary course of business of the Loan Parties to secure the performance of the Loan Parties’ obligations under the terms of the lease for such premises;

(bb) transactions described in Section 7.01 that constitute Dispositions to the extent that such Dispositions are Permitted Dispositions;

(cc) Liens on the Equity Interests of Lead Borrower in favor of third parties consisting of any purchase options, calls or similar rights of third parties;

(dd) Liens on Real Estate (together with Liens on improvements, fixtures and Equipment located on such Real Estate) securing Indebtedness to the extent such Indebtedness is permitted under clause (f) of the definition of Permitted Indebtedness (and any Permitted Refinancing thereof) so long as such Liens do not extend to any other property or assets (other than proceeds) of the Loan Parties other than such Real Estate (or fixtures, improvements, or Equipment located thereon);

(ee) Reserved; and

(ff) without duplication of, or aggregation with, any other Liens on the assets of Borrowers permitted under any other clause of this definition, other Liens (other than Liens on Accounts and Inventory) securing obligations (other than in respect of Indebtedness for borrowed money) in an aggregate principal amount not exceeding $1,000,000 at any one time outstanding.

“Permitted Indebtedness” means each of the following as long as no Event of Default exists on the date of such incurrence or would arise from the incurrence thereof:

(a) Indebtedness and other obligations outstanding on the date hereof and listed on Schedule 7.03(a) and any Permitted Refinancing thereof;

(b) Indebtedness of (i) any Loan Party to any other Loan Party and (ii) any Loan Party to any Excluded Subsidiary to the extent such Indebtedness is subordinated on terms and conditions reasonably satisfactory to the Administrative Agent in its Permitted Discretion;

(c) purchase money Indebtedness of any Loan Party to finance the acquisition of any fixed or capital assets (other than Real Estate), including Capital Lease Obligations and Synthetic Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided, that, the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $15,000,000 at any time outstanding, plus Additional PMSI Indebtedness up to a maximum amount outstanding at any time not to exceed the Additional Maximum PMSI Debt Amount;

(d) obligations (contingent or otherwise) of any Loan Party existing or arising under any Swap Contract, provided, that, such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, commodities pricing risks or foreign exchange rates, and not for purposes of speculation or taking a “market view”;

(e) contingent liabilities under performance, bid, appeal and surety bonds and performance and completion guarantees or similar obligations or obligations incurred in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, incurred in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding worker compensation claims;

(f) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions), provided, that, all Net Proceeds received in connection with any such Indebtedness are applied to the Obligations to the extent the failure to do so would result in a Cash Dominion Event;

(g) unsecured Indebtedness incurred with respect to any Permitted Acquisition, any other Permitted Investment or any Permitted Disposition, in each case, to the extent constituting customary indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;

(h) Indebtedness of any Person that becomes a Subsidiary of a Loan Party as a result of a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party); provided, that, the foregoing shall not restrict the incurrence of Indebtedness by an Excluded Subsidiary in connection with the Permitted Acquisition thereof;

(i) the Obligations;

(j) Reserved;

(k) Reserved;

(l) Indebtedness to finance the acquisition, construction, repair, replacement or improvement of (i) additional or replacement buildings and/or Real Estate (or an addition or additions to such Real Estate) for distribution, warehousing or office space, and (ii) any improvements, fixtures or Equipment for any buildings or Real Estate of a Loan Party, in each case, only to the extent secured by Liens permitted under clause (h) of the definition of Permitted Encumbrances;

(m) unsecured Indebtedness in the aggregate principal amount of up to $75,000,000 at any time outstanding (which Indebtedness may include the issuance, redemption or repurchase of Disqualified Stock), provided, that, as to any such Indebtedness (i) such Indebtedness shall be on commercially reasonable terms and conditions with market rate pricing and shall have a maturity date that is at least ninety-one (91) days after the Maturity Date, (ii) as of the date of the incurring of any such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, and (iii) if such Indebtedness is owed to a seller of assets to any Loan Party, it is expressly subordinate in right of payment to the prior payment in full of the Obligations and otherwise subject to related subordination provisions on terms reasonably acceptable to Administrative Agent;

(n) Permitted Term Loan Indebtedness; provided, that, so long as the Term Loan Obligations evidenced by the Term Loan Credit Agreement and the other Term Loan Documents have not been repaid in full and the Term Loan Documents terminated, Loan Parties shall not occur incur any other Permitted Term Loan Indebtedness;

(o) unsecured guarantees made by any Loan Party in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Loan Parties;

(p) guarantees by any Loan Party of Indebtedness of any other Loan Party with respect to Indebtedness otherwise permitted to be incurred pursuant to Section 7.02,

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business,

(r) Indebtedness representing deferred compensation to employees of the Loan Parties incurred in the ordinary course of business,

(s) Indebtedness consisting of obligations of the Loan Parties under deferred compensation or other similar arrangements with employees incurred by such Loan Party in connection with Permitted Acquisitions or any other Investment permitted hereunder,

(t) Indebtedness to current or former officers, directors, managers, consultants and employees, their respective estates, spouses, former spouses or domestic partners to finance the purchase or redemption of Equity Interests in the Lead Borrower permitted by Section 7.01,

(u) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(v) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Loan Parties or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(w) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (v)above.

“Permitted Investments” means each of the following as long as no Event of Default exists or would arise from the making of such Investment:

(a) Investments in cash and Cash Equivalents,

(b) Investments existing on the Restatement Effective Date and set forth on Schedule 7.02, and any modifications, replacements, renewals, reinvestments or extensions of any of the foregoing but not any increase in the amount thereof except pursuant to the terms of such Investment (as in effect on the Restatement Effective Date);

(c) [Reserved];

(d) (i) Investments (including capital contributions, loans or advances) by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties, and (ii) additional Investments by the Loan Parties in Subsidiaries that are Non-Loan Parties, provided, that, in the case of this clause (ii), as of the date of such Investment and after giving effect thereto, each of the Payment Conditions shall be satisfied;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors;

(f) guarantees by any Loan Party of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness in the ordinary course of business;

(g) Investments by any Loan Party in Swap Contracts permitted under clause (d) of the definition of “Permitted Indebtedness”;

(h) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and other disputes with, customers and suppliers, in each case in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(i) loans or advances to officers, directors, partners and employees of the Loan Parties in the ordinary course of business in an amount not to exceed $200,000 to any individual at any time or in an aggregate amount not to exceed $500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(j) Investments constituting Permitted Acquisitions; and

(k) asset purchases (including purchases of inventory, supplies and materials) and the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(l) Investments permitted pursuant to Sections 7.01, 7.03, 7.04, 7.05 and 7.06;

(m) promissory notes and other noncash consideration permitted to be received in accordance with the terms of this Agreement in connection with Permitted Dispositions, Restricted Payments permitted to be made in accordance with Section 7.06 and Permitted Acquisitions;

(n) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(o) advances of payroll payments to employees in the ordinary course of business;

(p) loans and advances made by Loan Parties to the Lead Borrower in lieu of, and not in excess of the amount of (after giving effect to any other such loans or advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to the Lead Borrower in accordance with Section 7.06;

(q) Investments held by a Loan Party acquired after the Restatement Effective Date or of a Person merged into such Loan Party or merged or consolidated with such Loan Party (other than the Lead Borrower) in accordance with Section 7.04 after the Restatement Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than Disqualified Equity Interests) of the Lead Borrower;

(s) Investments in any Rabbi Trust in order to fund accrued benefits under any SERP, provided, that, prior to or contemporaneously with the formation of any such Rabbi Trust, the applicable Loan Party has granted a first priority Lien thereon in favor of Agent for the benefit of the Secured Parties to secure the Obligations;

(t) Investments made by Excluded Subsidiaries, provided, that, to the extent such Investments are loans and advances to any Loan Party or Restricted Subsidiary such loans and advances shall be subordinated to the payment in full of the Obligations on terms and conditions acceptable to the Administrative Agent in its Permitted Discretion; and

(u) other Investments (other than Permitted Acquisitions which shall be permitted upon the satisfaction of the conditions set forth in the definition thereof), to the extent that, as of the date of such Investment and the date of any payment in respect thereof, and after giving effect thereto, the Payment Conditions are satisfied.

“Permitted Overadvance” means an Overadvance made by the Administrative Agent, in its discretion, which: (a) is made to maintain, protect or preserve the Collateral and/or the Secured Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Secured Parties; or (b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; (c) is made to pay any other amount chargeable to any Loan Party hereunder; and (d) together with all other Permitted Overadvances then outstanding, shall not (i) exceed ten percent (10%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree; provided, that, the foregoing shall not (A) modify or abrogate any of the provisions of Section 2.03 regarding the Lender’s obligations with respect to Letters of Credit, or (B) result in any claim or liability against the Administrative Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and provided, that, in no event shall the Administrative Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Section 2.06 hereof).

“Permitted Refinancing” means any extension, renewal, replacement, modification or refinancing of any Permitted Indebtedness of any Loan Party arising after the Restatement Effective Date issued in exchange for, or the proceeds of which are used to extend, refinance, replace or substitute for other Permitted Indebtedness (such extended, refinanced, replaced or substituted Indebtedness, the “Refinanced

Obligations”) to the extent permitted hereunder; provided that: (a) the Administrative Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail reasonably satisfactory to the Administrative Agent the amount of such Indebtedness, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as the Administrative Agent may reasonably request; (b) promptly upon the Administrative Agent’s request, the Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as executed and delivered by the parties thereto; (c) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of the Refinanced Obligations (plus the amount of reasonable refinancing fees and expenses incurred in connection therewith); (d) such Indebtedness shall have a final maturity that is no earlier than (i) in the case of Refinanced Obligations that constitute Material Indebtedness, ninety-one (91) days after the Maturity Date, and (ii) in the case of all other Refinanced Obligations, three hundred sixty-four (364) days after the final maturity date of such Refinanced Obligations or, if earlier, ninety (91) days after the Maturity Date; (e) such Indebtedness shall have a Weighted Average Life to Maturity not less than the Weighted Average Life to Maturity of the Refinanced Obligations; (f) such Indebtedness shall rank in right of payment no more senior than, and be subordinated (if subordinated) to the Obligations on terms no less favorable to the Secured Parties than the Refinanced Obligations; (g)as of the date of incurring such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; (h) if the Refinanced Obligations or any Guarantees thereof are unsecured, such Indebtedness and any Guarantees thereof shall be unsecured; (i) if the Refinanced Obligations or any guarantees thereof are secured, such Indebtedness and any Guarantees thereof shall be secured in all material respects by substantially the same or less collateral as secured such Refinanced Obligations or any guarantees thereof, on terms no less favorable to the Administrative Agent or the Lenders; (j) if the Refinanced Obligations or any guarantees thereof are secured, the Liens to secure such Indebtedness shall not have a priority more senior than the Liens securing the Refinanced Obligations and if subordinated to any other Liens on such property, shall be subordinated to the Administrative Agent’s Liens on terms and conditions no less favorable; (k) if the Refinanced Obligations or any Guarantees thereof are subordinated to any Indebtedness of Borrowers other than the Obligations, such Refinancing Indebtedness and any Guarantees thereof shall be subordinated to the Obligations on terms (including intercreditor terms) no less favorable to the Administrative Agent or the Lenders; (l)the obligors in respect of the Refinanced Obligations immediately prior to such refinancing, refunding, extending, renewing or replacing thereof shall be the only obligors on such Indebtedness; and (m) the terms and conditions (excluding as to pricing, premiums and optional prepayment or redemption provisions) of any such Indebtedness, taken as a whole, are not more restrictive with respect to the Lead Borrower and the Restricted Subsidiaries, as reasonably determined by the Lead Borrower in good faith, than the terms and conditions of the Refinanced Obligations.

“Permitted Term Loan Indebtedness” means secured Indebtedness incurred by Borrowers after November 1, 2012 subject to the satisfaction, as reasonably determined by Administrative Agent, of the following conditions: (a) the aggregate maximum principal amount of such Indebtedness shall be in a principal amount not greater than $150,000,000 minus the then outstanding principal amount of Additional PMSI Indebtedness, (b) such Indebtedness shall be on commercially reasonable terms and conditions with market rate pricing, (c) the maturity date of such Indebtedness shall be no earlier than six (6) months after the Maturity Date, (d) scheduled amortization payments prior to or on the Maturity Date shall not exceed $6,000,000 in any calendar year (the “Maximum Annual Amortization Amount”); provided, that, any market mandatory cash flow sweep prepayment shall be permitted to be made in addition to and not included as part of the Maximum Annual Amortization Amount, (e) Administrative Agent shall have received, thirty (30) days prior to any such incurrence of such Indebtedness, pro forma (after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom) projections on a monthly basis for the first twelve (12) months and on an annual basis thereafter for the term of this Agreement, all in reasonable detail and in a format consistent with the projections delivered by Lead Borrower to Administrative Agent prior to November 1, 2012, together with such supporting information as Administrative Agent may reasonably request, using such methodology as is consistent with the then most recent financial statements delivered to Administrative Agent pursuant to the terms of the Loan Documents, all in form and substance reasonably satisfactory to Administrative Agent, (f) the holders of such Indebtedness may have a first priority Lien on the Term Loan Priority Collateral to secure the payment of such Indebtedness, and a second priority Lien on the Revolving Loan Priority Collateral subject to the intercreditor agreement referred in clause (g) immediately below, (g) the execution of an intercreditor agreement, in form and substance, reasonably satisfactory to Administrative Agent, by and between the administrative agent for the holders of such Indebtedness and the Administrative Agent on behalf of itself and the other Secured Parties, with respect to the rights of each of Administrative Agent and the other Secured Parties, and the administrative agent for the holders of the Indebtedness arising from the issuance of such Indebtedness as to the Loan Parties and the Collateral, including among other things, that Administrative Agent for the benefit of itself and the other Secured Parties has a first priority Lien on the Revolving Loan Priority Collateral and a second priority Lien on the Term Loan Priority Collateral (referred to herein as the “Term Loan Intercreditor Agreement”), (h) Reserved, (i) Administrative Agent shall have received at least thirty (30) days’ prior notice and other information, reasonably requested by Administrative Agent, related to such transactions, and (j) as of the date of the incurrence of any such Indebtedness or the making of any payment in connection therewith, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing. The amount of Additional PMSI Indebtedness outstanding at any time plus the amount of Permitted Term Loan Indebtedness outstanding at any time shall not exceed $150,000,000, in the aggregate. Notwithstanding that the Term Loan evidenced by the Term Loan Documents does not satisfy the criteria set forth in clause (c) set forth above, upon the execution of (i) the Term Loan Documents, in form and substance satisfactory to the Administrative Agent and (ii) the Intercreditor Agreement, by all of the parties thereto, such Term Loan shall be deemed Permitted Term Loan Indebtedness for all purposes under this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Lead Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in the last paragraph of Section 6.02.

“PPSA” means the Personal Property Security Act (Ontario), the Civil Code of Québec or any other applicable Canadian Federal or Provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.

“Prepayment Event” means:

(a) solely to the extent a Cash Dominion Event then exists or would result therefrom, any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of a Loan Party (other than Real Estate as set forth in clause (b) below);

(b) Reserved;

(c) solely to the extent a Cash Dominion Event then exists or would result therefrom, any Casualty Event with respect to Inventory (including the receipt of any Extraordinary Receipts with respect to such Casualty Event);

(d) solely to the extent a Cash Dominion Event then exists, the issuance by a Loan Party or any of its Restricted Subsidiaries of any Equity Interests, other than any such issuance of Equity Interests (i) to a Loan Party, (ii) as consideration for a Permitted Acquisition or other Investment permitted hereunder or (iii) as a compensatory issuance to any employee, director, or consultant (including pursuant to any employee stock or option plans approved by the board of directors of such Loan Party);

(e) solely to the extent a Cash Dominion Event then exists, the incurrence by any Loan Party, of any Indebtedness for borrowed money issued by any Loan Party or its Restricted Subsidiaries (other than the incurrence of (i) Permitted Term Loan Indebtedness in which event a Prepayment Event exists pursuant to clause (g) of this definition or (ii) Permitted Indebtedness described in clauses (c) and (l) of the definition thereof);

(f) solely to the extent a Cash Dominion Event then exists, the receipt by any Loan Party of any Extraordinary Receipts (other than Extraordinary Receipts in respect of Inventory); or

(g) the date of the incurrence of Permitted Term Loan Indebtedness.

“Priority Payables” shall mean, as to any Borrower or Guarantor, as of any date of determination, (a) the full amount of the liabilities of such Borrower or Guarantor as of such date of determination which (i) have a trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations under Canadian federal, Provincial, state, county, district, municipal or local law in Canada, or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under local or national Canadian laws, regulations or directives, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholding taxes, VAT and other amounts payable to an insolvency administrator, employee withholdings or deductions and vacation pay, workers’ compensation obligations, government royalties or pension fund obligations, in each case to the extent such trust or security interest, lien or charge has been or may be imposed, and (b) the amount equal to the percentage applicable to Inventory in the calculation of Excess Availability multiplied by the aggregate Value of the Eligible Inventory which Agent, in good faith, considers is or may be subject to retention of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, hypothecs, liens or charges securing the Obligations, including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction (provided, that, to the extent such Inventory has been identified and has been excluded from Eligible Inventory, the amount owing to the supplier shall not be considered a Priority Payable).

“Public Lender” has the meaning specified in last paragraph of Section 6.02.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Lead Borrower have been distributed by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of the Lead Borrower pursuant to an effective registration statement under the Securities Act of 1933.

“Qualified Cash” means unrestricted cash and Cash Equivalents of Borrowers that are subject to the valid, enforceable and first priority perfected security interest of Administrative Agent in an investment account or deposit account at Administrative Agent or another institution reasonably satisfactory to Administrative Agent subject to a Control Agreement, in form and substance reasonably satisfactory to Administrative Agent, and free and clear of any pledge, security interest, Lien, claim or other encumbrance (other than Liens (i) in favor of Administrative Agent, and (ii) the Permitted Encumbrances set forth in clauses (a), (e), (u), and (r) of the definition of Permitted Encumbrances, provided, that, for purposes of the amount of Qualified Cash in the Borrowing Base, such amount would be reduced by the amount secured by any such Permitted Encumbrances), are available for use by a Borrower, without condition or restriction (other than in favor of Administrative Agent), and for which Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to Administrative Agent, of the amount of such cash or Cash Equivalents held in such deposit account or investment account as of the applicable date of the calculation of the Borrowing Base. Borrowers shall be permitted to withdraw Qualified Cash from the applicable investment account or deposit account, as the case may be, until the occurrence and during the continuance of a Cash Dominion Event. In addition, withdrawals of Qualified Cash shall be subject to the restrictions set forth in clause (f) of the definition of “Borrowing Base” and the reporting requirements set forth in Schedule 6.02.

“Qualified ECP Guarantor” means, in respect of any Swap Contract, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Facility Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Québec Hypothec” means a hypothec, in form and substance reasonably satisfactory to Agent and all other documents contemplated thereby or delivered in connection therewith, each executed and delivered by the Loan Parties.

“Rabbi Trust” means any grantor trust established by an Obligor in accordance with Internal Revenue Service Revenue Procedure 96-24 to accept both employer and employee contributions made under the terms of one or more SERPs. As of the Restatement Effective Date, there are no Rabbi Trusts in full force and effect.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all fixtures, hereditaments, appurtenances, easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof, now or hereafter owned by any Loan Party.

“Receivables” shall mean all of the following now owned or hereafter arising or acquired property of any Loan Party: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of any Loan Party; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Loan Party or otherwise in favor of or delivered to Borrower or Guarantor in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Loan Party, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Loan Party or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Loan Party) or otherwise associated with any Accounts, Inventory or general intangibles of any Loan Party (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Loan Party in connection with the termination of any Plan or other employee benefit plan and any other amounts payable to any Loan Party from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Loan Party is a beneficiary).

“Receivables Reserves” means such Reserves as may be established from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables, including, without limitation, Dilution Reserves.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning provided in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that, the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender or Deteriorating Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves, Availability Reserves, Receivables Reserves and the Term Loan Reserve.

“Responsible Officer” means the chief executive officer, president, chief financial officer, secretary or assistant secretary, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Administrative Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restatement Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Restricted Subsidiary” means each Subsidiary of Lead Borrower that is not an Excluded Subsidiary.

“Reuters Screen LIBOR01 Page” means the display page LIBOR01 on the Reuters service or any successor display page, other published source, information vendor or provider that has been designated by the sponsor of Reuters Screen LIBOR01 page.

“Revolving Loan Priority Collateral” means all assets and properties of the Loan Parties (other than the Term Loan Priority Collateral), including without limitation the following: (i) Accounts, Receivables and payment intangibles (other than Accounts under contracts for sale of Term Loan Priority Collateral), (ii) chattel paper (other than chattel paper relating to Term Loan Priority Collateral), (iii) deposit accounts and investment accounts (and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein, but not any identifiable proceeds of Term Loan Priority Collateral), (iv) investment property, (v) all Inventory, (vi) general intangibles consisting of payment intangibles, (vii) to the extent evidencing, governing, securing or otherwise related to any of the foregoing and the other Revolving Loan Priority Collateral, all documents, general intangibles (excluding all Intellectual Property, but including loans or advances payable by a Loan Party to any other Loan Party), instruments, investment property, commercial tort claims, letters of credit, supporting obligations and letter of credit rights, (viii) all books, records and documents related to the foregoing (including databases and other records, whether tangible or electronic, which contain any information relating to any of the foregoing), and (ix) all proceeds and products of any or all of the foregoing in whatever form received, and proceeds of business interruption and other insurance and claims against third parties. Extraordinary receipts constituting proceeds of judgments relating to any of the property referred to in the preceding sentence, insurance proceeds and condemnation awards in respect of any such property, indemnity payments in respect of any such property and purchase price adjustments in connection with any such property shall constitute Revolving Loan Priority Collateral.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions Laws” has the meaning set forth in Section 5.22.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SDN List” means the list of the Specially Designated Nationals and Blocked Persons.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Party” or “Secured Parties” means (a) individually (i) each Lender, (ii) the Administrative Agent, (iii) each L/C Issuer, (iv) the Arranger, (v) any other Person (including Affiliates of Lenders and the Administrative Agent) to whom Obligations (including Other Liabilities) are owing until such time as the Obligations are paid in full, and (vi) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Secured Party Expenses” means, without limitation, (a) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (but in any event subject to the limitations described below) (i) the reasonable and documented fees, charges and disbursements of (A) counsel for the Administrative Agent, (B) outside consultants for the Administrative Agent, (C) appraisers (but only to the extent expressly provided to be paid by the Borrowers as set forth in this Agreement), (D) field examinations (but only to the extent expressly provided to be paid by the Borrowers as set forth in this Agreement), and (E) all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable and documented out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Lenders who are not the Administrative Agent, the L/C Issuer or any Affiliate of any of them, after the occurrence and during the continuance of an Event of Default, provided, that, such Lenders shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for additional counsel). Notwithstanding anything herein or otherwise to the contrary, no Loan Party shall be obligated to pay for or reimburse any party described in this definition for the fees for the initial field examination or inventory appraisal conducted prior to November 1, 2012.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement, dated as of November 1, 2012, among the Loan Parties and the Administrative Agent, as it may be amended, supplemented, restated or otherwise modified from time to time, including without limitation as the same has been amended pursuant to Section 11.02 hereof.

“Security Documents” means the Security Agreement, the Intellectual Property Security Agreement, the Blocked Account Agreements, the Mortgages, the DDA Notifications, the Credit Card Notifications, the Canadian Security Documents, and each other security agreement or other instrument or document executed and delivered to the Administrative Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“SERP” means all non-qualified retirements plans approved by the members of any Loan Party’s board of directors, whether individual supplemental agreements or executive deferred compensation plans.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Shrink Reserve” means an amount reasonably estimated by the Administrative Agent to be equal to that amount which is required in order that the Shrink reflected in Borrowers’ stock ledger would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ most recent physical inventory.

“Solvent” and “Solvency” means, with respect to any Person on any date of determination, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Canadian Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Specified Event of Default” means the occurrence of (a) any Event of Default described in any of Sections 8.01(a), 8.01(b) (but only with respect to an Event of Default arising from the failure to deliver a Borrowing Base Certificate), 8.01(d) (but only with respect to representations and warranties set forth in a Borrowing Base Certificate) or 8.01(f) or (b) the exercise by Administrative Agent of its rights and remedies upon an Event of Default.

“Spot Rate” has the meaning given to such term in Section 1.07 hereof.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBO Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party other than a Leased Department.

“Store Leased Location” means any Store which is subject to a lease agreement between a Loan Party and a third party, but excluding any location where a Loan Party is operating pursuant to a Leased Department Agreement.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms approved in writing by the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo, in its capacity as provider of Swing Line Loans, or any replacement or any successor swing line lender permitted hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-2, payable to the order of the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to $15,000,000. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VII, or (c) the termination of the Commitments in accordance with the provisions of Section 2.06(a) hereof.

“Term Loans” means the term loans made on the date hereof, in the maximum aggregate principal amount of $32,000,000 under the Term Loan Credit Agreement.

“Term Loan Agent” means Wells Fargo Bank, National Association in its capacity as administrative agent and collateral agent under the Term Loan Credit Agreement, or any successor administrative agent and collateral agent under the Term Loan Credit Agreement.

“Term Loan Borrowing Base” means the “Borrowing Base” (as such term is defined in the Term Loan Credit Agreement).

“Term Loan Credit Agreement” means that certain Term Loan Credit Agreement, dated of even date herewith, among the Lead Borrower, the other Borrowers, the guarantors named therein, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent and collateral agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

“Term Loan Documents” means the Term Loan Credit Agreement and all security agreements, guarantees, pledge agreements and other agreements or instruments executed in connection therewith, in each case as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced from time to time in one or more agreements as and to the extent permitted by this Agreement and the Intercreditor Agreement.

“Term Loan Obligations” means all of the Loan Parties’ “Obligations” (as such term is defined in the Term Loan Credit Agreement).

“Term Loan Priority Collateral” means the Intellectual Property, fee owned Real Estate and fixtures of the Loan Parties.

“Term Loan Reserve” means an amount, at any time of calculation, equal to the difference (if positive) between (a) the then outstanding principal amount of Term Loans (as defined in the Term Loan Credit Agreement) and (b) the Term Loan Borrowing Base as reflected in the most recent Borrowing Base Certificate furnished by the Borrowers pursuant to this Agreement.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Tranche A Revolving Loans” has the meaning specified in the Existing Loan Agreement.

“Tranche A-1 Commitment” has the meaning specified in the Existing Loan Agreement.

“Tranche A-1 Revolving Loan Lenders” has the meaning specified in the Existing Loan Agreement.

“Tranche A-1 Revolving Loans” has the meaning specified in the Existing Loan Agreement.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York provided, that, if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007.

“UFCA” has the meaning specified in Section 10.22.

“UFTA” has the meaning specified in Section 10.22.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Administrative Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Secured Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base, increase in Reserves or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“US Dollar Equivalent” means at any time (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in Dollars calculated by Administrative Agent by converting such foreign currency involved in such computation into Dollars at the spot rate for the purchase of Dollars with the applicable foreign currency as published in the Wall Street Journal in the “Exchange Rate” column under the heading “Currency Trading” (if currency is not quoted in the Wall Street Journal on such day, such other source as the Agent shall reasonably select) on the Business Day immediately prior to such determination.

“Value” means, with respect to each category of Inventory, the Cost, consistent with the then current practices of Borrowers, without regard to intercompany profit or increases for currency exchange rates.

“VAT” shall mean Value Added Tax imposed in Canada or any other jurisdiction and any equivalent tax applicable in any jurisdiction (including Goods and Services Tax, Harmonized Sales Tax and Québec Sales Tax).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wells Fargo” means Wells Fargo Bank, N.A. and its successors.

“Wells Fargo Equipment Financing Documents” means the Master Lease No. 426197, dated September 30, 2014, by and between Wells Fargo Equipment Finance, Inc.

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) or other Equity Interests are owned by an one or more of the Borrowers and any of the Borrowers’ other Wholly-Owned Subsidiaries at such time.

1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, supplemented, extended, renewed, restated or replaced (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the “satisfaction”, “repayment”, “paid in full” or “payment in full” of the Obligations (including, the “Guaranteed Obligations” as defined in the Facility Guaranty and the “Secured Obligations” as defined in the Security Agreement) shall mean the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts), providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts with a Lender or an Affiliate of Lender) other than (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Bank Products (other than Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized, and (iii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain outstanding without being required to be repaid.

(e) For the purposes of determining the Term Loan Reserve, the Loan Parties and the Secured Parties agree that that the Administrative Agent shall be entitled to rely solely on the calculation thereof made by the Borrowers as reflected in the most recent Borrowing Base Certificate delivered by the Borrowers to the Administrative Agent hereunder, unless the Administrative Agent is notified in writing by the Term Loan Agent that such calculation is inaccurate and providing the Administrative Agent with the correct calculation of the Term Loan Reserve (“Term Loan Reserve Correction Notice”), and, in such event, the Administrative Agent shall be entitled to rely solely on the calculation of the Term Loan Reserve made by the Term Loan Agent as reflected in the Term Loan Reserve Correction Notice. Administrative Agent promptly but in any event not later than two (2) Business Days implement any adjustments to the Term Loan Reserve as set forth in such Borrowing Base Certificate or such Term Loan Reserve Correction Notice, as the case may be. Each of the Loan Parties agrees that Administrative Agent nor any Lender shall have any liability for relying on the calculation of the Term Loan Reserve as set forth in a Borrowing Base Certificate delivered by the Loan Parties or in the Term Loan Reserve Correction Notice delivered by the Term Loan Agent, as the case may be. Each of the Loan Parties agrees that in the event of any discrepancy or dispute between the Term Secured Parties and the Loan Parties as to the amount of the Term Loan Reserve, the Administrative Agent and Secured Parties shall be entitled to rely solely on the calculation of the Term Loan Reserve as determined by the Term Loan Agent and shall have no liability to any Person for doing so. Subject to the two (2) Business Day period of time for the Administrative Agent to implement any required adjustments, the Administrative Agent shall adjust the Term Loan Reserve hereunder as set forth therein. In all cases, the Borrowing Base shall be calculated based upon the most recent Borrowing Base Certificate received by the Administrative Agent pursuant to this Credit Agreement prior to funding of loans or advances by any Borrower or the issuance, renewal or amendment of a letter of credit by any Issuer.

1.03. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Lease. Notwithstanding any other provision contained herein, (i) any lease that is treated as an operating lease for purposes of GAAP as of the Restatement Effective Date shall not be treated as Indebtedness or as a capital lease or Capital Lease Obligations and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the Restatement Effective Date, that would be treated as an operating lease for purposes of GAAP as of the Restatement Effective Date shall be treated as an operating lease), in each case for the purposes of this Agreement and (ii) any obligation that is not treated as Indebtedness for the purposes of GAAP and otherwise included in the definition of “Indebtedness” as of the Restatement Effective Date shall not be treated as Indebtedness for purposes of this Agreement, in each case described in subclauses (i) and (ii), notwithstanding any actual or proposed change in or application of GAAP after the Restatement Effective Date.

1.04. Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06. Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.07, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided, that, the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.08. Determination of Compliance with Certain Covenants. For purposes of determining compliance with any negative covenant set forth in Section 7.01 (Liens), Section 7.02 (Investments), Section 7.03 (Indebtedness), Section 7.05 (Dispositions), Section 7.06 (Restricted Payments) and Section 7.07 (Prepayments of Indebtedness) (each of the foregoing the “Specified Negative Covenants”), (i) in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment of Indebtedness meets the criteria of more than one of the categories permitted under the Specified Negative Covenants, the Lead Borrower, in its sole discretion, may classify or reclassify such Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment of Subordinated Indebtedness, as the case may be (or any portion thereof), and will only be required to include the amount and type of such Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment of Subordinated Indebtedness, as the case may be, in one permitted category of Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment of Subordinated Indebtedness, as the case may be and (ii) at the time of incurrence or reclassification, the Lead Borrower will be entitled to divide and classify such Lien, Investment, Indebtedness, Disposition, Restricted Payment or prepayment of Subordinated Indebtedness, as the case may be, among the relevant categories permitted under the Specified Negative Covenants.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01. Committed Loans; Reserves.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i) after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,

(ii) Reserved,

(iii) after giving effect to any Committed Borrowing pursuant to which Revolving Loans are requested, the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment,

(iv) The Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit,

(v) Within the limits of each Lender’s Revolving Loan Commitment, and subject to the other terms and conditions hereof, Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

(b) Reserved.

(c) The following are the Inventory Reserves and Availability Reserves as of the Restatement Effective Date:

(i) Shrink Reserve (an Inventory Reserve): An amount equal to the amount set forth on the Borrowing Base Certificate delivered on the Restatement Effective Date;

(ii) Rent Reserve (an Availability Reserve): An amount equal to one (1) month’s rent for all of the Borrowers’ Store Leased Locations in each Landlord Lien State, other than Store Leased Locations with respect to which the Administrative Agent has received a Collateral Access Agreement in form reasonably satisfactory to the Administrative Agent;

(iii) Customer Deposits Reserve (an Availability Reserve): An amount equal to thirty-three percent (33%) of the Customer Deposits;

(iv) Priority Payables Reserve (an Availability Reserve); and

(v) Customer Credit Liabilities Reserve (an Availability Reserve): An amount equal to thirty-three percent (33%) of the Customer Credit Liabilities as reflected in the Borrowers’ books and records.

(d) The Administrative Agent shall have the right, at any time and from time to time after November 1, 2012 in its discretion to establish, modify or eliminate Reserves against the Borrowing Base. The Administrative Agent upon three (3) Business Days prior notice to the Lead Borrower with respect to the establishment of any new categories of Reserves or changes in the methodology of the calculation of an existing category of Reserves (during which period the Administrative Agent shall be available to discuss any such proposed new category of Reserves or proposed changes to methodology with Borrowers and Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such reserve or change no longer exists in a manner and to the extent reasonably satisfactory to Administrative Agent); provided, that, no such prior notice shall be required (i) at any time that an Event of Default is continuing, (ii) for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities), or (iii) for changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period. The amount of any Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Administrative Agent in its Permitted Discretion. The Administrative Agent shall not establish any Reserves that are duplicative of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria.

2.02. Borrowings, Conversions and Continuations of Committed Loans.

(a) Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBO Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b) Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of LIBO Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans, and (ii) on the Business Day of the request of any Borrowing of Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $200,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of LIBO Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) whether such Committed Loan is a Revolving Loan or Swing Line Loan, (v) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (vi) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of

Committed Loan in a Committed Loan Notice or if the Lead Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans. If the Lead Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a LIBO Rate Loan.

(c) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Administrative Agent either by (i) crediting the account of the Lead Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Lead Borrower.

(d) The Administrative Agent, without the request or consent of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), Secured Party Expenses, or other payment to which any Secured Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Administrative Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Administrative Agent shall not constitute a waiver of the Administrative Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e) Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBO Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the Consent of the Required Lenders.

(f) The Administrative Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBO Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Lead Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g) After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to LIBO Rate Loans.

(h) The Administrative Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Administrative Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Lender shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Administrative Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Administrative Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Administrative Agent shall have no liability for, and no Loan Party or Secured Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Administrative Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03. Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Restatement Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrowers, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrowers and any drawings thereunder; provided, that, after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the Total Outstandings shall not exceed the Loan Cap, (2) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, (3) the aggregate Outstanding Amount of the Revolving Loan Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (4) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Any L/C Issuer (other than Wells Fargo or any of its Affiliates) shall notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such L/C Issuer, provided, that, (A) until the Administrative Agent advises any such Issuing Bank that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Administrative Agent and the L/C Issuer, such L/C Issuer shall be required to so notify the Administrative Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Administrative Agent and such L/C Issuer may agree.

(ii) No Letter of Credit shall be issued if, subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Administrative Agent may agree) or all the Lenders have approved such expiry date.

(iii) No Letter of Credit shall be issued without the prior consent of the Administrative Agent if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a Standby Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; provided, that, if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(F) a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Administrative Agent or L/C Issuer has entered into reasonably satisfactory arrangements with the Borrowers or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if (A) the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such other date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Administrative Agent and the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Administrative Agent or L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the Administrative Agent and the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Administrative Agent or the L/C Issuer may require. Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, and any Issuer Documents (including, if requested by the L/C Issuer, a Standby letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable), as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii) If the Lead Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the Administrative Agent or the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the Administrative Agent or the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that, the Administrative Agent shall instruct the L/C Issuer not to permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) the L/C Issuer has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower and the Administrative Agent thereof not less than two (2) Business Days prior to the Honor Date (as defined below; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the L/C Issuer and the Lenders with respect to any such payment. On the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the amount of such payment, without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans, and without regard to whether the conditions set forth in Section 4.02 have been met. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender’s obligation to make Committed Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing, and without regard to whether the conditions set forth in Section 4.02 have been met.

(d) Repayment of Participations. If any payment received by the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Subsidiaries; or

(vi) the fact that any Event of Default shall have occurred and be continuing.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the Administrative Agent and the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of

their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that, this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e) or for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Documents, including, without limitation, the issuance or any amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will bind the Borrowers; provided, that, anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, exemplary or punitive damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit; provided, that, any claim against the L/C Issuer by the Borrowers for any loss suffered or incurred by the Borrowers shall be reduced by an amount equal to the sum of (i) the amount (if any) saved by the Borrowers as a result of the breach or other wrongful conduct that allegedly caused such loss, and (ii) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate such loss, including, without limitation, by enforcing their rights against any beneficiary and, in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to cure such dishonor. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the L/C Issuer may provide to the Borrowers with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter or Credit, and the Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by the L/C Issuer or any representation or warranty by the L/C Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, the L/C Issuer may, as it deems appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth additional circumstances and events which require L/C Obligations to be Cash Collateralized. The Borrowers hereby grant to the Administrative Agent a security interest in all Cash Collateral and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(h) Applicability of ISP and UCP 600. Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP and UCP 600 shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each Commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for LIBO Rate Loans minus 0.50% multiplied by the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first day after the end of each month commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand, and (ii) computed on a monthly basis in arrears. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.12(b) hereof.

(j) Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer, for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04. Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, that, after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided, further, that, the Swing Line Lender shall not be obligated to make any Swing Line Loan at any time when any Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into reasonably satisfactory arrangements with the Borrowers or such Lender to eliminate the Swing Line Lender’s risk with respect to such Lender. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Administrative Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, that, each Lender’s obligation to make Committed Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05. Prepayments.

(a) The Borrowers may prior to a Cash Dominion Event, upon irrevocable notice from the Lead Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of LIBO Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBO Rate Loans, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall prepay Loans, Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess no later than one (1) Business Day thereafter; provided, that, the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap as then in effect.

(d) Reserved.

(e) Reserved.

(f) Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in accordance with the provisions of Section 6.13 hereof.

(g) Subject to the terms of the Intercreditor Agreement, the Borrowers shall prepay the Loans and Cash Collateralize the L/C Obligations in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event, unless the Net Proceeds therefrom are required to be paid to the holder of a Lien on such property or asset having priority over the Lien of the Administrative Agent and no Net Proceeds remain after such application.

(h) Reserved.

(i) Prepayments made pursuant to Section 2.05(c), (f) and (g) above, first, shall be applied to the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, fourth, the amount remaining, if any, after the prepayment in full of all Swing Line Loans and Committed Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full may be retained by the Borrowers for use in the ordinary course of its business. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable.

(j) After the incurrence of the Permitted Term Loan Indebtedness and so long as the Permitted Term Loan Indebtedness is outstanding, prepayments made pursuant to Prepayment Events shall be applied first, to the outstanding Committed Loans (and any Obligations then due and payable) in the event that such prepayment arises from a Disposition of, or Extraordinary Receipts with respect to, Revolving Loan Priority Collateral (without a permanent reduction in the Aggregate Commitments) and second, to the Permitted Term Loan Indebtedness, and to the extent any prepayments are made pursuant to Prepayment Events that arise from a Disposition of, or Extraordinary Receipts with respect to Term Loan Priority Collateral, such proceeds shall be applied first, to the Permitted Term Loan Indebtedness and second, to the outstanding Committed Loans and Obligations, in accordance with clause (i) above.

2.06. Termination or Reduction of Commitments.

(a) The Borrowers may, upon not less than five (5) Business Days irrevocable notice from the Lead Borrower to the Administrative Agent, terminate the Commitments (without penalty or payment of any kind).

(b) In addition, the Borrowers may, upon irrevocable notice from the Lead Borrower to the Administrative Agent, terminate, in whole or in part, the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce, in whole or in part, the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided, that, (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in a minimum amount of $2,500,000 or any whole multiple of $1,000,000 in excess thereof or in such lesser amount equal to the remaining Aggregate Commitments, (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, and (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent payments hereunder, the Outstanding Amount of Swing Line Loans hereunder would exceed the Swing Line Sublimit. Once Borrowers have requested a reduction in the amount of the Aggregate Commitments, Borrowers shall not request an increase of the Aggregate Commitments pursuant to Section 2.15.

(c) If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(d) The Administrative Agent will promptly notify the Revolving Loan Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees, and Letter of Credit Fees) and interest in respect of the Aggregate Commitments accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.07. Repayment of Loans.

(a) Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Committed Loans outstanding on such date.

(b) To the extent not previously paid, Borrowers shall repay the outstanding balance of the Swing Line Loans on the Termination Date.

2.08. Interest.

(a) Subject to the provisions of Section 2.08(b) below,

(i) each LIBO Rate Loan, shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Margin;

(ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin; and

(iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin a Base Rate Loan.

(b) (i) If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Event of Default exists, then the Administrative Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09. Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to one quarter of one percent (0.25%) per annum multiplied by the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings (provided, that, for purposes of calculating the commitment fee, outstanding Swing Line Loans will not be included in the calculation). The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable monthly in arrears on the first day after the end of each month, commencing with the first such date to occur after November 1, 2012 and on the last day of the Availability Period. The commitment fee shall be calculated monthly in arrears.

(b) Other Fees. Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10. Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each outstanding Loan commencing and including the day on which the Loan is made, and until (but not including) the day on which such Loan or portion thereof is paid, provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11. Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Administrative Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Administrative

Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12. Payments Generally; Administrative Agent’s Clawback.

(a) General.

(i) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., at the option of the Administrative Agent, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii) All payments to be made hereunder by Borrowers shall be remitted to Administrative Agent from and all such payments, and all proceeds of Collateral received by Administrative Agent, shall be applied, so long as a Cash Dominion Event (other than as a result of a Specified Event of Default) has occurred and is continuing, as follows:

(A) first, to pay any Secured Party Group Expenses (including cost or expense reimbursements) or indemnities then due to Administrative Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees then due to Administrative Agent under the Loan Documents, until paid in full,

(C) third, to pay interest then due on Protective Overadvances to Borrowers, until paid in full,

(D) fourth, to pay principal then due on Protective Overadvances to Borrowers, until paid in full,

(E) fifth, ratably, to pay any Secured Party Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees then due from Borrowers to any of the Lenders under the Loan Documents, until paid in full,

(G) seventh, to pay interest then due in respect of the Swing Line Loans, until paid in full,

(H) eighth, ratably, to pay interest then due in respect of the Revolving Loans (other than Swing Line Loans and Protective Overadvances), until paid in full,

(I) ninth, to pay the principal of all Swing Line Loans, until paid in full,

(J) tenth, ratably to Administrative Agent, for the account of Administrative Agent and Lenders with Commitments, to pay the principal of all Revolving Loans whether or not then due, until paid in full,

(K) eleventh , Reserved,

(L) twelfth, (i) to pay in full any other Obligations then due (other than Obligations arising under or pursuant to any Other Liabilities and Obligations owed to Defaulting Lenders), until paid in full,

(M) thirteenth, ratably, to pay in full any other Obligations (other than Other Liabilities not then due, and Obligations owed to Defaulting Lenders) then due, until paid in full, and

(N) fourteenth, to Borrowers or such other Person entitled thereto under applicable law.

In the absence of a Cash Dominion Event or an Event of Default, all payments made hereunder by Borrowers shall be applied by the Administrative Agent to the Obligations in such order of application as set forth in Section 2.05(i).

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of LIBO Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13. Sharing of Payments by Lenders. If any Secured Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Secured Party’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Secured Party receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Secured Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Secured Parties ratably and in the priorities set forth in Section 8.03, provided, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14. Settlement Amongst Lenders.

(a) The amount of each Lender’s Applicable Percentage of outstanding Loans (including outstanding Swing Line Loans, shall be computed weekly (or more frequently in the Administrative Agent’s discretion) and shall be adjusted upward or downward based on all Loans (including Swing Line Loans and repayments of Loans (including Swing Line Loans) received by the Administrative Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Administrative Agent.

(b) The Administrative Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Committed Loans and Swing Line Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Administrative Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Administrative Agent (as provided below) or the Administrative Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Committed Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Committed Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Administrative Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Administrative Agent. If and to the extent any Lender shall not have so made its transfer to the Administrative Agent, such Lender agrees to pay to the Administrative Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

2.15. Increase in Commitments.

(a) Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, the Lead Borrower may from time to time deliver a written request to the Administrative Agent to request an increase in the Commitments by an amount (for all such requests) not exceeding $15,000,000; provided, that, (i) any such request for an increase shall be in a minimum amount of $2,500,000, (ii) shall be irrevocable, and (iii) the Lead Borrower may make a maximum of five (5) such requests during the term of this Agreement.

(b) Notification by Administrative Agent; Additional Lenders. Upon the receipt by the Administrative Agent of any such written request, Administrative Agent shall notify each of the Lenders of such request. Wells Fargo shall have the option (but not the obligation) to provide each requested increase in the Commitments described in clause (a) above. Wells Fargo shall notify the Administrative Agent within ten (10) Business Days (or such shorter period of time specified by the Administrative Agent) after the receipt of such notice from the Administrative Agent whether Wells Fargo is willing to so increase its commitment and its Commitment, and if so, the amount of such increase; provided, that any Lender shall not be obligated to agree to any such increase; it being agreed that the determination whether to agree to any such increase shall be within the sole and absolute discretion of such Lender. If the aggregate amount of the increases in the Commitments received from existing Lenders does not equal the amount of the increase in the Commitment requested by Lead Borrower, the Administrative Agent, in consultation with the Lead Borrower, will use its reasonable efforts to arrange other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Lead Borrower and not accepted by the existing Lenders (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders, in consultation with the Administrative Agent) (each, an “Additional Commitment Lender”). In the event that any existing Lender or any Additional Commitment Lender has agreed to provide increases in their Commitments or new Commitments (as applicable) in an aggregate amount in excess of the increase in the Aggregate Commitments requested by the Lead Borrower or permitted hereunder, the Administrative Agent shall then have the right to allocate such commitments, first to existing Lenders and then to Eligible Assignees, in such amounts and manner as the Administrative Agent may determine, after consultation with the Lead Borrower.

(c) Conditions to Effectiveness of Commitment Increase. As a condition precedent to such increase in the amount of the Commitment of any Lender or new or additional Commitments of any Additional Commitment Lender, as the case may be (and a concurrent increase in the Aggregate Commitments), (i) the Lead Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Article V and the other Loan Documents shall be true and correct in all material respects on and as of the Increase Effective Date, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language, they shall be true and correct in all respects, and (iii) for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (ii) the Borrowers shall have paid such fees and other compensation to Wells Fargo or any Additional Commitment Lenders as the Lead Borrower and Wells Fargo or such Additional Commitment Lenders shall agree, as the case may be; provided, that, in no event shall the fees (including any initial commitment fee), interest rate and other compensation offered or paid in respect of additional Commitments or increase in Commitments have higher fees or rates than the amounts paid and payable to the then existing Lenders in respect of their Commitments, unless the fees, interest rate and other compensation payable to the then existing Lenders are increased to the same as those paid in connection with the additional Commitments or increase in Commitments; (iii) the Borrowers shall have paid such arrangement fees to the Administrative Agent as the Lead Borrower and the Administrative Agent may agree; (iv) no Default or Event of Default exists; (v) the Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent and dated such date; and (vi) the Borrowers and any Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested. The Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.05) to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.

(d) Increase Effective Date. If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) which date shall be no more than 10 days following the date of the requested increase; provided, that, all of the conditions set forth in clause (b) have been satisfied.

(e) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01. Taxes. For purposes of this Article III, the term “applicable law” shall include FATCA.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes (including any Other Taxes), provided, that, if the Borrowers shall be required by applicable law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrowers shall make such deductions or withholdings and (iii) the Borrowers shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law or at the option of the Administrative Agent, timely reimburse it for the payment of Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a the Administrative Agent, a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. Such delivery shall be provided on the Restatement Effective Date and on or before such documentation expires or becomes obsolete or after the occurrence of an event requiring a change in the documentation most recently delivered. In addition, any Lender, if requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Lead Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Lead Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Lead Borrower to determine the withholding or deduction required to be made, including under FATCA.

(f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that, the Loan Parties, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agree to repay the amount paid over to the Loan Parties under this subsection (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary contained in this subsection (f) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan, or (c) the LIBO Rate for any requested Interest Period with respect to a proposed LIBO Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04. Increased Costs; Reserves on LIBO Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBO Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBO Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided, that, the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on LIBO Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided, that, the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c) any assignment of a LIBO Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss or expense (excluding loss of anticipated profits or margin) actually incurred by reason of the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

3.06. Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall (at the request of the Lead Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07. Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08. Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Lender on account of Credit Extensions so made as if made directly by the applicable Lender to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Administrative Agent nor any other Lender shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01. Conditions of Initial Credit Extension. The effectiveness of this Amended and Restated Credit Agreement shall be subject to satisfaction or waiver of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party or the Lenders, as applicable, each dated the Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i) executed counterparts of this Agreement sufficient in number for distribution to the Administrative Agent, each Lender and the Lead Borrower;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iii) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(iv) a favorable legal opinion of Pepper Hamilton LLP, U.S., counsel to the Loan Parties, and Gowlings WLG, Canadian counsel to the Loan Parties, in each case, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(v) a certificate signed by a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Restatement Effective Date after giving effect to the transactions contemplated hereby, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vi) a duly completed Compliance Certificate as of the last day of the Fiscal Quarter of the Lead Borrower and its Subsidiaries most recently ended prior to the Restatement Effective Date, signed by a Responsible Officer of the Lead Borrower;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Administrative Agent required under the Loan Documents have been obtained and are in effect;

(viii) evidence reasonably satisfactory in form and substance to the Administrative Agent that a portion of the proceeds of the Term Loan have been used to repay the all of the Tranche A-1 Outstandings and Obligations (including fees and interest) in respect thereof and that the Tranche A-1 Commitments thereunder have been terminated;

(ix) each Security Document or amendment thereto set forth on Schedule 4.01(a) required to be executed on the Restatement Effective Date as indicated on such schedule, duly executed by each Loan Party a party thereto and certificates evidencing any stock being pledged thereunder, together with undated stock powers executed in blank, each duly executed by the applicable Loan Parties, and all documents and instruments required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents, as set forth on Schedule 4.01(a);

(x) subject to Section 6.21, all other Loan Documents (including without limitation the Intercreditor Agreement), each duly executed by the applicable Loan Parties;

(xi) results of searches or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any Mortgages, and releases or subordination agreements reasonably satisfactory to the Administrative Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Administrative Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(b) After giving effect to the funding of the Term Loans and repayment of the Tranche A-1 Outstandings, Excess Availability shall be not less than $45,000,000.

(c) The Administrative Agent shall have received a Borrowing Base Certificate dated the Restatement Effective Date, as of February 27, 2016, with a roll-forward, in form acceptable to the Administrative Agent to the Restatement Effective Date and, in each case, executed by a Responsible Officer of the Lead Borrower.

(d) The Administrative Agent shall have received the Audited Financial Statements.

(e) The Administrative Agent shall have received and be satisfied with (i) a detailed annual forecast for the period commencing on the Restatement Effective Date and ending with the end of the 2016 Fiscal Year, which shall include an Excess Availability model, Consolidated income statement, balance sheet, and statement of cash flow, (ii) a detailed forecast for the period commencing on the Restatement Effective Date and ending with the end of the 2016 Fiscal Year, which shall include an Excess Availability model, Consolidated income statement, balance sheet and statement of cash flow, by month (iii) any updates to the projections described in clauses (i) and (ii), in each case in form and substance reasonably satisfactory to Administrative Agent, and (iv) copies of interim unaudited financial statements for each quarter and month since the date of the Audited Financial Statements, in each case of the foregoing clauses (i) through (iv), prepared in conformity with GAAP and consistent with the Loan Parties’ then current practices.

(f) The consummation of the transactions contemplated hereby shall not violate any applicable Law or any Organization Document.

(g) all fees required to be paid to the Administrative Agent or the Arranger on or before the Restatement Effective Date shall have been paid in full (including without limitation the fees referred to in the Fee Letter), and all fees required to be paid to the Lenders on or before the Restatement Effective Date shall have been paid in full.

(h) The Borrowers shall have paid all fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced at least two (2) Business Days prior to the Restatement Effective Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).

(i) The Administrative Agent shall have received copies of all of the Term Loan Documents, in form and substance satisfactory to the Administrative Agent.

(j) The Administrative Agent shall have received all documentation and other information reasonably requested in writing at least five (5) Business Days prior to the Restatement Effective Date in order to allow the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Effective Date specifying its objection thereto.

4.02. Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of LIBO Rate Loans) and each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of each other Loan Party contained in Article V or any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language, they shall be true and correct in all respects, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) No Overadvance shall result from such Credit Extension.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of LIBO Rate Loans) submitted by Borrowers shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Secured Parties but until the Required Lenders otherwise direct the Administrative Agent to cease making Committed Loans, the Lenders will fund their Applicable Percentage of all Loans and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Administrative Agent, provided, that, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Secured Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Secured Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Secured Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Administrative Agent and the other Secured Parties that:

5.01. Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Restatement Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries which has or would reasonably expected to have a Material Adverse Effect, (ii) any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries, or (iii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in each case which has or would reasonably expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Administrative Agent under the Security Documents); or (d) violate any Law where such violation has or would reasonably be expected to have a Material Adverse Effect.

5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the grant of the security interest by the Loan Parties of the Collateral pledged by the Loan Parties pursuant to the Security Documents or for the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents or the priority thereof, (b) such as have been obtained or made and are in full force and effect, or (c) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.04. Binding Effect. This Agreement and each other Loan Document has been, duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05. Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness of the Lead Borrower and its Subsidiaries as of the date thereof, if and as required by GAAP.

(b) The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated October 31, 2015, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all Material Indebtedness of the Loan Parties and their Consolidated Subsidiaries as of the Restatement Effective Date.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d) To the best knowledge of the Lead Borrower, no Internal Control Event exists or has occurred since the date of the Audited Financial Statements that has resulted in or would reasonably be expected to result in a misstatement in any material respect, in any financial information delivered or to be delivered to the Administrative Agent or the Lenders, of (i) covenant compliance calculations provided hereunder or (ii) the assets, liabilities, financial condition or results of operations of the Lead Borrower and its Subsidiaries on a Consolidated basis.

(e) The Consolidated pro forma balance sheet of the Lead Borrower and its Subsidiaries as at June 30, 2012, and the related Consolidated pro forma statements of income and cash flows of the Lead Borrower and its Subsidiaries for the nine (9) months then ended, certified by the chief financial officer of the Lead Borrower, copies of which have been furnished to each Lender, fairly present in all material respects the Consolidated pro forma financial condition of the Lead Borrower and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Lead Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

(f) The Consolidated forecasted balance sheet, statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time made and at the time of delivery of such forecasts; it being understood that the projections and estimates contained in such Consolidated balance sheet, statements of income and cash flows are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that actual results may vary from projected results and that such variances may be material and that the Loan Parties make no representation as to the attainability of such projection or as to whether such projections will be achieved or materialize.

5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.06, either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

5.07. No Default or Event of Default. No Loan Party or any Restricted Subsidiary is in default under or with respect to, any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document. Neither the Lead Borrower nor any of its Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or would reasonably be expected to result in a Material Adverse Effect.

5.08. Ownership of Property; Liens.

(a) Each of the Loan Parties and each Restricted Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each Restricted Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business, except in each case as does not have and would not reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties and each of their Restricted Subsidiaries, together with a list of the holders of any mortgage or other Lien thereon as of the Restatement Effective Date. Each Loan Party and each of its Restricted Subsidiaries has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party or such Restricted Subsidiary, free and clear of all Liens (other than Permitted Encumbrances), except in each case as or would reasonably be expected to have a Material Adverse Effect. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with name of the lessor with respect to each such Lease as of the Restatement Effective Date. Each of such Leases is in full force and effect and the Loan Parties and the Restricted Subsidiaries are not in default (beyond applicable cure periods) of the terms of any such Leases and each of the Loan Parties and the Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such Leases, except in each case as would not reasonably be expected to have a Material Adverse Effect.

(c) Schedule 7.01 sets forth a complete and accurate list of all Liens (other than Liens that constitute Permitted Encumbrances described in clauses (a) through (f) , clauses (h) through (l), clauses (n) through (s), and clauses (y) through (bb) of the definition thereof) on the property or assets of each Loan Party and each of its Restricted Subsidiaries, as of the Restatement Effective Date showing the lien holder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Restricted Subsidiary subject thereto. The property of each Loan Party and each of its Restricted Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d) Schedule 7.02 sets forth a complete and accurate list of all Investments held by any Loan Party or any Restricted Subsidiary of a Loan Party on the Restatement Effective Date, showing as of the Restatement Effective Date the amount, obligor or issuer and maturity, if any, thereof.

(e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness of each Loan Party or any Restricted Subsidiary of a Loan Party on the Restatement Effective Date, showing as of the Restatement Effective Date the amount, obligor or issuer and maturity thereof.

5.09. Environmental Compliance.

(a) No Loan Party or any Restricted Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 5.09, (i) none of the properties currently or formerly owned or operated by any Loan Party or Restricted Subsidiary is or was listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or Restricted Subsidiary in violation of any Environmental Laws or, to the knowledge of any of the Loan Parties on any property formerly owned or operated by any Loan Party or Restricted Subsidiary; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Restricted Subsidiary; (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or Restricted Subsidiary in violation of any Environmental Laws; and (v) to the knowledge of any of the Loan Parties, there are no pending or threatened Liens under or pursuant to any applicable Environmental Laws on any Real Estate or other assets owned or leased by any Loan Party or Restricted Subsidiary, and to the best of the knowledge of any of the Loan Parties, no actions by any Governmental Authority have been taken or are in process which would subject any of such properties or assets to such Liens, except, in the case of clauses (i) through (v) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as otherwise set forth on Schedule 5,09, no Loan Party or any Restricted Subsidiary thereof is undertaking, and no Loan Party or any Restricted Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary thereof have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10. Insurance. Schedule 5.10 hereto sets forth a list of the Loan Parties’ and their Respective Subsidiaries’ insurance policies. The properties of the Loan Parties and their Restricted Subsidiaries are insured with insurance companies the Loan Parties believe (in the good faith judgment of its management) to be financially sound and reputable at the time the relevant coverage is placed or renewed against such loss or damage with respect to its properties and business of the kind customarily insured against by Persons engaged in the same or similar business, of such types and such amounts (after giving effect to self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties), in such amounts as are customarily carried under similar circumstances by such other Persons.

5.11. Taxes. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Loan Parties and their Restricted Subsidiaries have filed all Federal, state and other tax returns and reports required to be filed, and (b) have paid when due and payable all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP, as to which Taxes no Lien has been filed and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed tax assessment against any Loan Party or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. Except as set forth on Schedule 5.11, no Loan Party or any Restricted Subsidiary thereof is a party to any tax sharing agreement.

5.12. ERISA and Canadian Pension Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto or is maintained under a prototype or volume submitter plan and may rely upon a favorable opinion or advisory letter issued by the IRS with respect to such prototype or volume submitter plan. To the best knowledge of the Lead Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan except to the extent where such failure has not resulted in and could not reasonably be expected to have a Material Adverse Effect.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) Except as would not be expected to result in a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) except as has not and could not be expected to result in a Material Adverse Effect; (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan that has or would be reasonably expected to have a Material Adverse Effect; and (v) except as has not or could not be expected to result in a Material Adverse Effect, neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d) (i) No Loan Party nor any Restricted Subsidiary maintains, sponsors, administers, contributes to, participates in or has any liability in respect of any Specified Canadian Pension Plan, nor has any such Person ever maintained, sponsored, administered, contributed to or participated in any Specified Canadian Pension Plan; (ii) the Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable Laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other applicable Laws and no event has occurred which could cause the loss of such registered status; (iii) all obligations of the Loan Parties and their Restricted Subsidiaries (including funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the Canadian Union Plans have been performed on a timely basis except where the failure to so perform on a timely basis would be reasonably expected to have a Material Adverse Effect; (iv) all contributions or premiums required to be made or paid by the Loan Parties and their Restricted Subsidiaries to the Canadian Pension Plans, Canadian Benefit Plans and Canadian Union Plans have been made on a timely basis in accordance with the terms of such plans and all applicable Laws; (v) the sole obligation of any Loan Party or any Restricted Subsidiary of any Loan Party under a Canadian Union Plan is to make monetary contributions to the plan in the amounts and in the manner set forth in the applicable Canadian Union Plan, collective agreement or participation agreement, and all such contributions have been made; (vi) No Loan Party or Restricted Subsidiary has a material liability with respect to any post-retirement benefit under a Canadian Benefit Plan; (vii) As of the date hereof, no Canadian Pension Event has occurred; (viii) There are no outstanding disputes concerning the Canadian Pension Plans, Canadian Union Plans or Canadian Benefit Plans or the assets thereof which would reasonably be expected to have a Material Adverse Effect.

5.13. Subsidiaries; Equity Interests. As of the Restatement Effective Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in the Loan Parties and Restricted Subsidiaries have been validly issued, are fully paid and non-assessable (other than with respect to the Lead Borrower) and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for (i) those created under the Security Documents, and (ii) Permitted Encumbrances securing any Permitted Term Loan Indebtedness, and (iii) Permitted Encumbrances under clauses (a) and (e) in the definition thereof. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Restricted Subsidiary. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14. Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15. Disclosure. Each Loan Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information or other data furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements, information or data taken as a whole, in the light of the circumstances under which they were made or delivered, not misleading in any material respect at such time in light of the circumstances under which such information was provided; it being understood that for the purposes of this Section 5.15 such statements or information or data shall not include projections and pro forma financial information or any other forward-looking information or information of a general economic or industry-specific nature.

5.16. Compliance with Laws.

(a) Generally.

(i) Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(ii) No part of the proceeds of any Loan will be used directly or indirectly (1) for the purpose of financing any activities or business of or with any Person subject to any sanctions or economic embargoes administered or enforced by the U.S. Department of State or the U.S. Department of Treasury (including OFAC) or any other applicable sanctions authority (the associated Laws, rules, regulations and orders, collectively, “Sanctions Laws”) or (2) for any payments to any Government Official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any Sanctions Laws or the FCPA.

(b) Anti-Terrorism Laws, Etc. Without limiting the foregoing, no Loan Party, any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. No Loan Party, any of its Restricted Subsidiaries or, to the

knowledge of the Borrowers, any of their respective Affiliates (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

(c) Anti-Corruption Laws, Etc. No Loan Party, any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, any of their respective Affiliates or any officer, director, or employee, or agent, representative, sales intermediary of such Person, in each case, acting on behalf of any Loan Party or any of its Restricted Subsidiaries in violation of any applicable Anti-Corruption Law. None of the Loan Parties, its Restricted Subsidiaries or any of their Affiliates has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. There is no material suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or, to the knowledge of any executive officer of the Borrowers, threatened against or affecting the Loan Parties, their Restricted Subsidiaries or any of their Affiliates related to any applicable Anti-Corruption Law, before or by any Governmental Authority. None of the Loan Parties nor any of their respective Restricted Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law. In the three (3) years prior to November 1, 2012, none of the Loan Parties nor any of their respective Restricted Subsidiaries has received any written notice, request or citation for any actual or potential noncompliance with any of the foregoing.

(d) Foreign Assets Control Regulations and Anti-Money Laundering. Each Loan Party and its Restricted Subsidiaries are in compliance in all material respects with all Sanctions Laws, and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party, any of its Restricted Subsidiaries, or, to the knowledge of the Borrowers, any of their respective Affiliates, officers or directors (i) is a Person designated by the U.S. government on the list of the SDN List with which a U.S. Person cannot deal or otherwise engage in business transactions or (ii) is organized, resident or operating in any country or territory that is itself the target of any Sanctions Laws.

5.17. Intellectual Property; Licenses, Etc. Except as set forth on Schedule 5.17 hereto, the Loan Parties and their Restricted Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses as currently conducted. Except as set forth on Schedule 5.17 hereto, to the knowledge of the Lead Borrower, the operation of the respective business of the Loan Parties and their Restricted Subsidiaries as currently conducted does not infringe upon misuse, misappropriate or violate any rights held by any other Person except for such infringements, misuses, misappropriations or violations that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 5.17 hereto, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Lead Borrower, threatened in writing, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18. Labor Matters.

There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made based on hours worked to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such wage and hour matters except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law except where such incurrence could not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect. All payments due from any Loan Party and its Restricted Subsidiaries, or for which any claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, no Loan Party or any Restricted Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement which constitutes a Material Contract, bonus plan, restricted stock plan, stock option plan, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Restricted Subsidiary has made a pending demand for recognition that would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Restricted Subsidiaries. The consummation of the transactions contemplated by the Loan Documents on the Restatement Effective Date will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound.

5.19. Security Documents.

The provisions of the Security Documents, together with such filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to the Administrative Agent of any Pledged Securities (as defined in the Security Agreement, as applicable required to be delivered pursuant to the applicable Security Documents together with stock powers or other appropriate instruments of transfer executed in blank form), are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties referred to therein, a legal, valid and enforceable security interest in and first priority Lien (except for those Permitted Encumbrances that have priority in such Collateral by operation of law and except as to the Term Loan Priority Collateral, for the Liens of the Term Loan Agent to the extent provided in the Term Loan Intercreditor Agreement) on all right title and interest of the respective Loan Parties in the Collateral described therein, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, except (a) as otherwise contemplated hereby or under any other Loan Documents, and (b) except as to specific items of Collateral as to which Agent may determine, in consultation with the Lead Borrower, not to perfect its security interest therein based on the value thereof relative to the costs of such perfection.

5.20. Solvency.

On the Restatement Effective Date and after giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Credit Extension, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been made by any Loan Party and no obligation has been incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21. Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs (and including Blocked Accounts) maintained by the Loan Parties as of the Restatement Effective Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) the purpose of the DDA, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Restatement Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22. Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.23. Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any modification or change in the business relationship of any Loan Party with any supplier that would reasonably be expected to have a Material Adverse Effect.

5.24. Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Restatement Effective Date. The Loan Parties have delivered true, correct and complete copies of such Material Contracts to the Administrative Agent on or before the Restatement Effective Date. Except as would not be reasonably be expected to have a Material Adverse Effect, the Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.25. Payables Practices. No Loan Party has made any material change in its historical accounts payable practices from those in effect immediately prior to the Restatement Effective Date that has or would reasonably be expected to have a Material Adverse Effect.

5.26. Credit Card Receivables. As of the time when each of its Accounts is included in the Borrowing Base as an Eligible Credit Card Receivable, such Account and all records, papers and documents relating thereto (a) are genuine and correct in all material respects, (b) represent the legal, valid and binding obligation of the Account Debtor, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, evidencing indebtedness unpaid and owed by such Account Debtor, arising out of the performance of labor or services or the sale, lease, license, assignment or other disposition and delivery of the goods or other property listed therein or out of an advance or a loan, and (c) are in all material respects in compliance and conform with all applicable material federal, state and local Laws and applicable Laws of any relevant foreign jurisdiction.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, and until such time, as Obligations are paid in full, the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01. Financial Statements. Deliver to the Administrative Agent for distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ended 2012), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by (i) a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an opinion of such Registered Public Accounting Firm independently assessing Loan Parties’ internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Quarter ended December 31, 2012), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity (year to date) and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations, Shareholders’ Equity (year to date) and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Month ended September 30, 2012), a consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income or operations, and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d) as soon as available, but in any event no later than thirty (30) days before the end of each Fiscal Year of the Lead Borrower, forecasts prepared by management of the Lead Borrower, in form consistent with the forecasts delivered by Lead Borrower to Administrative Agent for the 2013 Fiscal Year, of consolidated balance sheets and statements of income or operations and cash flows of the Lead Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to such forecast with respect to such Fiscal Year.

6.02. Certificates; Other Information. Deliver to the Administrative Agent for distribution to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) and (c) (commencing with the delivery of the financial statements for the Fiscal Month ended October 31, 2012), a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) with respect to the financial statements referred to in Sections 6.01(a) and (b), a copy of management’s discussion and analysis with respect to such financial statements;

(b) within ten (10) Business Days after the end of each Fiscal Month, a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided, that, (i) at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, at the election of the Administrative Agent, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday; and (ii) at any time, Lead Borrower may elect to deliver a Borrowing Base Certificate on Wednesday (or if Wednesday is not a Business Day, on the next succeeding Business Day) of each week, as of the close of business on the Saturday of the immediately preceding week, provided, that, in the event that Lead Borrower elects to exercise such option, a weekly Borrowing Base Certificate shall be delivered for not less than eight (8) consecutive weeks thereafter unless otherwise agreed by Administrative Agent;

(c) promptly upon receipt, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Restricted Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other material report or material communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) The financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(f) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of debt securities of any Loan Party or any Restricted Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(g) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Restricted Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(h) promptly after the Administrative Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness not otherwise previously provided hereunder;

(i) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each material notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof (exclusive of any state or municipal sales tax audits unless the result thereof could reasonably be expected to have a Material Adverse Effect) or any other matter which, would reasonably be expected to have a Material Adverse Effect; and

(j) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents and notices required to be delivered pursuant to Section 6.01(a), (b), or (c), Section 6.02(d), (f) or (g) or Section 6.03 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents or notices, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents or notices are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Lead Borrower shall deliver paper copies of such documents or notices to the Administrative Agent or any Lender that requests the Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Lead Borrower shall notify the Administrative Agent and each Lender (by telecopy or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents or notices referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents or notices.

The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03. Notices. Promptly notify (and in any event in the case of clause (a) below within two (2) days of the occurrence of such event, and with respect to clauses (b) through (j) within ten (10) Business Days of such event) the Administrative Agent:

(a) of the occurrence of any Event of Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event or any Canadian Pension Event;

(d) of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof;

(e) of any change in any Loan Party’s Named Executive Officers (as such term is defined in the Securities Laws);

(f) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(g) of the filing of any Lien for unpaid Taxes exceeding $1,000,000 in the aggregate against the Loan Parties;

(h) of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(i) of any transaction of the nature contained in ARTICLE VII hereof, occurring after the Restatement Effective Date, consisting of (i) the incurrence by a Loan Party of Material Indebtedness, (ii) the voluntary or involuntary grant of any Lien other than a Permitted Encumbrance upon any property of any Loan Party, or (ii) the making of any Permitted Investments by a Loan Party in excess of $5,000,000 (provided, that, if Lead Borrower shall have already provided and updated Occurrence Update Schedule or Periodic Update Schedule reflecting any of the foregoing, no additional notice shall be necessary unless the same constitutes an Event of Default); and

(j) of any failure by any Loan Party to pay rent at (i) ten percent (10%) or more of such Loan Party’s locations or (ii) any of such Loan Party’s locations if such failure continues for more than ten (10) days following the day on which such rent first came due and such failure would be reasonably likely to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, and carriers) which, if unpaid, would by law become a Lien upon its property securing obligations in excess of $250,000; and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation, (iv) no Lien has been filed with respect thereto and (v) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Administrative Agent with respect to determining Reserves in its Permitted Discretion pursuant to this Agreement.

6.05. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property (i) is no longer used or useful in the conduct of the business of the Loan Parties or any Restricted Subsidiary or (ii) the failure to preserve or renew such Intellectual Property could not reasonably be expected to have a Material Adverse Effect.

6.06. Maintenance of Properties. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its properties and equipment necessary or useful in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07. Maintenance of Insurance. Maintain at all times with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated, and such other insurance as may be required by applicable Law. Said policies of insurance shall be reasonably satisfactory to Administrative Agent as to form, amount and insurer. The Lead Borrower shall furnish certificates, policies or endorsements to Administrative Agent as Administrative Agent shall reasonably require as proof of such insurance, and, in the event that the Loan Parties at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or in part relating thereto, the Administrative Agent may, without waiving or releasing any obligation or liability of the Loan Parties hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Administrative Agent deems advisable, at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Administrative Agent of any cancellation or reduction of coverage and that Administrative Agent may act as attorney for each Borrower and Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrowers and Guarantors shall cause Administrative Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantors shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to Administrative Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Administrative Agent as its interests may appear and further specify that Administrative Agent and Lenders shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its or their Affiliates. Without limiting any other rights of Administrative Agent or Lenders, any insurance proceeds received by Administrative Agent at any time may, subject to the terms of the Intercreditor Agreement, be applied to payment of the Obligations (subject to the terms of the Intercreditor Agreement), whether or not then due, in any order and in such manner as Administrative Agent may determine. Upon application of such proceeds to the Loans, Loans may be available subject and pursuant to the terms hereof to be used for the costs of repair or replacement of the Collateral lost or damages resulting in the payment of such insurance proceeds. Each Loan Party hereby irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Loan Party’s true and lawful agent (and attorney-in-fact), exercisable only after the occurrence and during the continuance of an Event of Default, for the purpose of making, settling and adjusting claims in respect of the Collateral under policies of insurance, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. All sums disbursed by the Administrative Agent in connection with this Section 6.07, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Loan Parties to the Administrative Agent and shall be additional Obligations secured hereby.

6.08. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including all applicable ERISA, FCPA, OFAC, PATRIOT Act and anti-money laundering Laws), except in such instances in which the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09. Books and Records; Accountants.

(a) Maintain proper books of record and account, in which entries are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties and their Subsidiaries; and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties and their Subsidiaries.

(b) at all times retain a Registered Public Accounting Firm of national standing and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Administrative Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Administrative Agent.

6.10. Inspection Rights; Field Examinations; Appraisals.

(a) Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, that, when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants and lawyers) retained by the Administrative Agent to conduct field examinations and other evaluations, including, without limitation, of (1) the Lead Borrower’s practices in the computation of the Borrowing Base, (2) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (3) the Loan Parties’ business plan and cash flows. The Loan Parties shall pay the fees and expenses of the Administrative Agent and such professionals with respect to such examinations and evaluations, provided, that, the Administrative Agent shall undertake only one (1) field examination in each period of twelve (12) consecutive Fiscal Months at the Loan Parties’ expense; except, that, if (i) Excess Availability is less than the amount equal to thirty percent (30%) of the Borrowing Base but greater than or equal to fifteen percent (15%) of the Borrowing Base at any time during such twelve (12) consecutive Fiscal Months, the Administrative Agent may, in its discretion, have one (1) additional field examination done during such twelve (12) consecutive Fiscal Months at the Loan Parties’ expense, and (ii) Excess Availability is less than the amount equal to fifteen percent (15%) of the Borrowing Base at any time during such twelve (12) consecutive Fiscal Months, the Administrative Agent may, in its discretion, have two (2) additional field examination done during such twelve (12) consecutive Fiscal Months at the Loan Parties’ expense. Notwithstanding the foregoing, in addition to the field examinations described above, the Administrative Agent may have additional field examinations done (a) as it in its discretion deems necessary or appropriate at its own expense, or (b) if required by Law or if an Event of Default shall have occurred and be continuing, at the Loan Parties’ expense.

(c) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the fees and expenses of the Administrative Agent and such professionals with respect to such appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Administrative Agent may, in its Permitted Discretion, undertake up to (1) one (1) inventory appraisal each period of twelve (12) consecutive Fiscal Months at the Loan Parties’ expense; except, that, if (A) Excess Availability is less than the amount equal to thirty percent (30%) of the Borrowing Base but greater than or equal to fifteen percent (15%) of the Borrowing Base (calculated without giving effect to the Term Loan Reserves) at any time during such twelve (12) consecutive Fiscal Months, the Administrative Agent may, in its Permitted Discretion, conduct one (1) additional appraisal during such twelve (12) consecutive Fiscal Months at the Loan Parties’ expense, and (B) Excess Availability is less than the amount equal to fifteen percent (15%) of the Borrowing Base (calculated without giving effect to the Term Loan Reserves) at any time during such twelve (12) consecutive Fiscal Months, the Administrative Agent may, in its Permitted Discretion, conduct two (2) additional appraisals during such twelve (12) consecutive Fiscal Months at the Loan Parties’ expense. Notwithstanding the foregoing, in addition to the appraisals described above, the Administrative Agent may have additional appraisals done (a) as it in its Permitted Discretion deems necessary or appropriate at its own expense, or (b) if required by Law or if an Event of Default shall have occurred and be continuing, at the Loan Parties’ expense.

(d) Reserved

6.11. Use of Proceeds. Use the proceeds of the Credit Extension (a) to repay the Indebtedness outstanding (and cash collateralize outstanding letters of credit) under the Existing Credit Agreements, (b) to finance the acquisition of working capital assets of the Borrowers, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers, (d) to pay costs, fees, and expenses in connection with the credit facility provided hereunder and (e) for general corporate purposes of the Loan Parties, in each case to the extent expressly permitted under applicable Law and not expressly prohibited by the Loan Documents.

6.12. Additional Loan Parties. Promptly (and in any event within five (5) Business Days after the acquisition or formation of any Subsidiary notify the Administrative Agent thereof and (a) unless such Subsidiary is an Excluded Subsidiary, at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within sixty (60) days thereafter), cause any such Person to (i) become a Loan Party by executing and delivering to the Administrative Agent a Joinder to this Agreement or a counterpart of the Facility Guaranty or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (ii) grant a Lien to the Administrative Agent on such Person’s assets to secure the Obligations, and (iii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, if such Subsidiary is a CFC, the Equity Interests of such Subsidiary to be pledged may be limited to sixty-five percent (65%) of the outstanding voting Equity Interests of such Subsidiary and one hundred percent (100%) of the non-voting Equity Interests of such Subsidiary and such time period may be extended based on local law or practice), in each case in form, content and scope reasonably satisfactory to the Administrative Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13. Cash Management.

(a) On or prior to the Restatement Effective Date, deliver to the Administrative Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit I which have been executed on behalf of such Loan Party and delivered to such Loan Party’s Credit Card Processors listed on Schedule 5.21(b).

(b) The Loan Parties shall ACH or wire transfer (i) no less frequently than weekly (and whether or not there are then any outstanding Obligations) to a Blocked Account all available amounts on deposit in each DDA used by any Store or other retail location or otherwise for the receipt of proceeds of Accounts or other Collateral from customers and other obligors (which shall not include any Excluded DDA, so that funds in an Excluded DDA are not sent to a Blocked Account), (ii) no less frequently than daily (and whether or not there are then any outstanding Obligations) to a Blocked Account all payments due from Credit Card Issuers and Credit Card Processors, and (iii) no less frequently than daily (and whether or not there are then any outstanding Obligations) all amounts on deposit in a Blocked Account to the Concentration Account; provided, that, the available amounts from any DDA shall only be required to be transferred if the available amount on deposit in such DDA on such day is greater than $2,500, as may be required to be kept in the subject DDA by the depository bank.

(c) Each Blocked Account Agreement as to a Blocked Account shall require that the applicable Blocked Account Bank, after notice by Administrative Agent to the applicable Blocked Account Bank, transfer no less frequently than daily to the Agent Payment Account all available amounts on deposit in the Blocked Account subject to such Blocked Account Agreement, including the following: (i) all available cash receipts from the sale of Inventory and other assets (whether or not constituting Collateral); (ii) all proceeds of collections of Accounts; (iii) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any sale or other transaction or event, including any Prepayment Event, provided, that, Administrative Agent shall only send such notice to a Blocked Account Bank with respect to a Blocked Account at any time a Cash Dominion Event shall exist.

(d) The Blocked Account Agreement as to the Concentration Account shall require that the applicable Blocked Account Bank, after notice by Administrative Agent to the applicable Blocked Account Bank, transfer no less frequently than daily to the Agent Payment Account, all funds on deposit therein, provided, that, Administrative Agent shall only send such notice to a Blocked Account Bank with respect to a Concentration Account at any time a Cash Dominion Event shall exist.

(e) All funds received in the Agent Payment Account shall be applied to the Obligations as provided in accordance with this Agreement. In the event that, notwithstanding the provisions of this Section 6.13, any Loan Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Blocked Account or the Concentration Account, or if there then exists a Cash Dominion Event, dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(f) Upon the written request of the Administrative Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Administrative Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.14. Information Regarding the Collateral.

(a) Furnish to the Administrative Agent at least ten (10) days prior written notice of any change in: (i) any Loan Party’s legal name; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its jurisdiction of incorporation or formation. The Loan Parties agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC, PPSA or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all the Collateral (subject to, with respect to priority, Permitted Encumbrances having priority by operation of law and Permitted Encumbrances on Term Loan Priority

Collateral securing Permitted Term Loan Indebtedness) for its own benefit and the benefit of the other Secured Parties. Each Loan Party agrees to promptly provide the Administrative Agent with certified Organization Documents reflecting any of the changes described in this Section 6.14(a).

(b) The Administrative Agent may rely on opinions of counsel as to whether any or all UCC financing statements of the Loan Parties need to be amended as a result of any of the changes described in Section 6.14(a). If any Loan Party fails to provide information to the Administrative Agent about such changes on a timely basis, the Administrative Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in such Loan Party’s property constituting Collateral, for which the Administrative Agent needed to have information relating to such changes. The Administrative Agent shall have no duty to inquire about such changes if any Loan Party does not inform the Administrative Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Administrative Agent to search for information on such changes if such information is not provided by any Loan Party.

(c) Should any of the information on any (i) Periodic Update Schedule hereto become inaccurate or misleading in any material respect as a result of changes after the Restatement Effective Date, the Lead Borrower shall provide updated versions of such Periodic Update Schedule together with the next delivery of financial statements required to be delivered to the Administrative Agent pursuant to Section 6.01(a), (b) or (c) and (ii) Schedule become inaccurate or misleading in any material respect as a result of changes after the Restatement Effective Date, the Lead Borrower shall advise the Administrative Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same promptly, but in any event within fifteen (15) Business Days. From time to time as may be reasonably requested by the Administrative Agent, the Lead Borrower shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter arising after the Restatement Effective Date that, if existing or occurring on the Restatement Effective Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered materially inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Secured Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or fail to undertake any action required hereunder from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Secured Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.15. Physical Inventories.

(a) Cause not less than two (2) periodic cycle counts, in each case consistent with practices of the Loan Parties in effect on the date hereof, conducted by such inventory takers as are reasonably satisfactory to the Administrative Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be reasonably satisfactory to the Administrative Agent, so long such cycle counts result in at least two (2) physical inventories of each retail store location and leased department (and so long as cycle counts of each distribution center result in at least one (1) physical inventory of such distribution center) in each consecutive twelve (12) month period. The Administrative Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party with respect to up to ten percent (10%) of all Stores, in any consecutive twelve (12) month period. The Lead Borrower, within thirty (30) days following the completion of such inventory, shall provide the Administrative Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Permit the Administrative Agent, in its discretion, if any Event of Default exists, to cause additional such inventories to be taken as the Administrative Agent determines (each, at the expense of the Loan Parties).

6.16. Environmental Laws.

(a) Conduct its operations and keep and maintain its Real Estate and requires all lessees and sublessees of such Real Estate to operate and maintain such Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except where such failure would not reasonably be expected to have a Material Adverse Effect, provided, that, neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17. Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Administrative Agent, from time to time upon written request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any Term Loan Priority Collateral but excluding any “Excluded Property,” as such term is defined in the Security Agreement) are acquired by any Loan Party (other than assets constituting Collateral under the Security Documents that become subject to the Lien of the Security Documents upon acquisition thereof) , notify the Administrative Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be requested by any the Administrative Agent in its Permitted Discretion to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.13, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.13(b) waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.13(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute Consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c) Use, and cause each of the Restricted Subsidiaries to use, their commercially reasonable efforts to obtain lease terms in any Lease entered into by any Loan Party after the date hereof not expressly prohibiting the recording in the relevant real estate filing office of an appropriate memorandum of lease and the encumbrancing of the leasehold interest of such Loan Party in the property that is the subject of such Lease.

(d) Upon the request of the Administrative Agent, cause any of its landlords (other than with respect to Department Lessors and lessors of Store Leased Locations except in respect of Store Leased Locations in Landlord Lien States) to deliver a Collateral Access Agreement to the Administrative Agent in such form as the Administrative Agent may reasonably require. With respect to Store Leased Locations in Landlord Lien States, Administrative Agent agrees that it shall only request a Collateral Access Agreement for any such Store Leased Location to the extent the Lead Borrower requests the removal of all or a portion of any Reserves relating to such Store Leased Location.

(e) Upon the request of the Administrative Agent, deliver to the Administrative Agent copies of notifications (each, a “DDA Notification”) substantially in the form attached hereto as Exhibit H which have been executed on behalf of such Loan Party and delivered to each depository institution at which a DDA (other than an Excluded DDA) is maintained.

(f) Upon the reasonable request of the Administrative Agent with respect to any Leased Department, the Loan Parties shall send notices to any Department Lessor’s secured creditors holding a lien on such Department Lessor’s inventory and otherwise comply with the relevant provisions of the UCC, including without limitation, Section 9-324, to establish priority of the Loan Parties’ title and rights to all inventory owned by the Loan Parties and located at such Department Lessor.

6.18. Lender Meetings. Within sixty (60) days after the receipt by Administrative Agent of the audited financial statements pursuant to Section 6.01(a)(i) for the then most recently ended Fiscal Year of Lead Borrower or on such other date as Administrative Agent and Lead Borrower may agree, at the request of Administrative Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Administrative Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous Fiscal Year and the financial condition of the Lead Borrower and its Subsidiaries and the projections presented for the current Fiscal Year of Lead Borrower.

6.19. Reserved.

6.20. Designation as Senior Debt. Designate all Obligations as “Designated Senior Indebtedness” under, and defined in, any agreement evidencing any Subordinated Indebtedness.

6.21. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.21, in each case within the time limits specified on such schedule (unless Administrative Agent, in its Permitted Discretion, shall have agreed to any particular longer period).

6.22. Compliance with Canadian Pension Matters. Promptly notify the Administrative Agent of each Canadian Pension Plan, Canadian Benefit Plan and Canadian Union Plan hereafter adopted or contributed to by any of the Borrowers or their Restricted Subsidiaries. For each existing, or hereafter adopted, Canadian Benefit Plan, Canadian Pension Plan and Canadian Union Plan, each Loan Party and Restricted Subsidiary, as applicable, shall in a timely fashion comply with and perform in all material respects its obligations under and in respect of such Canadian Benefit Plan, Canadian Pension Plan and Canadian Union Plan in accordance with applicable Laws and plan terms. All employer contributions or premiums required to be remitted or paid (including employee withheld amounts) to or in respect of each Canadian Benefit Plan, Canadian Pension Plan and Canadian Union Plan shall be paid or remitted by each Loan Party or Restricted Subsidiary in a timely fashion in accordance with the terms thereof, any funding agreements and all Applicable Laws. The Lead Borrower shall deliver to the Administrative Agent (i) if requested by the Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan required to be and as filed with any applicable Governmental Authority; (ii) promptly, after receipt thereof, a copy of any direction, order, notice, ruling or opinion that any Borrower or Restricted Subsidiary may receive from any Governmental Authority with respect to any Canadian Pension Plan or Canadian Union Plan; and (iii) notification within 30 days of any increases having a cost to one or more of the Loan Parties or any Restricted Subsidiaries in excess of $500,000.00 per annum in the aggregate, in the benefits of any existing Canadian Pension Plan, Canadian Benefit Plan or Canadian Union Plan or the commencement of contributions to any such plan to which any Borrower or Restricted Subsidiary was not previously contributing.

6.23. Maintenance of Records. Keep and maintain at their own cost and expense materially complete records of each Account, in a manner consistent with prudent business practice, including, without limitation, records of all payments received, all credits granted thereon, all merchandise returned and all other documentation relating thereto. Each Loan Party shall, at such Loan Party’s sole cost and expense, upon the Administrative Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts, including, without limitation, all documents evidencing Accounts and any books and records relating thereto to the Administrative Agent or to its representatives (copies of which evidence and books and records may be retained by such Loan Party). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may transfer a full and complete copy of any Loan Party’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts to and for the use by any Person that has acquired or is contemplating acquisition of an interest in the Accounts or the Administrative Agent’s security interest therein in accordance with applicable Law without the consent of any Loan Party.

6.24. Collection. Cause to be collected from the Account Debtor of each of the Accounts, as and when due in the ordinary course of business consistent with prudent business practice (including, without limitation, Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account. The costs and expenses (including, without limitation, attorneys’ fees) of collection, in any case, whether incurred by any Loan Party, the Administrative Agent or any other Credit Party, shall be paid by the Loan Parties.

6.25. Actions Regarding Intellectual Property. Subject to Intercreditor Agreement, if any Event of Default shall have occurred and be continuing, upon the written demand of Administrative Agent, execute and deliver to the Administrative Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights (as each such term is defined in the Security Agreement) and such other documents as are necessary or appropriate to carry out the intent and purposes of hereof and of the Security Agreement to the extent such assignment does not result in any loss of rights therein under applicable Law. Within five (5) Business Days of written notice thereafter from Administrative Agent, each Loan Party shall make available to Administrative Agent, to the extent within such Loan Party’s power and authority, such personnel in such Loan Party’s employ on the date of the Event of Default as Administrative Agent may reasonably designate to permit such Loan Party to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Loan Party under the registered Patents, Trademarks and/or Copyrights, and such Persons shall be available to perform their prior functions on Administrative Agent’s behalf.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC, the PPSA, or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Restricted Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Restricted Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances and in the case of the assignment or transfer of accounts or other rights to receive payment except for Permitted Dispositions.

7.02. Investments; Acquisitions. Make any Investments, except Permitted Investments.

7.03. Indebtedness; Disqualified Stock.

(a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness; or

(b) issue Disqualified Stock except as permitted by clause (m) of the definition of Permitted Indebtedness;

(c) issue and sell Equity Interest in a Restricted Subsidiary of a Loan Party.

7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or (x) agree to do any of the below unless permitted under any of clauses (a)-(i) below or (y) enter into any agreement to do any of the below unless such agreement is conditioned upon either obtaining the consent of the Administrative Agent and Required Lenders to such transaction or the termination of the Aggregate Commitments and the payment in full of the Obligations upon the occurrence of such fundamental change), except, that, so long as no Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) (i) any domestic wholly-owned Subsidiary that is not a Loan Party may merge with a Loan Party, provided, that, the Loan Party shall be the continuing or surviving Person and (ii) any Subsidiary of Lead Borrower that is a Loan Party may merge into any Subsidiary that is a Loan Party or into a Borrower; provided, that, in any merger involving a Borrower, such Borrower shall be the continuing or surviving person, and any merger involving the Lead Borrower, the Lead Borrower shall be the continuing or surviving Person;

(b) in connection with a Permitted Acquisition, any Restricted Subsidiary (other than a Loan Party) may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided, that, (i) the Person surviving such merger shall be a Wholly-Owned Subsidiary of a Loan Party and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person;

(c) any CFC that is not a Loan Party may merge into any CFC that is not a Loan Party

(d) any merger the sole purpose of which is to reincorporate or reorganize a Loan Party in another jurisdiction in the United States shall be permitted;

(e) any Loan Party or Restricted Subsidiary (other than the Lead Borrower) may liquidate, wind-up or dissolve or change its legal form, provided, that, promptly upon the commencement of the winding up, any action to dissolve or change such Loan Party or Restricted Subsidiary, as the case may be, (A) any assets of such Loan Party which constitute Collateral are either (1) transferred to any other Loan Party and are subject to the valid perfected security interests of Administrative Agent as to any Revolving Loan Priority Collateral and Term Loan Priority Collateral or (2) are subject to a Disposition which is a Permitted Disposition and (B) any such Loan Party that is a Borrower shall cease to be a Borrower;

(f) so long as no Event of Default exists or would result therefrom, any Loan Party may merge or consolidate with any other Person in order to effect any Permitted Investment (other than clause (j) of the definition of Permitted Investments); provided, that, the continuing or surviving Person shall be a Borrower or a Loan Party (unless such Subsidiary is an Excluded Subsidiary), which shall have complied with the applicable requirements of Section 6.12;

(g) so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than clause (h) of the definition of Permitted Dispositions); and

(h) any Subsidiary of Lead Borrower that is a Loan Party may liquidate, wind-up or dissolve, provided, that, promptly upon the commencement of the winding up or any action to dissolve such Subsidiary, (A) any assets of such Subsidiary which constitute Collateral are either (1) transferred to a Loan Party and are subject to the valid perfected security interests of Agent as to any Revolving Loan Priority Collateral and Term Loan Priority Collateral or (2) are subject to a Disposition which is a Permitted Disposition, and (3) any such Subsidiary that is a Borrower shall cease to be a Borrower; and

(i) any Loan Party may change its name (within the meaning of Section 9-503 of the Code), organizational identification number, jurisdiction of organization or organizational identity; provided, that, (a) such Loan Party gives at least 10 days’ prior written notice to Administrative Agent of such change; (b) such jurisdiction of organization shall be within the United States; (c) such organizational identity shall be a corporation, a limited liability company or other identity reasonably acceptable to Administrative Agent; and (d) Administrative Agent shall have received such agreements, documents and instruments as it shall reasonably request in order to continue the perfection of its security interests and to confirm the continuation of the party being bound to the Loan Documents to which it is a party immediately prior to such change.

7.05. Dispositions. Make any Disposition (or enter into any agreement to make any Disposition unless such agreement is conditioned upon either obtaining the consent of the Administrative Agent and Required Lenders to such transaction or the termination of the Aggregate Commitments and the payment in full of the Obligations upon the occurrence of such Disposition), except Permitted Dispositions.

7.06. Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, (or enter into any agreement which obligates any Loan Party or Restricted Subsidiary to make any Restricted Payment unless such agreement is conditioned upon either obtaining the consent of the Administrative Agent and Required Lenders to such transaction or the termination of the Aggregate Commitments and the payment in full of the Obligations upon the making of such Restricted Payment) except that, so long as no Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any Restricted Payment described below or would result therefrom:

(a) If the Payments Conditions are satisfied, the Loan Parties may declare or make any Restricted Payment;

(b) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party;

(c) the Loan Parties and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person, so long as such dividends do not result in a Change of Control.

(d) the Loan Parties and Restricted Subsidiaries may make payments (or make Restricted Payments to the Lead Borrower to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Lead Borrower held by any future, present or former employee, director, consultant or distributor (or any spouses, former spouses, domestic partners, executors, administrators, heirs, legatees or distributes of any of the foregoing) of the Loan Parties upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, consultant or distributor of the Loan Parties in an aggregate amount after the November 1, 2012 together with the aggregate amount of any loans or advances made in lieu of Restricted Payments permitted pursuant to Section 7.03 not to exceed $2,000,000 in any calendar year; provided, that, such amount in any calendar year may be increased by an amount to exceed the cash proceeds of key-man life insurance policies received by the Loan Parties after November 1, 2012;

(e) to the extent constituting Restricted Payments, the Loan Parties and Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02 (other than clause (k) of the definition of Permitted Investments), 7.04 or 7.09 so long as such Restricted Payment is otherwise permitted to be made pursuant to this Section 7.06; and

(f) notwithstanding anything to the contrary above, in addition to the cash dividends permitted to be paid pursuant to the other subsections of this Section 7.06, Lead Borrower may declare or pay regularly scheduled cash dividends to holders of its Equity Interests of up to $15,000,000 in the aggregate in any Fiscal Year of the Lead Borrower at times and in amounts otherwise consistent with its practice as in effect on the date hereof, without regard to the satisfaction of the Payment Conditions, except, that, as of the date of any such payment of a dividend and after giving effect thereto, no Event of Default shall exist or have occurred and be continuing.

7.07. Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness, or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except:

(a) as long as no Event of Default then exists, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of Permitted Indebtedness (other than Subordinated Indebtedness);

(b) prepayments, redemptions, purchases, defeasements and satisfactions prior to the scheduled maturity thereof of any Permitted Indebtedness so long as (i) the Payment Conditions are satisfied after giving effect to such prepayment, redemption, purchase, defeasement or satisfaction, and (ii) Administrative Agent shall have received prior notice of such prepayment, redemption, purchase, defeasement or satisfaction and information related to such prepayment, redemption, purchase, defeasement or satisfaction reasonably requested by Administrative Agent; and

(c) Permitted Refinancings of such Indebtedness.

7.08. Change in Nature of Business. In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the date hereof or any business substantially related or incidental thereto and any logical extensions thereof.

7.09. Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided, that, the foregoing restriction shall not apply to:

(a) transactions between or among the Loan Parties, including any entity that becomes a Loan Party as a result of such transactions;

(b) employment and severance arrangements between the Loan Parties and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements,

(c) the non-exclusive licensing of trademarks, copyrights or other Intellectual Property rights in the ordinary course of business to permit the commercial exploitation of Intellectual Property rights between or among Affiliates and Subsidiaries of the Lead Borrower or the Lead Borrower,

(d) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Loan Parties in the ordinary course of business to the extent attributable to the ownership or operation of the Loan Parties,

(e) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by a Loan Party in such joint venture) in the ordinary course of business to the extent otherwise permitted under Section 7.02, and,

(f) the transactions set forth on Schedule 7.09 hereto.

7.10. Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document or any other Contractual Obligation entered into with respect to Permitted Indebtedness described in clauses (c) and (l) of such definition) that limits the ability of the Loan Parties to create, incur, assume or suffer to exist Liens on Collateral of such Person (other than an Excluded Subsidiary) in favor of the Administrative Agent; provided, that, the foregoing shall not apply to Contractual Obligations that:

(a) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.10) are listed on Schedule 7.10 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation,

(b) are customary restrictions that arise in connection with (x) any Permitted Encumbrance and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets subject to such Disposition,

(c) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business,

(d) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof and, in the case of the Permitted Term Loan Indebtedness, permits the Liens securing the Obligations (subject to the Term Loan Intercreditor Agreement),

(e) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(f) comprise restrictions imposed by any agreement relating to Permitted Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness,

(g) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest,

(h) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business,

(i) restrictions contained in the Permitted Term Loan Indebtedness and any Permitted Refinancing permitted under the Term Loan Intercreditor Agreement,

(j) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, or

(k) arise in connection with cash or other deposits permitted under Section 7.01.

7.11. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; or (b) for purposes other than those permitted under this Agreement.

7.12. Amendment of Material Documents. Amend, modify or waive any of a Loan Party’s rights under: (a) its Organization Documents or Material Contracts in a manner that has or would reasonably be expected to have a Material Adverse Effect, (b) any of the terms of any Indebtedness in excess of $7,500,000 (other than Permitted Term Loan Indebtedness) to the extent that such amendment, modification or waiver would result in an Event of Default, or that has or could reasonably be expected to have a Material Adverse Effect, or (c) any terms of the Permitted Term Loan Indebtedness, except as agreed to between holders of the Permitted Term Loan Indebtedness and the Administrative Agent in the applicable intercreditor agreement described in the definition of Permitted Term Loan Indebtedness.

7.13. Fiscal Year. Change the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as permitted by GAAP; provided, that, the Lead Borrower and its Subsidiaries may, after prior written notice to Administrative Agent (not less than thirty (30) days prior to the commencement of such new Fiscal Year), change their Fiscal Year (subject to entering into such amendments to other provisions of the Loan Documents that are affected by such change as required by Administrative Agent).

7.14. Deposit Accounts; Credit Card Processors.

Open new DDAs, Blocked Accounts, or Concentration Accounts unless the Loan Parties shall have delivered to the Administrative Agent appropriate DDA Notifications or Blocked Account Agreements consistent with the provisions of Section 6.13 and otherwise reasonably satisfactory to the Administrative Agent. No Loan Party shall maintain any bank accounts or enter into any agreements with Credit Card Processors other than as expressly contemplated herein or in Section 6.13 hereof.

7.15. Financial Covenant.

Permit Excess Availability at any time to be less than the amount equal to the greater of (a) ten percent (10%) of the Borrowing Base or (b) $4,500,000.

7.16. [Reserved]

7.17. Canadian Pension Plans.

(a) maintain, sponsor, administer, contribute to, participate in or assume or incur any liability in respect of any Specified Canadian Pension Plan, or acquire an interest in any Person if such Person sponsors, administers, contributes to, participates in or has any liability in respect of, any Specified Canadian Pension Plan.

(b) Contribute to or assume any obligation to contribute to any new “multi-employer pension plan” as such term is defined in the Pension Benefits Act (Ontario) or any similar plan under pension standards Laws in another jurisdiction.

(c) Fail to withhold, make, remit or pay when due or permit any other Loan Party to fail to withhold, make, remit or pay when due any material withheld employee or employer payments, material contributions (including “normal cost”, “special payments” and any other required contributions or payments in respect of any funding deficiencies or shortfalls) or premiums to or in respect of any Canadian Pension Plan, Canadian Benefit Plan or Canadian Union Plan pursuant to the terms of the particular plan, any applicable collective bargaining agreement or participation agreement or applicable Laws.

(d) Establish or terminate, or permit any other Loan Party to establish or terminate, any Canadian Pension Plan or Canadian Benefit Plan or withdraw from any Canadian Union Plan, if such establishment, termination or withdrawal would reasonably be expected to result in any material liability of a Loan Party, or take any other action with respect to any Canadian Pension Plan, Canadian Union Plan or Canadian Benefit Plan which would reasonably be expected to result in any material liability of a Loan Party.

7.18. Modification of Terms, Etc. Rescind or cancel any indebtedness evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such indebtedness except in the ordinary course of business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of business consistent with prudent business practice or in accordance with this Agreement without the prior written consent of the Administrative Agent.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, or deposit any funds to Cash Collateralize L/C Obligations, or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02 (a), (b),(e), and (g), 6.03 (other than notices of Default), 6.05, 6.07, 6.10, 6.11, 6.12, 6.13 (so long as a Cash Dominion Event has occurred and is continuing) or 6.14 or Article VII; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained the Facility Guaranty beyond any applicable grace or cure period, if any; or (ii) any Loan Party or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) with respect to notices of Default for more than ten (10) days after the occurrence of such Default, or

(c) Other Defaults. Any Loan Party or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Agreement or any other Loan Document on its part to be performed or observed and such failure continues for twenty (20) days after the date written notice thereof shall have been given to the Lead Borrower by the Administrative Agent; provided, that, in the event the Lead Borrower fails to notify the Administrative Agent in accordance with the terms of Section 6.03(a) within two (2) days after the occurrence of its failure to perform or observe such term, covenant or agreement as provided therein, an Event of Default will occur as a result of the failure to perform or observe such term, covenant or agreement on the date twenty (20) days after the earlier of (i) the date of the event or occurrence which is the basis for such Event of Default or (ii) the date written notice thereof shall have been given to the Lead Borrower by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Restricted Subsidiary, any Borrower or any other Loan Party herein, in any other Loan Document, or in any document, report, certificate, financial statement or other instrument delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made except that such materiality qualifier shall not be applicable to any representation or warranty that is already qualified by materiality or “Material Adverse Effect”; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise after the expiration of any applicable grace period and after giving effect to any waivers or amendments with respect thereto) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement), or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs (other than, with respect to Material Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by any Loan Party), the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required and after the expiration of any applicable cure period and after giving effect to any waiver or amendment with respect thereto, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided, that, this clause (e)(B) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness, if such sale or transfer is otherwise permitted hereunder and under the documents providing for such Material Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against property of any of the Loan Parties in an aggregate amount in excess of $2,000,000 (except to the extent paid or covered by third party insurance (where the company has been notified of the potential claim and does not dispute coverage) and is not released, vacated or fully bonded within thirty (30) days after its issuance or levy (except in the case of an attachment of the Blocked Accounts or Concentration Account, within five (5) days), or (3) takes any action for the purpose of effecting the events described in the foregoing paragraph (f) or this paragraph (g); or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the US Dollar Equivalent of $2,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (A) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,000,000 or which could reasonably likely result in a Material Adverse Effect, or (B) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,000,000 or which could reasonably likely result in a Material Adverse Effect; or

(j) Canadian Pension Event. A Canadian Pension Event occurs with respect to a Canadian Pension Plan or Canadian Union Plan which has resulted or could reasonably be expected to result in Liability of any Loan Party to the Canadian Pension Plan, Canadian Union Plan or other Person in an aggregate amount in excess of $2,000,000 or which could reasonably likely result in a Material Adverse Effect; or

(k) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(l) Change of Control. There occurs any Change of Control; or

(m) Cessation of Business. Except as otherwise expressly permitted hereunder, Lead Borrower and its Restricted Subsidiaries shall take any action to suspend the operation of their business, taken as a whole, in the ordinary course, liquidate all or a material portion of its assets or Store locations, or employ an agent or other third party to conduct a program of closings, liquidations or “going-out-of-business” sales of any material portion of its business, taken as a whole; or

(n) Loss of Collateral. There occurs any uninsured loss to any portion of the Collateral having a Value in excess of $10,000,000; or

(o) Breach of Contractual Obligation. Any Loan Party or any Restricted Subsidiary thereof fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Contract or fails to observe or perform any other agreement or condition relating to any such Material Contract or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the counterparty to such Material Contract to terminate such Material Contract but only if any of the foregoing could reasonably be expected to result in a Material Adverse Effect; or

(p) Indictment. The indictment or institution of any legal process or proceeding against, any Loan Party or any Restricted Subsidiary thereof, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony and such action or proceeding is reasonably expected to have a Material Adverse Effect;

(q) Guaranty. The termination or attempted termination of any Facility Guaranty by any Guarantor except as expressly permitted hereunder or under any other Loan Document;

(r) Credit Card Agreements. (i) any Credit Card Issuer or Credit Card Processor shall send notice to any Borrower that it is ceasing to make or suspending payments to such Borrower of amounts due or to become due to such Borrower or shall cease or suspend such payments which represent ten percent (10%) or more of the Credit Card Receivables then owing to Borrower and such suspension of payments continues for five (5) consecutive days, or shall send notice to such Borrower that it is terminating its arrangements with Borrower or such arrangements shall terminate as a result of any event of default under such arrangements, which continues for more than the applicable cure period, if any, with respect thereto, unless such Borrower shall have entered into arrangements with another Credit Card Issuer or Credit Card Processor, as the case may be, within sixty (60) days after the date of any such notice or (ii) any Credit Card Issuer or Credit Card Processor withholds payment of amounts otherwise payable to a Borrower to fund a reserve account or otherwise hold as collateral, or shall require a Borrower to pay funds into a reserve account or for such Credit Card Issuer or Credit Card Processor to otherwise hold as collateral, or any Borrower shall provide a letter of credit, guarantee, indemnity or similar instrument to or in favor of such Credit Card Issuer or Credit Card Processors such that in the aggregate all of such funds in the reserve account, other than amounts held as collateral and the amount of such letters of credit, guarantees, indemnities or similar instruments shall exceed an amount equal to or exceeding ten percent (10%) of the Credit Card Receivables processed by such Credit Card Issuer or Credit Card Processor in the immediately preceding Fiscal Year; or

(s) Subordination. The subordination provisions of the documents evidencing or governing any Subordinated Indebtedness or provisions of any Term Loan Intercreditor Agreement (the “Intercreditor Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Indebtedness; or (ii) any Loan Party or any Restricted Subsidiary shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Secured Parties, or (C) that all payments of principal of or premium and interest on the applicable Indebtedness, or realized from the liquidation of any property of any Loan Party or any Restricted Subsidiary, shall be subject to any of the Intercreditor Provisions.

8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Secured Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Secured Parties;

provided, that, upon the entry of an order for relief (or similar order) with respect to any Loan Party or any Restricted Subsidiary thereof under any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral.

8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities, Secured Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent, each in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities, Secured Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Administrative Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, and fees (including Letter of Credit Fees but excluding any early termination fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, to payment to the Swing Line Lender of that portion of the Obligations constituting unpaid principal of the Swing Line Loans;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Ninth, Reserved;

Tenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.04(b), but excluding any Other Liabilities), ratably among the Secured Parties in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause Eleventh held by them;

Twelfth, to payment of all other Obligations arising from Bank Products and Factored Receivables to the extent secured under the Security Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause Twelfth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01. Appointment and Authority.

(a) Each of the Secured Parties hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions.

(b) Each of the Secured Parties hereby irrevocably appoints Wells Fargo as Administrative Agent and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan

Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents, as if set forth in full herein with respect thereto.

9.02. Rights as a Lender. Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Loan Parties, a Lender or the L/C Issuer. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Administrative Agent shall have received such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Secured Parties. In no event shall the Administrative Agent be required to comply with any such directions to the extent that the Administrative Agent believes that its compliance with such directions would be unlawful.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04. Reliance by Administrative Agent. Each Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Administrative Agent.

9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give written notice of its resignation to the Lenders and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a Lender or a bank with an office in the United States, or an Affiliate of any such Lender or bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, if the Administrative Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent hereunder.

Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and the resignation of Wells Fargo as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Administrative Agent shall not have any duty or responsibility to provide any Secured Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Administrative Agent.

9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Administrative Agent or Documentation Administrative Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Administrative Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Administrative Agent, such Secured Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Administrative Agent and such Secured Parties under Sections 2.03(i), 2.03(j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.10. Collateral and Guaranty Matters. The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted) and the expiration or termination of all Letters of Credit (other than any Letter of Credit that has been Cash Collateralized), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (h), (q) and (r) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Applicable Lenders will confirm in writing such Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11. Notice of Transfer. The Administrative Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12. Reports and Financial Statements. By signing this Agreement, each Lender:

(a) agrees to furnish the Administrative Agent (and thereafter at such frequency as the Administrative Agent may reasonably request) with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Administrative Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Administrative Agent has received written notice thereof from such Lender;

(b) is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Lead Borrower hereunder and all field examinations and appraisals of the Collateral received by the Administrative Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Administrative Agent makes no representation or warranty as to the accuracy of the Reports, and shall not be liable for any information contained in any Report;

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13. Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

9.14. Indemnification. The Lenders hereby agree to indemnify the Administrative Agent, the L/C Issuer and any of their respective Related Parties, as the case may be (to the extent not reimbursed by the Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Administrative Agent in connection therewith; provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15. Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

9.16. Defaulting or Deteriorating Lender.

(a) If for any reason any Lender shall become a Deteriorating Lender or shall fail or refuse to abide by its obligations under this Agreement, including without limitation its obligation to make available to Administrative Agent its Applicable Percentage of any Loans, expenses or setoff or purchase its Applicable Percentage of a participation interest in the Swing Line Loans and such failure is not cured within one (1) Business Day after receipt from the Administrative Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Secured Parties, the Loan Parties or any other party at law or in equity, and not at limitation thereof, (i) such Deteriorating Lender’s or Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Deteriorating Lender or Defaulting Lender shall be deemed to have assigned any and all payments due to it from the Loan Parties, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments the Lenders’ respective Applicable Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of the Administrative Agent, any amount payable to such Deteriorating Lender or Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Deteriorating Lender or Defaulting Lender, be retained by the Administrative Agent as cash collateral for future funding obligations of the Deteriorating Lender or Defaulting Lender in respect of any Loan or existing or future participating interest in any Swing Line Loan or Letter of Credit. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Applicable Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.08(b) hereof from the date when originally due until the date upon which any such amounts are actually paid.

(b) The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Deteriorating Lender or Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Deteriorating Lender’s or Defaulting Lender’s Commitment to fund future Loans. Upon any such purchase of the Applicable Percentage of any Deteriorating Lender or Defaulting Lender, the Deteriorating Lender’s or Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Deteriorating Lender or Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.

(c) Each Deteriorating Lender and Defaulting Lender shall indemnify the Administrative Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by the Administrative Agent or by any non-Defaulting Lender, on account of a Deteriorating Lender’s or Defaulting Lender’s failure to timely fund its Applicable Percentage of a Loan or to otherwise perform its obligations under the Loan Documents.

9.17. [Reserved].

9.18. Appointment for the Province of Québec. Without prejudice to Section 9.01 above, each Secured Party hereby appoints Wells Fargo as the person holding the power of attorney (fondé pouvoir) of the Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, to enter into, to take and to hold on their behalf, and for their benefit, any deed of hypothec (“Deed of Hypothec”) to be executed by any of the Borrowers or Guarantors granting a hypothec pursuant to the laws of the Province of Québec (Canada) and to exercise such powers and duties which are conferred thereupon under such deed. All of the Secured Parties hereby additionally appoint Administrative Agent as agent, mandatary, custodian and depositary for and on behalf of the Secured Parties (a) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding any other applicable law, and (b) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Borrower or Guarantor pursuant to the laws of the Province of Québec and creating a pledge of the Bond as security for the payment and performance of, inter alia, the Obligations. In this respect, (i) Administrative Agent as agent, mandatary, custodian and depositary for and on behalf of the Secured Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each of the Secured Parties for and on behalf of whom the Bond is so held from time to time, and (ii) each of the Secured Parties will be entitled to the benefits of any property or assets charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such property or assets. Wells Fargo, in such aforesaid capacities shall (A) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to Wells Fargo, as fondé de pouvoir, with respect to the property or assets charged under the Deed of Hypothec and to Administrative Agent with respect to the property and assets changed under the Pledge, any other applicable law or otherwise, and (B) benefit from and be subject to all provisions hereof with respect to Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties, the Borrowers or the Guarantors. The execution prior to the date hereof by Wells Fargo, as fondé de pouvoir, or Administrative Agent of any Deed of Hypothec, Pledge or other security documents made pursuant to the laws of the Province of Québec (Canada) is hereby ratified and confirmed. The constitution of Wells

Fargo as the Person holding the power of attorney (fondé de pouvoir), and of Administrative Agent, as agent, mandatary, custodian and depositary with respect to any bond that may be issued and pledged from time to time to Administrative Agent for the benefit of the Secured Parties, shall be deemed to have been ratified and confirmed by each Person accepting an assignment of, a participation in or an arrangement in respect of, all or any portion of any of the Secured Parties’ rights and obligations under this Agreement by the execution of an assignment, including an Assignment and Assumption or other agreement pursuant to which it becomes such assignee or participant, and by each successor Administrative Agent by the execution of an assignment agreement or other agreement, or by the compliance with other formalities, as the case may be, pursuant to which it becomes a successor Administrative Agent hereunder.

ARTICLE X

MISCELLANEOUS

10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Administrative Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:

(a) extend or, increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written Consent of such Lender;

(c) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written Consent of each Lender entitled to such amount; provided, that, only the Consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(d) as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(e) change any provision of this Section or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(h) except as provided in Section 2.15, increase the Aggregate Commitments without the written Consent of each Lender;

(i) modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender; and

(j) except as set forth in Section 9.10 or as otherwise expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided, that, (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or Consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Deteriorating Lender or Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or Consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party.

If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or of all Lenders directly affected thereby, and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided, that, such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, electronic communication (including via pdf or other similar electronic communication) or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that, the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that, approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of their Related Parties (collectively, the “Administrative Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Administrative Agent Party; provided, that, in no event shall the Administrative Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03. No Waiver; Cumulative Remedies. No failure by any Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Secured Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04. Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Secured Party Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each other Secured Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of counsel to the Indemnitees, limited to one primary counsel for all Indemnitees, or in the case of a conflict of interest as reasonably determined by the Indemnitee affected, after notice to the Lead Borrower, separate counsel for such Indemnitee and any other appropriate local counsel), incurred by any

Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), any bank advising or confirming a Letter of Credit or any other nominated person with respect to a Letter of Credit seeking to be reimbursed or indemnified or compensated, and any third party seeking to enforce the rights of an Borrower, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds, or holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Restricted Subsidiaries, (iv) any claims of, or amounts paid by any Secured Party to, a Blocked Account Bank or other Person which has entered into a Control Agreement with any Secured Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) arising out of any litigation that does not involve an act or omission of the any of the Loan Parties or their Affiliates and that is brought by an Indemnitee against any other Indemnitee (except when one of the parties to such action was acting in its capacity as an agent, an arranger, a bookrunner or other agency capacity), or (z) result from a claim brought by a Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefore by the Administrative Agent.

(f) Survival. The agreements in this Section shall survive the resignation of any Administrative Agent and the L/C Issuer, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Secured Party, or any Secured Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Secured Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06. Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Secured Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Lead Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the assignment of any Commitment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Administrative Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo may, (i) upon thirty (30) days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Lead Borrower, Wells Fargo may resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, that, no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Wells Fargo as L/C Issuer or Swing Line Lender, as the case may be. If Wells Fargo resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans pursuant to Section 2.03(c)). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07. Treatment of Certain Information; Confidentiality. Each of the Secured Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Lead Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Secured Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Secured Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof, provided, that, in the case of information received from any Loan Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Secured Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent or the Required Lenders, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that, in the event that any Deteriorating Lender or Defaulting Lender shall exercise any such right of setoff (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 9.16 and, pending such payment, shall be segregated by such Deteriorating Lender or Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative

Agent and the Lenders and (y) such Deteriorating Lender or Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Deteriorating Lender or Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.

10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11. Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Secured Parties, regardless of any investigation made by any Secured Party or on their behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Administrative Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations (other than contingent indemnification obligations for which no claim has been asserted)that may thereafter arise under Section 10.04.

10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided, that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14. Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. BUT EXCLUDING ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY

OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AS THE ADMINISTRATIVE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Secured Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Secured Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Secured Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Secured Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Secured Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Secured Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Secured Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Secured Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

10.18. Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act

of 2001 (Public Law 107-56)). Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19. Time of the Essence. Time is of the essence of the Loan Documents.

10.20. Reserved.

10.21. Press Releases.

(a) Each Loan Party consents to the publication by Administrative Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark. Administrative Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. Administrative Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.22. Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Administrative Agent or any other Secured Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of any Administrative Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full of all the Obligations after the termination of the Commitments).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full of all the Obligations and the termination of the Commitments. The Administrative Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full and the Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Revolving Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.23. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24. Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.25. Québec Interpretation. For all purposes of any assets, liabilities or entities located in the Province of Québec and for all purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall include “movable property”, (b) “real property” shall include “immovable property”, (c) “tangible property” shall include “corporeal property”, (d) “intangible property” shall include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “prior claim” and a “resolutory clause”, (f) all references to filing, registering or recording under the UCC or PPSA shall include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” liens or security interest shall include a reference to an “opposable” or “set up” lien or security interest as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (i) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall include a “mandatary”, (k) “construction liens” shall include “legal hypothecs”, (l) “joint and several” shall include “solidary”, (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (o) “easement” shall include “servitude”, (p) “priority” shall include “prior claim”, (q) “survey” shall include “certificate of location and plan”, and (r) “fee simple title” shall include “absolute ownership”.

10.26. English Language Only. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated hereby be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, shall also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

10.27. Lender Action. Notwithstanding anything herein to the contrary, each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party under any of the Loan Documents or any agreement in respect of Bank Products or Cash Management Services (including the exercise of any right of set-off, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.

10.28. Intercreditor Agreements. The Loan Parties, the Administrator Agent, and the Lenders acknowledge that the exercise of certain of the Administrative Agent’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreement and the other Term Loan Intercreditor Agreements. In the event of any conflict between the terms of the applicable Term Loan Intercreditor Agreement and this Agreement, the terms of the applicable Term Loan Intercreditor Agreements shall control. Each Lender acknowledges and agrees that it shall be bound by the terms and conditions of the Intercreditor Agreement and the other Term Loan Intercreditor Agreements.

10.29. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Facility Guarantee in respect of Swap Obligations (provided, that, each Qualified ECP Guarantor shall only be liable under this Section 10.28 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.28, or otherwise under the Facility Guarantee, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 10.28 constitute, and this Section 10.28 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

ACKNOWLEDGMENT AND RESTATEMENT

11.01. Existing Obligations. The Loan Parties hereby acknowledge, confirm and agree that, as of the close of business on March 24, 2016, Leading Borrower and the other Loan Parties are indebted to Administrative Agent and Lenders in respect of Tranche A-1 Loans and Tranche A Revolving Loans under the Existing Credit Agreement in the aggregate principal amount of $42,700,000, $36,700,000 of which are Tranche A Revolving Loans, and $6,000,000 of which are Tranche A-1 Loans, in each case, together with all interest accrued and accruing thereon (to the extent applicable), and $6,347,934 in respect of outstanding Letters of Credit and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrower and the other Loan Parties to Administrative Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever. The parties hereto agree that upon the satisfaction of the conditions precedent set forth in Section 4.01 of this Agreement, (a) all Tranche A Revolving Loans shall be deemed Revolving Loans, (b) all of the Tranche A-1 Loans and Obligations relating thereto shall have been paid in full and all of the Tranche A-1 Commitments are deemed terminated, and (c) all of the Tranche A Revolving Loan Commitments shall be deemed Commitments.

11.02. Acknowledgment of Security Interests. The Loan Parties hereby acknowledge, confirm and agree that Administrative Agent on behalf of Secured Parties shall continue to have a security interest in and lien upon the assets of the Loan Parties constituting Collateral heretofore granted to Administrative Agent pursuant to the Existing Loan Documents to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Loan Documents or otherwise granted to or held by Administrative Agent or any Lender; provided, that, notwithstanding anything to the contrary set forth in the Security Agreement (as in effect on the date hereof), each of the Loan Parties hereby confirms and agrees that (a) notwithstanding the terms of clause (d) of the definition of “Excluded Property” as set forth in the Security Agreement, the “Collateral” as defined in the Security Agreement does include all Intellectual Property of the Loan Parties, whether registered in the United States, Canada or a jurisdiction other than the United States or Canada, and (b) clause (j) of the definition of “Excluded Property” as set forth in the Security Agreement, is hereby amended and restated in its entirety to read “Reserved.” and that hereafter any Rabbi Trust in respect of which a Loan Party is grantor shall constitute Collateral and be subject to the Lien in favor of the Agent to secure the Obligations. The Liens of Administrative Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such Liens interests to Administrative Agent and Lenders, whether under the Existing Loan Documents, this Agreement or any of the other Loan Documents.

11.03. Existing Loan Documents. The Loan Parties hereby acknowledge, confirm and agree that: (a) the Existing Loan Documents have been duly executed and delivered by the Loan Parties and are in full force and effect as of the date hereof and (b) the agreements and obligations of the Loan Parties contained in the Existing Loan Documents constitute the legal, valid and binding obligations of the Loan Parties enforceable against the Loan Parties in accordance with their respective terms, and the Loan Parties have no valid defense to the enforcement of such obligations and (c) Administrative Agent on behalf of the Secured Parties is entitled to all of the rights and remedies provided for in favor of Administrative Agent and the other Secured Parties in the Existing Loan Documents, as amended and restated by this Agreement.

11.04. Restatement. Except as otherwise stated in Section 11.02 and this Section 11.04, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Credit Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents. Except as provided below, the amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of any Loan Party evidenced by or arising under the Existing Loan Documents, and the Liens in the Collateral (as such term is defined herein) of Administrative Agent securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Administrative Agent for the benefit of the Secured Parties. The principal amount of the Loans outstanding as of the date hereof under the Existing Loan Documents, and after giving effect to any additional Loans made on the Restatement Effective Date, shall be allocated in accordance with the Applicable Percentages hereunder pursuant to the Commitment allocations made in such manner and in such amounts as Administrative Agent shall determine.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWERS:

DESTINATION MATERNITY CORPORATION

By:	/s/ Judd P. Tirnauer
Name:	Judd P. Tirnauer
Title:	Executive Vice President and Chief Financial Officer

CAVE SPRINGS, INC.

By:	/s/ Judd P. Tirnauer
Name:	Judd P. Tirnauer
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

MOTHERS WORK CANADA, INC.

By:	/s/ Judd P. Tirnauer
Name:	Judd P. Tirnauer
Title:	Treasurer

DM URBAN RENEWAL, LLC

By:	/s/ Judd P. Tirnauer
Name:	Judd P. Tirnauer
Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank, as a Lender and Swing Line Lender

By:	/s/ Wai Yin Cheng
Name:	Wai Yin Cheng
Its Authorized Signatory

Schedule 1.01(a)

Customer List and Marketing Service Agreements

Marketing Services Agreement between Lead Borrower and Meredith Corporation (as amended).

Amended & Restated Data License and Marketing Services Agreement between Lead Borrower and Shutterfly, LLC (as amended).

Data License and Marketing Services Agreement between Lead Borrower and Mead Johnson & Company, LLC (as amended).

Department License, Data License & Marketing Services Agreement between Lead Borrower, and Bed Bath & Beyond, Inc. and Buy Buy Baby, Inc. (as amended).

Data License and Marketing Service Agreement between Lead Borrower and Cryo-Cell International, Inc.

Schedule 1.01(b)

Leased Department Agreements

Department License Agreement between Lead Borrower and Century 21 Department Stores.

Department License Agreement between Lead Borrower and Boscov’s Department Store, LLC (as amended).

Department License, Data License & Marketing Services Agreement between Lead Borrower, and Bed Bath & Beyond, Inc. and Buy Buy Baby, Inc. (as amended).

License Agreement between Lead Borrower and Macy’s Retail Holdings, Inc. (as amended).

Product Distribution Agreement between Lead Borrower and Sears, Roebuck and Co., Kmart Corporation and other subsidiaries of Sears Holdings Corporation (as amended) termination effective June 30, 2016.

Schedule 1.01(c)

Approved Foreign Jurisdictions

Australia

Austria

Belgium

Denmark

Finland

Germany

Ireland

Netherlands

New Zealand

Norway

Spain

Sweden

Switzerland

United Kingdom

Schedule 1.01(d)

Existing Loan Documents

1.	Credit Agreement, dated as of November 1, 2012, by and between Borrowers, Guarantors, Lenders and Administrative Agent.

2.	Security Agreement, dated as of November 1, 2012, by and between Borrowers, Guarantors and Administrative Agent.

3.	Canadian Security Agreement, dated November 1, 2012, by and between Borrowers, Guarantors and Administrative Agent.

4.	Grant of Security Interest in United States Patents, dated November 1, 2012, by Mothers Work Canada, Inc. in favor of Administrative Agent.

5.	Grant of Security Interest in United States Trademarks, dated November 1, 2012, by Lead Borrower in favor of Administrative Agent.

6.	Grant of Security Interest in United States Trademarks, dated November 1, 2012, by Cave in favor of Administrative Agent.

7.	Grant of Security Interest in Canadian Patents, dated November 1, 2012, by Lead Borrower in favor of Administrative Agent.

8.	Grant of Security Interest in Canadian Trademarks, dated November 1, 2012, by Cave in favor of Administrative Agent.

9.	Guaranty, dated as of November 1, 2012, by Mothers Work Canada, Inc. in favor of Administrative Agent.

10.	Joinder Agreement, dated as of February 1, 2014, by DM Urban Renewal, LLC and Administrative Agent.

11.	Amendment No. 1 to Credit Agreement, dated as of August 25, 2015, by and between Borrowers, Guarantors, Lenders and Administrative Agent.

Schedule 2.01

Commitments and Applicable Percentages

Lender	Applicable Percentage of Commitments	Applicable Percentage of Aggregate Commitments	Commitment
Wells Fargo Bank, National Association	100%	100%	$70,000,000

Schedule 4.01(a)

Required Security Documents

1.	Supplemental Grant of Security Interest in United States Trademarks, dated March 25, 2016, by Cave in favor of Administrative Agent.

2.	Supplemental Grant of Security Interest in United States Patents, dated March 25, 2016, by Lead Borrower in favor of Administrative Agent.

3.	Supplemental Grant of Security Interest in Canadian Trademarks, dated March 25, 2016, by Cave in favor of Administrative Agent.

4.	Securities Pledge Amendment, dated March 25, 2016, made by Lead Borrower, Cave, Mothers Work and DM Urban in favor of Administrative Agent.

Schedule 5.01

Loan Parties Organizational Information

Legal Name of Loan Party	Type of Organization	Jurisdiction of Organization	Organizational Identification Number	Federal Taxpayer Identification Number
Destination Maternity Corporation	Corporation	Delaware	0901481	13-3045573
Cave Springs, Inc.	Corporation	Delaware	2138916	51-0303603
Mothers Work Canada, Inc.	Corporation	Delaware	3706693	20-0244780
DM Urban Renewal, LLC	Limited Liability Company	New Jersey	0600405761	46-4671282

Schedule 5.05

Material Indebtedness

1.	Amounts owing from time to time by Lead Borrower to Lead Borrower’s Subsidiary, Cave Springs, Inc., pursuant to the Amended and Restated Revolving Line of Credit Note dated as of November 1, 2015 in the original principal amount of U.S. $590,000,000 (as the same may be amended, amended and restated, supplemented or other modified from time to time).

2.	Permitted Term Loan Indebtedness in the principal amount of U.S. $32,000,000 evidenced by the Term Loan Documents.

Schedule 5.06

Litigation

None.

Schedule 5.08(b)(1)

Owned Real Estate

None.

Schedule 5.08(b)(2)

Leased Real Estate

(a)	Leased Distribution Centers and Offices:

Name of Loan Party	Addresses of Leased Real Estate	Landlord
Destination Maternity Corporation	Moorestown Corporate Center 232 Strawbridge Drive West Route 38 Moorestown, New Jersey 08057 (Burlington county)	232 Strawbridge Associates, LLC c/o Keystone Property Group, L.P. One Presidential Boulevard Suite 300 Bala Cynwyd, PA 19004

Destination Maternity Corporation	1000 John Galt Way Florence Township, New Jersey (Burlington county)	Haines Center – Florence LLC c/o Whitesell Enterprises One Underwood Court P.O. Box 1605 Delran, New Jersey 08075

(b)	Leased Stores: See attached list.

STR#	Chain	Location	City	ST	Landlord/Developer
63	PEA-C	Water Tower Place, Chicago	CHICAGO	IL	General Growth
110	MHOOD	Coral Ridge Mall, Coralville	CORALVILLE	IA	General Growth
139	MHOOD	Glenbrook Square, Fort Wayne	FORT WAYNE	IN	General Growth
142	MHOOD	Clearwater Mall	CLEARWATER	FL	Brixmor
147	MHOOD	Southridge Mall, Greendale	GREENDALE	WI	Simon
163	MHOOD	Summit Mall, Akron	AKRON	OH	Simon
176	MHOOD	Consumer Square, Mays Landing	MAYS LANDING	NJ	Developers Diversified
200	PEA	One Pacific Place, Omaha	OMAHA	NE	Cole Companies
230	MHOOD	Shoppes at River Crossing	MACON	GA	General Growth
231	MHOOD	Montgomery Mall, North Wales	NORTH WALES	PA	Simon
238	MHOOD	Hanes Mall, Winston-Salem	WINSTON-SALEM	NC	CBL
239	MHOOD	Belden Village Mall, Canton	CANTON	OH	Starwood Capital
241	MHOOD	Great Lakes Mall, Mentor	MENTOR	OH	WP Glimcher
242	MHOOD	Hulen Mall, Fort Worth	FORT WORTH	TX	General Growth
243	MHOOD	Governor’s Square, Tallahassee	TALLAHASSEE	FL	General Growth
246	MHOOD	NorthPark Mall	DAVENPORT	IA	Macerich
248	MHOOD	Parkway Plaza, El Cajon	EL CAJON	CA	Starwood Capital
249	MHOOD	Greenwood Mall, Bowling Green	BOWLING GREEN	KY	General Growth
298	MHOOD	West Ridge Mall, Topeka	TOPEKA	KS	WP Glimcher
300	MHOOD	Queens Center, Elmhurst	ELMHURST	NY	Macerich
301	MHOOD	Town Center Plaza , Kennesaw	KENNESAW	GA	Jones Lang LaSalle
302	MHOOD	Lakewood Village Shopping Park	N. LITTLE ROCK	AR	Lakewood Village Shopping Park LLC
304	MHOOD	Tempe Marketplace	TEMPE	AZ	Vestar
305	MHOOD	Valley Fair, San Jose	SANTA CLARA	CA	Westfield
310	MHOOD	Lakeside Circle, Sterling Heights	STERLING HEIGHTS	MI	General Growth
312	MHOOD	University Town Plaza	PENSACOLA	FL	WP Glimcher
315	MHOOD	Southgate Mall, Missoula	MISSOULA	MT	Southgate Mall Associates
324	MHOOD	Salem Center, Salem	SALEM	OR	Jones Lang LaSalle
325	MHOOD	Fox Valley Mall, Aurora	AURORA	IL	Westfield
329	MHOOD	Tacoma Mall, Tacoma	TACOMA	WA	Simon
338	MHOOD	Hamilton Place, Chatanooga	CHATTANOOGA	TN	CBL
339	MHOOD	Cottonwood Mall, Albuquerque	ALBUQUERQUE	NM	WP Glimcher
341	MHOOD	Westfarms Mall, West Hartford	FARMINGTON	CT	Taubman
344	MHOOD	Midland Park, Midland	MIDLAND	TX	Simon
345	MHOOD	Annapolis Mall, Annapolis	ANNAPOLIS	MD	Westfield
348	MHOOD	Freehold Raceway, Freehold	FREEHOLD	NJ	Macerich
352	MHOOD	Valley River	EUGENE	OR	Broadway and Pearl Associates
362	MHOOD	Clackamas, Portland	HAPPY VALLEY	OR	General Growth
364	MHOOD	North County Fair, Escondido	ESCONDIDO	CA	Westfield
367	MHOOD	Avenue at White Marsh	BALTIMORE	MD	Federal Realty Investment

1	Store

STR#	Chain	Location	City	ST	Landlord/Developer
368	MHOOD	Barton Creek, Austin	AUSTIN	TX	Simon
370	MHOOD	Deerbrook Park Mall, Humble	HUMBLE	TX	General Growth
371	MHOOD	Commons at Willowbrook	HOUSTON	TX	CB Richard Ellis
372	MHOOD	Towne West Square, Wichita	WICHITA	KS	WP Glimcher
374	MHOOD	Northtown Mall, Spokane	SPOKANE	WA	General Growth
376	MHOOD	Hawthorn Center, Vernon Hills	VERNON HILLS	IL	Westfield
377	MHOOD	Park City Center, Lancaster	LANCASTER	PA	General Growth
378	MHOOD	Citadel, Charleston	CHARLESTON	SC	Spinosa
379	MHOOD	Tuscon Mall, Tuscon	TUCSON	AZ	General Growth
386	MHOOD	Oxmoor Ctr, Louisville	LOUISVILLE	KY	General Growth
390	MHOOD	Pearlridge, Aiea	AIEA	HI	WP Glimcher
393	MHOOD	Galleria at Tyler, Riverside	RIVERSIDE	CA	General Growth
394	MHOOD	Bella Terra	HUNTINGTON BEACH	CA	DJM Capital Partners
396	MHOOD	Ppembroke Crossing Shopping Center	PEMBROKE PINES	FL	UCR
421	MHOOD	Baybrook, Friendswood	FRIENDSWOOD	TX	General Growth
424	MHOOD	Arrowhead Twn Ctr, Glendale	GLENDALE	AZ	Macerich
428	MHOOD	Hilldale Mall	MADISON	WI	S.R. Weiner
431	MHOOD	Mall in Columbia, Columbia	COLUMBIA	MD	General Growth
451	MHOOD	Northridge Fashion Ctr, Northridge	NORTHRIDGE	CA	General Growth
455	MHOOD	Serramonte Center, Daly City	DALY CITY	CA	Jones Lang LaSalle
458	MHOOD	Citadel, Colorado Springs	COLORADO SPRINGS	CO	Midwest Mall Properties
461	MHOOD	Montebello Town Ctr, Montebello	MONTEBELLO	CA	Simon
462	MHOOD	Fashion Place, Murray	MURRAY	UT	General Growth
463	MHOOD	Pheasant Ln., Nashua	NASHUA	NH	Simon
465	MHOOD	University Mall, Orem	OREM	UT	Woodbury Corp
470	MHOOD	Mid-Rivers Mall, St, Peters	ST PETERS	MO	CBL
475	MHOOD	Del Amo Fashion Center, Torrance	TORRANCE	CA	Simon
479	MHOOD	The Loop	METHUEN	MA	Core Fund Loop Property
480	MHOOD	Santa Anita Fash. Park, Arcadia	ARCADIA	CA	Westfield
482	MHOOD	Ridgedale Ctr, Minnetonka	MINNETONKA	MN	General Growth
483	MHOOD	Cielo Vista, El Paso	EL PASO	TX	Simon
486	MHOOD	Coddingtown Mall	SANTA ROSA	CA	Simon
488	MHOOD	Quaker Bridge Mall, Lawrenceville	LAWRENCEVILLE	NJ	Simon
490	MHOOD	Village at Sandhill	COLUMBIA	SC	Village at Sandhill LLC
492	MHOOD	Tyson’s Corner, McLean	MCLEAN	VA	Macerich
495	MHOOD	Wheaton Plaza, Wheaton	WHEATON	MD	Westfield
498	MHOOD	Newport Centre, Jersey City	JERSEY CITY	NJ	Simon
501	MHOOD	Oakridge Mall, San Jose	SAN JOSE	CA	Westfield
506	MHOOD	Boise Towne Sq., Boise	BOISE	ID	General Growth
508	MHOOD	Twelve Oaks Mall, Novi	NOVI	MI	Taubman

2	Store

STR#	Chain	Location	City	ST	Landlord/Developer
512	MHOOD	Louis Joliet Mall, Joilet	JOLIET	IL	Starwood Capital
517	MHOOD	Capitola Mall, Capitola	CAPITOLA	CA	Macerich
521	MHOOD	Galleria at Sunset, Henderson	HENDERSON	NV	BPC Henderson LLC
522	MHOOD	King of Prussia Plaza, King of Prussia	KING OF PRUSSIA	PA	Simon
526	MHOOD	Oak View Mall, Omaha	OMAHA	NE	General Growth
527	MHOOD	Staten Island Mall, Staten Island	STATEN ISLAND	NY	General Growth
528	MHOOD	Westside Pavilion, Los Angeles	LOS ANGELES	CA	Macerich
529	MHOOD	Augusta Mall, Augusta	AUGUSTA	GA	General Growth
530	MHOOD	Waterford Commons	WATERFORD	CT	Centro Properties
532	MHOOD	Maine Mall, South Portland	SOUTH PORTLAND	ME	General Growth
536	MHOOD	Mall at Arden Fair, Sacramento	SACRAMENTO	CA	Macerich
539	MHOOD	Seminole Town Center, Sanford	SANFORD	FL	WRI Seminole
543	MHOOD	Kings’ Plaza Shopping Center, Brooklyn	BROOKLYN	NY	Macerich
545	MHOOD	Valencia Town Center, Valencia	VALENCIA	CA	Westfield
546	MHOOD	Town East Mall, Mesquite	MESQUITE	TX	General Growth
549	MHOOD	Parks @ Arlington, Arlington	ARLINGTON	TX	General Growth
554	MHOOD	Woodland Hills Mall, Tulsa	TULSA	OK	Simon
555	MHOOD	Sugar Land Town Square	SUGAR LAND	TX	SLTS Management
557	MHOOD	Wolfchase Galleria, Memphis	MEMPHIS	TN	Simon
560	MHOOD	Lloyd Center, Portland	PORTLAND	OR	Cypress Equitites Real Estate Investment Mgmt.
563	MHOOD	Coronado Center, Alburquerque	ALBUQUERQUE	NM	General Growth
3,089	DM	Hodges Road	OAKBROOK TERRACE	IL	Gus Dames
3,091	DM	Shops at Chauncey Ranch	PHOENIX	AZ	Levine Investments LP
3,092	DM	Victoria Crossroads	RANCHO CUCAMONGA	CA	Silvercreek Properties
3,096	DM	Walden Place	CHEEKTOWAGA	NY	DLC Management Corporation
3,097	DM	Livingston Town Center	LIVINGSTON	NJ	Onyx Equities
3,098	DMC	Promenade at Chenal	LITTLE ROCK	AR	RED Development
3,100	DM	Markets at Town Center	JACKSONVILLE	FL	Genesis
3,104	DMC	Short Pump Town Center	RICHMOND	VA	Forest City
3,108	PEA	The Grove at Shrewsbury	SHREWSBURY	NJ	Federal
3,201	DM	Millenia Crossing Shopping Center	ORLANDO	FL	DDR Corp
3,202	DMC	Centennial Promenade	ENGLEWOOD	CO	Developers Diversified
3,203	DMC	Topanga	CANOGA PARK	CA	Westfield
3,204	DMC	Plaza K	METUCHEN	NJ	Azarian Group LLC
3,205	DM	Montgomery Mall	BETHESDA	MD	Westfield
3,206	DM	3300 North Causeway Blvd	METAIRIE	LA	3300 North Causeway Blvd. Assoc
3,207	DM	Country Glen Center	CARLE PLACE	NY	Murray H. Miller Mgmt. Company
3,208	DMC	Manhattan Village Shopping Ctr.	MANHATTAN BEACH	CA	Rreef America
3,209	DMC	Fairfax Corner	FAIRFAX	VA	The Peterson Companies
3,210	DM	Town Center Crossing	LEAWOOD	KS	WP Glimcher

3	Store

STR#	Chain	Location	City	ST	Landlord/Developer
3,212	DMC	Streets of Woodfield	SCHAUMBURG	IL	Mid-America Asset Management Group
3,213	DM	International Plaza	TAMPA	FL	Taubman
3,214	DMC	The Oaks	THOUSAND OAKS	CA	Macerich
3,215	DMC	Crabtree Valley Mall	RALEIGH	NC	CVM Holdings Inc.
3,216	DM	1604 Mt. Diablo - Walnut Creek	WALNUT CREEK	CA	Greater Bay Development Corp.
3,217	DM	Orland Park Place Shopping Center	ORLAND PARK	IL	Inland Commercial
3,218	DM	Town Center Viriginia Beach	VIRGINIA BEACH	VA	Town Center Block 10
3,219	DM	Woodland Mall	WOODLANDS	TX	General Growth
3,221	PEA-C	Aventura Mall	AVENTURA	FL	Turnberry Associates
3,224	DM	Mall of America	BLOOMINGTON	MN	Triple Five
3,225	DMC	Garden City Center	CRANSTON	RI	Wilder Companies
3,226	DMC	Shops at marcus Dairy	DANBURY	CT	Sugar Hollow Associates
3,227	DM	Pacific Place	SEATTLE	WA	Pine Street
3,228	DMC	Wayside Commons	BURLINGTON	MA	The Wilder Companies
3,229	DMC	Coconut Point	ESTERO	FL	Simon
3,231	DMC	Regalia Center	MEMPHIS	TN	Boyle Investments
3,234	DMC	Avalon North	ALPHARETTA	GA	North American Properties
3,235	DM	Belle Isle Station Shopping Center	OKLAHOMA	OK	BIS Corporation
3,324	DMC	Alderwood Mall	LYNNWOOD	WA	General Growth
3,329	DMC	South Hills Village	PITTSBURGH	PA	Simon
3,423	DM	Houston Galleria	HOUSTON	TX	Simon
3,518	DMC	Galleria at Roseville	ROSEVILLE	CA	Westfield
3,519	DMC	Riverchase Galleria	HOOVER	AL	General Growth
3,520	DMC	Bridgeport Village	TIGARD	OR	BV CenterCal, LLC
3,522	DMC	Crocker Park	WESTLAKE	OH	Robert L Stark Enterprises
3,800	DM	The Corner (Langley)	LANGLEY	BC	Rockcliffe Estates
3,819	OUTLET	Trinity Commons, Brampton	BRAMPTON	ON	RioCan Management Inc.
3,845	DMC	Kingsland Village	S.W. CALGARY	AB	Telsec Group
3,847	DMC	Polo North	WINNIPEG	MB	Cadillac Fairview
3,849	OUTLET	Queensborough	NEW WESTMINSTER	BC	First Queensborogh SC Ltd
3,850	DMC	2146-2148 W 4th Avenue	VANCOUVER	BC	DV &D Enterpise
3,860	OUTLET	Heartland Town Center, Mississauga	MISSISSAUGA	ON	Orlando Corporation
566	MHOOD	Superstition Springs, Mesa	MESA	AZ	Macerich
568	MHOOD	Springfield Mall, Springfield	SPRINGFIELD	PA	Simon
570	MHOOD	Lincoln Place	FAIRVIEW HEIGHTS	IL	Cole Companies
573	MHOOD	Pavilion of Turkey Creek	KNOXVILLE	TN	Developers Diversified
575	MHOOD	Greendale Center	GREENWOOD	IN	Centre Properties
577	MHOOD	Fox River Mall, Grand Chute	APPLETON	WI	General Growth
579	MHOOD	St. Charles Towne Center, Waldorf	WALDORF	MD	Simon
593	MHOOD	Destiny USA	SYRACUSE	NY	Pyramid

4	Store

STR#	Chain	Location	City	ST	Landlord/Developer
595	MHOOD	Stoneridge Mall, Pleasanton	PLEASANTON	CA	Simon
597	MHOOD	Eastview, Victor	VICTOR	NY	Wilmorite
603	OUTLET	Potomac Mills Mall, Prince Williams	PRINCE WILLIAM	VA	Simon Mills
604	OUTLET	Sawgrass Mills, Sunrise	SUNRISE	FL	Simon Mills
606	OUTLET	San Marcos Premium Outlets	SAN MARCOS	TX	Simon Premium
609	OUTLET	Ellenton Premium Outlets	ELLENTON	FL	Simon Premium
610	OUTLET	Outlets at Castle Rock	CASTLE ROCK	CO	Craig Realty
611	OUTLET	Gurnee Mills, Gurnee	GURNEE	IL	Simon Mills
612	OUTLET	Birch Run Premium Outlets	BIRCH RUN	MI	Simon Premium
613	OUTLET	Conroe Outlet Center	CONROE	TX	Craig Realty
614	OUTLET	Prime Outlets at Jeffersonville, Jeffersonville	JEFFERSONVILLE	OH	Tanger
615	OUTLET	Gilroy Premium Outlets	GILROY	CA	Simon Premium
616	OUTLET	Petaluma Village Premium Outlets	PETALUMA	CA	Simon Premium
620	OUTLET	Tanger Factory Outlet, Riverhead	RIVERHEAD	NY	Tanger
624	OUTLET	Osage Beach Premium Outlets	OSAGE BEACH	MO	Simon Premium
625	OUTLET	St. Augustine Premium Outlets	ST AUGUSTINE	FL	Simon Premium
626	OUTLET	Lighthouse Place Premium Outlets	MICHIGAN CITY	IN	Simon Premium
628	OUTLET	Tanger Factory Outlet Ctr., Williamsburg	WILLIAMSBURG	IA	Tanger
630	OUTLET	Edinburgh Premium Outlets	EDINBURGH	IN	Simon Premium
631	OUTLET	Riviera Centre Factory Shops, Foley	FOLEY	AL	Tanger
634	OUTLET	Silver Sands Premium Outlets	DESTIN	FL	Simon Premium
637	OUTLET	Camarillo Premium Outlets	CAMARILLO	CA	Simon Premium
642	OUTLET	Tanger Factory Outlet Ctr., Lancaster	LANCASTER	PA	Tanger
645	OUTLET	The Outlet Collection	AUBURN	WA	WP Glimcher
649	OUTLET	North Georgia Premium Outlets	DAWSONVILLE	GA	Simon Premium
653	OUTLET	Grove City Premium Outlets	GROVE CITY	PA	Simon Premium
655	OUTLET	Grapevine Mills, Grapevine	GRAPEVINE	TX	Simon Mills
656	OUTLET	Premium Outlets Carlsbad	CARLSBAD	CA	Simon Premium
658	OUTLET	Great Mall - Bay Area, Milpitas	MILPITAS	CA	Simon Mills
664	OUTLET	Wrentham Village Premium Outlets	WRENTHAM	MA	Simon Premium
680	OUTLET	Vacaville Premium Outlets	VACAVILLE	CA	Simon Premium
732	MHOOD	Auburn Mall, Auburn	AUBURN	MA	Simon
733	MHOOD	Rushmore Mall, Rapid City	RAPID CITY	SD	WP Glimcher
734	MHOOD	Independence Mall, Wilmington	WILMINGTON	NC	Centro Properties
748	MHOOD	Charleston Town Center, Charleston	CHARLESTON	WV	Forest City
765	MHOOD	White Oaks Mall, Springfield	SPRINGFIELD	IL	Simon
767	MHOOD	Provo Towne Centre, Provo	PROVO	UT	Jones Lang LaSalle
770	OUTLET	Hagerstown Premium Outlets	HAGERSTOWN	MD	Simon Premium
771	OUTLET	Great Lakes Crossing, Auburn Hills	AUBURN HILLS	MI	Taubman
801	PEA-C	Fashion Valley Mall, San Diego	SAN DIEGO	CA	Simon

5	Store

STR#	Chain	Location	City	ST	Landlord/Developer
835	PEA-C	Newbury Street, Boston	BOSTON	MA	Copley
845	PEA	Gateway Mall, Salt Lake City	SALT LAKE CITY	UT	Vestar
858	MHOOD	Mall @ Fairfield Commons, Beaver Creek	BEAVER CREEK	OH	WP Glimcher
860	MHOOD	Hillsdale Shopping Ctr., San Mateo	SAN MATEO	CA	Bohannon Development
875	PEA-C	Town Center @ Boca Raton, Boca Raton	BOCA RATON	FL	Simon
897	PEA-C	Clayton Lane	DENVER	CO	AMCAP Clayton LLC
902	PEA-C	Fashion Square Sherman Oaks, Sherman Oaks	SHERMAN OAKS	CA	Westfield
906	PEA-C	Town Center Corte Madera	CORTE MADERA	CA	Colliers International
913	PEA-C	Mall at Green Hills, Nashville	NASHVILLE	TN	Taubman
921	PEA-C	Fashion Show, Las Vegas	LAS VEGAS	NV	General Growth
923	PEA-C	Tyson’s Galleria, McLean	MCLEAN	VA	General Growth
925	DMC	Northern Boulevard, Manhasset	MANHASSET	NY	1595 NB Associates, LLC
935	PEA-C	352 Beverly Hills Drive	BEVERLY HILLS	CA	Jones Lang LaSalle
936	PEA-C	South Coast Plaza, Costa Mesa	COSTA MESA	CA	Segerstrom
938	PEA-C	Phipps Plaza, Atlanta	ATLANTA	GA	Simon
946	PEA-C	Rice Blvd., Houston	HOUSTON	TX	Rice University Village
950	PEA-C	King of Prussia Plaza, King of Prussia	KING OF PRUSSIA	PA	Simon
969	MHOOD	Cary Towne Center, Cary	CARY	NC	CBL
977	MHOOD	CoolSprings Galleria, Franklin	FRANKLIN	TN	CBL
978	MHOOD	Abercorn Commons	SAVANNAH	GA	A.C./Sav, LLC
980	MHOOD	Antelope Valley Mall, Palmdale	PALMDALE	CA	Forest City
982	MHOOD	Pinnacle Hills Promenade	ROGERS	AR	General Growth
983	MHOOD	Battlefield Mall, Springfield	SPRINGFIELD	MO	Simon
984	MHOOD	Cascade Station	PORTLAND	OR	CenterCal Properties
985	MHOOD	Stirling Bossier	BOSSIER CITY	LA	Stirling Properties
989	MHOOD	La Palmera, Corpus Christi	CORPUS CHRISTI	TX	Trademark Property
1,105	DMC	Eastwood Towne Center, Lansing	LANSING	MI	RPAI US Mgmt
1,113	DMC	Rockland Plaza	NANUET	NY	Brixmor Holdings 11 SPEA
1,120	PEA-C	Barton Creek, Austin	AUSTIN	TX	Simon
1,135	DMC	Racquet Square	INDIANAPOLIS	IN	Racquet Square Center LLC
1,137	DMC	Bridgewater Commons, Bridgewater	BRIDGEWATER	NJ	General Growth
1,139	DMC	Gardens, The, Palm Beach	PALM BEACH	FL	Forbes
1,140	DMC	Glendale Galleria, Glendale	GLENDALE	CA	General Growth
1,142	DMC	Northeast Mall, Hurst	HURST	TX	Simon
1,144	DMC	Shops at Liberty Place	PHILADELPHIA	PA	Liberty Place Retail Assoc
1,145	DMC	Perimeter Mall	ATLANTA	GA	General Growth
1,147	DMC	Legacy Village	LYNDHURST	OH	Legacy Village Investors
1,149	DMC	Haywood Mall, Greenville	GREENVILLE	SC	Simon
1,150	DMC	Southshore Mall	BRAINTREE	MA	Simon
1,152	DMC	Kenwood Towne Centre	CINCINNATI	OH	General Growth

6	Store

STR#	Chain	Location	City	ST	Landlord/Developer
1,159	DMC	Somerset Collection - North, Troy	TROY	MI	Forbes
1,160	DM	259 Walt Whitman Road	HUNTINGTON STATION	NY	Sleepy’s Inc.
1,161	DMC	Brea Downtown	BREA	CA	Manley Fanticola Holdings LLC
1,162	DMC	8th & Bellevue	BELLEVUE	WA	Cost Plus Inc.
1,163	DM	West County Mall	ST. LOUIS	MO	CBL
1,164	DM	5539 LBJ Freeway	DALLAS	TX	Peskind Development
1,166	PEA-C	Lincoln Park	DALLAS	TX	RPAI Southwest Mgmt
1,168	DM	Source at White Plains, The	WHITE PLAINS	NY	Bloomingdale Road Investors
1,170	DMC	Evergreen Walk	SOUTH WINDSOR	CT	Poag & McEwen
1,171	DM	Colonnade, The	SAN ANTONIO	TX	Twin Oaks Properties
1,172	DM	1400 Worcester Road	NATICK	MA	Natick Associates
1,173	DM	Sharon Corners	CHARLOTTE	NC	Crosland
1,182	DM	Fountain Square	BROOKFIELD	WI	Integrity Development
1,183	DMC	Franklin Park Mall	TOLEDO	OH	Starwood Capital
1,184	DMC	Acadiana Mall	LAFAYETTE	LA	CBL
1,189	DMC	Old Orchard	SKOKIE	IL	Westfield
1,190	DMC	LaPlaza Mall	MCALLEN	TX	Simon
1,192	DMC	Mission Viejo	MISSION VIEJO	CA	Simon
1,197	DM	35 PLAZA	PARAMUS	NJ	Thirty Five Plaza Associates
1,198	DM	Shops at Riverpark	FRESNO	CA	Madison Marquette
1,199	MHOOD	Alamo Ranch	SAN ANTONIO	TX	RioCan Management Inc.
1,278	PEA-C	Shops at Merrick Park, Coral Gables	CORAL GABLES	FL	General Growth
1,300	MHOOD	Promenade in Temecula Valley, Temecula	TEMECULA	CA	Forest City
1,303	MHOOD	Logan Valley Mall, Altoona	ALTOONA	PA	PREIT
1,306	MHOOD	Turtle Creek Mall, Hattiesburg	HATTIESBURG	MS	CBL
1,313	MHOOD	Chapel Hills, Colorado Springs	COLORADO SPRINGS	CO	Coyote
1,316	MHOOD	WestgatePlaza, Amarillo	AMARILLO	TX	KIR Amarillo
1,317	MHOOD	Dulles Town Center, Leesburg	DULLES	VA	Lerner
1,326	MHOOD	Kirkwood Mall, Bismarck	BISMARCK	ND	CBL
1,327	MHOOD	Southpark Shopping Center	STRONGSVILLE	OH	Starwood Capital
1,335	OUTLET	Kittery Premium Outlets	KITTERY	ME	Simon Premium
1,336	MHOOD	Layton Hills Mall, Layton	LAYTON	UT	CBL
1,337	MHOOD	Neshaminy Mall	BENSALEM	PA	General Growth
1,339	MHOOD	Anchorage 5th Avenue, Anchorage	ANCHORAGE	AK	Simon
1,345	MHOOD	Lakeline Mall, Cedar Park	CEDAR PARK	TX	Simon
1,348	MHOOD	Florence Mall, Florence	FLORENCE	KY	General Growth
1,350	MHOOD	Valley Plaza S.C., Bakersfield	BAKERSFIELD	CA	General Growth
1,354	MHOOD	Rivertown Crossing, Grandville	GRANDVILLE	MI	General Growth
1,356	MHOOD	Parkdale Mall, Beaumont	BEAUMONT	TX	CBL
1,358	MHOOD	Merrillville Plaza	MERRILLVILLE	IN	Acadia Merrillville Realty LP

7	Store

STR#	Chain	Location	City	ST	Landlord/Developer
1,359	MHOOD	Dayton Mall, Dayton	DAYTON	OH	WP Glimcher
1,361	MHOOD	South County Center, St. Louis	ST. LOUIS	MO	CBL
1,362	MHOOD	Southern Park Mall, Youngstown	YOUNGSTOWN	OH	WP Glimcher
1,363	MHOOD	Bradley Park Crossing, Columbus	COLUMBUS	GA	Developers Diversified
1,365	MHOOD	Waterford Lakes, Orlando	ORLANDO	FL	WP Glimcher
1,373	MHOOD	Mall of Georgia Crossing, Atlanta	BUFORD	GA	WP Glimcher
1,374	MHOOD	Chino Spectrum Marketplace, Chino	CHINO	CA	Vestar
1,384	MHOOD	Mall Del Norte, Laredo	LAREDO	TX	CBL
1,393	MHOOD	Holyoke Mall, Holyoke	HOLYOKE	MA	Pyramid
1,394	MHOOD	Poughkeepsie Galleria, Poughkeepsie	POUGHKEEPSIE	NY	Pyramid
1,397	MHOOD	Spokane Valley Mall, Spokane	SPOKANE VALLEY	WA	General Growth
1,603	OUTLET	Mills @ Jersey Gardens	ELIZABETH	NJ	Simon Mills
1,605	OUTLET	Concord Mills, North Charlotte	CONCORD	NC	Simon Mills
1,606	OUTLET	Katy Mills, West Houston	KATY	TX	Simon Mills
1,608	OUTLET	Arizona Mills, Tempe	TEMPE	AZ	Simon Premium
1,609	OUTLET	Dolphin Mall, Miami	MIAMI	FL	Taubman
1,610	OUTLET	Rehoboth Outlet 3, Rehoboth	REHOBOTH BEACH	DE	Tanger
1,614	OUTLET	Gulfport Premium Outlets	GULFPORT	MS	Simon Premium
1,615	OUTLET	Woodburn Factory Stores, Woodburn	WOODBURN	OR	Simon Premium
1,616	OUTLET	Orlando Premium Outlets-Vineland Ave	ORLANDO	FL	Simon Premium
1,618	OUTLET	Five Oaks Factory Stores, Sevieville	SEVIERVILLE	TN	Tanger
1,619	OUTLET	Arundel Mills, Baltimore	HANOVER	MD	Simon Mills
1,621	OUTLET	Las Vegas South Premium	LAS VEGAS	NV	Simon Premium
1,624	OUTLET	Williamsburg Premium Outlets	WILLIAMSBURG	VA	Simon Premium
1,625	OUTLET	Prime Outlets Oshkosh, Oshkosh	OSHKOSH	WI	Horizon Group Properties
1,626	OUTLET	Alvertville Premium Outlets	ALBERTVILLE	MN	Simon Premium
1,627	OUTLET	Waterloo Premium Outlets	WATERLOO	NY	Simon Premium
1,629	OUTLET	Las Americas Premium Outlets	SAN DIEGO	CA	Simon Premium
1,630	OUTLET	Leesburg Corner Premium Outlets	LEESBURG	VA	Simon Premium
1,631	OUTLET	Sugarloaf	LAWRENCEVILLE	GA	Simon Mills
1,632	OUTLET	Carolina Premium	SMITHFIELD	NC	Simon Premium
1,633	OUTLET	Waikele Premium Outlets	WAIPAHU	HI	Simon Premium
1,634	OUTLET	Factory Stores @ Park City, Park City	PARK CITY	UT	Tanger
1,635	OUTLET	The Crossing Premium Outlets	TANNERSVILLE	PA	Simon Premium
1,636	OUTLET	Tanger Outlets at Kensington Valley, Howell	HOWELL	MI	Tanger
1,637	OUTLET	Tanger Outlet Center, Myrtle Beach	MYRTLE BEACH	SC	Tanger
1,638	OUTLET	Sparks Marina Outlet	SPARKS	NV	RED Development
1,640	OUTLET	Colorado Mills Mall, Lakewood	LAKEWOOD	CO	Simon Mills
1,642	OUTLET	Johnson Creek Premium Outlets	JOHNSON CREEK	WI	Simon Premium
1,647	OUTLET	Las Vegas North Premium	LAS VEGAS	NV	Simon Premium

8	Store

STR#	Chain	Location	City	ST	Landlord/Developer
1,648	OUTLET	Chicago Premium Outlets	AURORA	IL	Simon Premium
1,649	OUTLET	North Bend Premium Outlets	NORTH BEND	WA	Simon Premium
1,651	OUTLET	Columbia Gorge Premium Outlets	TROUTDALE	OR	Woodmont
1,652	OUTLET	Folsom Premium Outlets	FOLSOM	CA	Simon Premium
1,655	OUTLET	Prime Lodi Outlets, Burbank	BURBANK	OH	Lodi Station LLC c/o Gilad Develop
1,656	OUTLET	Hilton Head Village	BLUFFTON	SC	Costa Land Company
1,662	OUTLET	Legends at Village West	KANSAS CITY	KS	Red Speedway, Inc
1,670	OUTLET	Outlets at Hershey	HERSHEY	PA	Tanger
1,671	OUTLET	Jersey Shore Premium Outlets	TINTON FALLS	NJ	Simon Premium
1,672	OUTLET	Opry Mills Mall	NASHVILLE	TN	Simon Mills
1,673	OUTLET	Shops of Grand River	LEEDS	AL	Leeds Retail Center, LLC
1,675	OUTLET	The Outlet Shoppes at El Paso	EL PASO	TX	Horizon Group Properties
1,677	OUTLET	Philadelphia Premium Outlets	POTTSTOWN	PA	Simon Premium
1,678	OUTLET	Outlets at Traverse Mountain	LEHI	UT	Craig Realty
1,679	OUTLET	St. Louis Premium	CHESTERFIELD	MO	Simon Premium
1,680	OUTLET	Outlet Shoppes at Atlanta	ATLANTA	GA	Horizon Group Properties
1,681	OUTLET	Palm Beach Outlets	PALM BEACH	FL	New England Development
1,682	OUTLET	Cincinnati Premium Outlet	MONROE	OH	Simon
1,683	OUTLET	Outlets of Mississippi	PEARL	MS	Bloomfield Holdings
1,684	OUTLET	Tampa Premium Outlets	LUTZ	FL	Simon Premium
1,685	OUTLET	Outlets at Nebraska Crossing	GRETNA	NE	Nebraska Crossing LLC
1,686	OUTLET	Fashion Outlets at Niagara	NIAGARA FALLS	NY	Macerich
1,687	OUTLET	The Outlet Shoppes of the Bluegrass	SIMPSONVILLE	KY	Horizon Group Properties
1,688	OUTLET	Twin Cities Eagan	EAGAN	MN	Simon Premium
1,690	OUTLET	Arches as Dee Park	DEER PARK	NY	Tanger
1,691	OUTLET	Assembly Row	SOMERVILLE	MA	Federal Realty Investment
1,702	MHOOD	Lehigh Valley Mall, Whitehall	WHITEHALL	PA	Simon
1,708	MHOOD	Richland Mall, Waco	WACO	TX	CBL
1,710	MHOOD	Stonebriar Centre, Frisco	FRISCO	TX	General Growth
1,711	MHOOD	Coral Ridge Mall, Ft. Lauderdal	FT. LAUDERDALE	FL	Gumberg Asset
1,712	MHOOD	SouthLake Town Square	SOUTHLAKE	TX	Inland Western
1,717	PEA	Towne Centre Market Place, Mt. Pleasant	MT. PLEASANT	SC	Bayer Properties
1,718	MHOOD	Ashville, Ashville	ASHEVILLE	NC	CBL
1,722	MHOOD	Treasure Coast Square, Jensen Beach	JENSEN BEACH	FL	Simon
1,723	MHOOD	Apache Mall, Rochester	ROCHESTER	MN	General Growth
1,725	MHOOD	Forum @ Olympia Pkwy	LIVE OAK	TX	S.A. Development Company
1,728	MHOOD	Mall of New Hampshire. Manchester	MANCHESTER	NH	Simon
1,732	MHOOD	Shops at College Hills, The	NORMAL	IL	Cullinan Properties
1,733	MHOOD	Kentucky Oaks Mall, Paducah	PADUCAH	KY	Cafaro
1,735	MHOOD	Spotsylvania Mall, Fredericksburg	FREDRICKSBURG	VA	Cafaro

9	Store

STR#	Chain	Location	City	ST	Landlord/Developer
1,736	MHOOD	Sunrise Mall, Brownsville	BROWNSVILLE	TX	CBL
1,739	MHOOD	Plainfield Commons, Plainfield	PLAINFIELD	IN	Premier
1,740	MHOOD	Centerpointe Mall	GRAND RAPIDS	MI	Centerpointe Partners
1,741	MHOOD	Ridgmar Mall, Fort Worth	FORT WORTH	TX	GK Development Inc.
1,744	MHOOD	Premier Centre, Mandeville	MANDEVILLE	LA	Stirling
1,747	MHOOD	Killeen Mall, Killeen	KILLEEN	TX	Jones Lang LaSalle
1,748	MHOOD	Milford Marketplace	MILFORD	CT	Inland Real Estate
1,749	MHOOD	Columbiana Centre, Columbia	COLUMBIA	SC	General Growth
1,750	MHOOD	Parkway Place	HUNTSVILLE	AL	CBL
1,753	MHOOD	Oaks Mall, Gainesville	GAINESVILLE	FL	General Growth
1,760	MHOOD	Columbia Mall, Columbia	COLUMBIA	MO	General Growth
1,761	MHOOD	Oakdale Mall, Johnson City	JOHNSON CITY	NY	Vornado
1,763	MHOOD	Evansville Pavillion	EVANSVILLE	IN	General Auto Outlets
1,766	MHOOD	Bellis Fair, Bellingham	BELLINGHAM	WA	General Growth
1,767	MHOOD	Gateway Mall, Lincoln	LINCOLN	NE	Starwood Capital
1,768	MHOOD	University Park Mall, Mishawaka	MISHAWAKA	IN	Simon
1,771	MHOOD	Rookwood Commons, Cincinnati	CINCINNATI	OH	Anderson
1,775	MHOOD	Ashment Shopping Center	IDAHO FALLS	ID	Woodbury Corp
1,776	MHOOD	Mall of Abilene,Abilene	ABILENE	TX	Jones Lang LaSalle
1,777	MHOOD	Robinson Town Center	PITTSBURGH	PA	Forest City
1,778	MHOOD	Shoppes at Montage	MOOSIC	PA	US Properties Group
1,781	MHOOD	Empire, Sioux Falls, SD	SIOUX FALLS	SD	Simon
1,782	MHOOD	Lake Charles Power Center	LAKE CHARLES	LA	Lake Charles Retail Development LLC
1,786	MHOOD	Cross Creek Mall, Fayettevill	FAYETTEVILLE	NC	CBL
1,793	MHOOD	Copperwood, Houston	HOUSTON	TX	Kimco
1,794	MHOOD	Chapel Hill Mall, Akron OH	AKRON	OH	Mckinley
1,799	MHOOD	Jefferson Pointe, Fort Wayne	FORT WAYNE	IN	Miller Capital Advisory
1,800	MHOOD	Tamarak Village	WOODBURY	MN	Doran Management LLC
1,804	MHOOD	Chandler Fashion Center	CHANDLER	AZ	Macerich
1,808	MHOOD	Lakes Mall, The, Muskegon Michigan	MUSKEGON	MI	CBL
1,809	MHOOD	Lakewood Center Mall, Lakewood	LAKEWOOD	CA	Macerich
1,811	MHOOD	Westmoreland Mall	GREENSBURG	PA	CBL
1,813	MHOOD	Birchwood Mall	FORT GRATIOT	MI	Rouse
1,814	MHOOD	Boca Park Marketplace	LAS VEGAS	NV	Triple Five
1,817	MHOOD	Genessee Valley Center, Flint	FLINT	MI	Jones Lang LaSalle
1,819	MHOOD	Grand Prairie, The Shoppes at	PEORIA	IL	Miller Capital Advisory
1,820	MHOOD	Brandon Town Center, Brandon	BRANDON	FL	Westfield
1,821	MHOOD	Citrus Park Town Center, Tampa	TAMPA	FL	Westfield
1,825	MHOOD	University Mall, South Burlington	SOUTH BURLINGTON	VT	CBL
1,826	MHOOD	Triangle Town Center, Raleigh	RALEIGH	NC	CBL

10	Store

STR#	Chain	Location	City	ST	Landlord/Developer
1,828	MHOOD	Gallery @ Crystal Run, Middeltown	MIDDLETOWN	NY	Pyramid
1,829	MHOOD	East Town Mall, Madison	MADISON	WI	CBL
1,831	MHOOD	Village at Colony Place	PLYMOUTH	MA	Plymouth Gateway, LLC
1,839	MHOOD	Henry Towne Center, McDonough	MCDONOUGH	GA	RPAI US Mgmt
1,840	MHOOD	Tippecanoe Mall, Lafayette	LAFAYETTE	IN	Simon
1,843	MHOOD	Village Park Plaza	CARMEL	IN	WP Glimcher
1,848	MHOOD	Shoppes at East Chase, Montgomery	MONTGOMERY	AL	Bayer Properties
1,851	MHOOD	Lakeside Village	LAKELAND	FL	Casto-Oakridge Venture LTD
1,852	MHOOD	Palm Desert, Palm Desert	PALM DESERT	CA	Westfield
1,853	MHOOD	Valley View Mall, Roanoke	ROANOKE	VA	CBL
1,856	MHOOD	North Riverside Park Mall, North Riverside	NORTH RIVERSIDE	IL	Urban
1,857	MHOOD	Northwoods Mall, N Charleston	N CHARLESTON	SC	CBL
1,859	MHOOD	Millcreek Mall	ERIE	PA	Cafaro
1,860	MHOOD	Independence Center, Independence	INDEPENDENCE	MO	SPG Independence
1,861	MHOOD	NorthPark Mall, Joplin	JOPLIN	MO	CBL
1,862	MHOOD	Mall at Bay Plaza	BRONX	NY	Prestige Properties
1,863	MHOOD	Town East Square, Witchitka	WICHITA	KS	Simon
1,868	MHOOD	Charlottesville Fashion Square, Charlottesville	CHARLOTTESVILLE	VA	WP Glimcher
1,869	MHOOD	Miller Hill Mall, Duluth	DULUTH	MN	Simon
1,870	MHOOD	Bay Park Square, Green Bay	GREEN BAY	WI	Simon
1,878	MHOOD	Shops at Centerra	LOVELAND	CO	Poag Lifestyle Centers, LLC
1,881	MHOOD	University Mall, Tuscaloosa	TUSCALOOSA	AL	Aronov
1,883	MHOOD	Valley Hills Mall, Hickory	HICKORY	NC	Rouse
1,885	MHOOD	Memorial City Mall, Houston	HOUSTON	TX	Metro National Corporation
1,886	MHOOD	Dogwood Festival Market, Flowood	FLOWOOD	MS	Aronov
1,892	MHOOD	Bel Air Mall, Mobile	MOBILE	AL	Rouse
1,893	MHOOD	Meadowbrook Mall, Bridgeport	BRIDGEPORT	WV	Cafaro
1,902	MHOOD	Gateway Station, Burleson	BURLESON	TX	Sansone Group/DDR
1,904	MHOOD	Los Cerritos	CERRITOS	CA	Macerich
1,905	MHOOD	Internation Speedway	DAYTONA BEACH	FL	Kite
1,907	MHOOD	Madonna Plaza , San Luis Obispo	SAN LUIS OBISPO	CA	Rossetti
1,908	MHOOD	Plaza Las Americas, San Juan	SAN JUAN	PR	Plaza Las Americas Inc.
1,911	MHOOD	Eastgate Mall, Cincinnati	CINCINNATI	OH	CBL
1,915	MHOOD	Cherryvale Mall, Rockford	ROCKFORD	IL	CBL
1,917	MHOOD	Pearland	PEARLAND	TX	CBL
1,920	MHOOD	Central Mall, Fort Smith	FORT SMITH	AR	Jones Lang LaSalle
1,921	MHOOD	Deptford Mall, Deptford	DEPTFORD	NJ	Macerich
1,925	MHOOD	Carillion	PORTAGE	MI	Carillion LLC
1,928	MHOOD	Rogue Valley Mall, Medford	MEDFORD	OR	General Growth
1,942	MHOOD	Riverdale Village, Coon Rapids	COON RAPIDS	MN	Developers Diversified

11	Store

STR#	Chain	Location	City	ST	Landlord/Developer
1,943	MHOOD	Wiregrass Commons Mall, Dothan	DOTHAN	AL	PREIT
1,946	MHOOD	Central Mall, Lawton	LAWTON	OK	Jones Lang LaSalle
1,948	MHOOD	Pecanland Mall, Monroe	MONROE	LA	General Growth
1,950	MHOOD	Pleasant Run Towne Crossing, Cedar Hill	CEDAR HILL	TX	RPAI Southwest Mgmt
1,952	MHOOD	Coastal Grand, Myrtle Beach	MYRTLE BEACH	SC	CBL
1,954	MHOOD	Alexandria Mall, Alexandria	ALEXANDRIA	LA	Jones Lang LaSalle
1,956	MHOOD	Fairway Marketplace S/C, Pasadena	PASADENA	TX	Kimco
1,958	MHOOD	Meyerland Plaza S/C, Houston	HOUSTON	TX	Ronus Properties
1,959	MHOOD	Valley Mall, Union GAP	UNION GAP	WA	Center Investments
1,960	MHOOD	Inland Center, San Bernardino	SAN BERNARDINO	CA	Macerich
1,968	MHOOD	Denton Crossing	DENTON	TX	RPAI Southwest Mgmt
1,969	MHOOD	Park Place Promenade, Visalia	VISALIA	CA	Paynter Realty Investments
1,983	MHOOD	Cache Valley Mall, Logan	LOGAN	UT	Rouse
1,986	MHOOD	Park Place, Tucson	TUCSON	AZ	General Growth
1,987	MHOOD	Red Cliffs Mall, St. George	ST. GEORGE	UT	General Growth
1,988	MHOOD	Westland Mall	WESTLAND	MI	Spinosa
1,995	MHOOD	Mesa Mall, Grand Junction	GRAND JUNCTION	CO	Simon
1,996	MHOOD	Christiana Mall	NEWARK	DE	General Growth
3,037	DMC	Smith Grove Shopping Center	LAKE GROVE	NY	Condan Enterprises LLC
3,053	DMC	Colonie Center	ALBANY	NY	Clifton
3,057	DMC	Willow Grove Park	WILLOW GROVE	PA	PREIT
3,059	DMC	Renaissance	DURHAM	NC	CBL
3,061	DM	180 Post Road	WESTPORT	CT	Baystreet Properties
3,064	DM	Town Place at Garden State	CHERRY HILL	NJ	Cherry Hill Town Center Partners
3,065	DM	Bluebonnett	BATON ROUGE	LA	Viking Partners
3,067	DM	Polaris	COLUMBUS	OH	WP Glimcher
3,863	OUTLET	Cross Iron Mills	ROCKY VIEW	AB	Ivanhoe Cambridge
3,864	OUTLET	Vaughan Mills	VAUGHAN	ON	Ivanhoe Cambridge
3,865	OUTLET	Ottawa Outlet	OTTAWA	ON	RioCan Management Inc.
4,083	MHOOD	South Center Mall	TUKWILA	WA	Westfield
4,114	MHOOD	Fashion Center at Pentagon, Arlington	ARLINGTON	VA	Simon
4,135	MHOOD	Avenue at Viera	MELBOURNE	FL	Lennar Commercial
4,145	MHOOD	Rimrock Mall, Billings	BILLINGS	MT	Starwood Capital
4,146	MHOOD	Yuma Palms	YUMA	AZ	WDP Partners
4,149	MHOOD	Wausau Center	WAUSAU	WI	CBL
4,161	MHOOD	Mall at Johnson City	JOHNSON CITY	TN	WP Glimcher
4,164	MHOOD	Fayette Mall	LEXINGTON	KY	CBL
4,171	MHOOD	Ridge Hill	YONKERS	NY	Forest City Ratner Company
4,195	MHOOD	University Town Center	SARASOTA	FL	Taubman
4,204	MHOOD	Commercial Drive	NEW HARTFORD	NY	Cameron Group

12	Store

STR#	Chain	Location	City	ST	Landlord/Developer
4,205	MHOOD	Rosedale Center, Roseville, Minnesota	ROSEVILLE	MN	Jones Lang LaSalle
4,209	MHOOD	River Hills Mall	MANKATO	MN	General Growth
4,210	MHOOD	Columbia Mall	KENNEWICK	WA	Simon
4,226	MHOOD	Gateway Center	COLLEGE STATION	TX	RPAI Southwest Mgmt
4,232	MHOOD	Market Place Shopping Center	CHAMPAIGN	IL	General Growth
4,249	MHOOD	Shops @ Old Mill	BEND	OR	River Shops LLC
4,250	MHOOD	Avenue @ Murfreeesboro	MURFREESBORO	TN	Cousins
4,273	MHOOD	Riverpoint Shopping Center	CHICAGO	IL	Centrum Properties
4,274	MHOOD	West Acres Shopping Center	FARGO	ND	West Acres Development
4,276	MHOOD	Atlantic Terminal	BROOKLYN	NY	Forest City
4,280	MHOOD	Orchard Town Center	WESTMINSTER	CO	Vestar
4,284	MHOOD	Shoppes at Wyomissing	WYOMISSING	PA	Lincoln Property Company
4,286	MHOOD	University Town Center	NORMAN	OK	Inland Diversified Real Estate Services
4,291	MHOOD	Valley West Mall	WEST DES MOINES	IA	Watson Centers Inc
4,300	MHOOD	Commons at Hooper	TOMS RIVER	NJ	AC I Toms River LLC
4,304	MHOOD	Champlain Centre North	PLATTSBURGH	NY	Pyramid
4,308	MHOOD	Ashley Park	NEWNAN	GA	Thomas Enterprises
4,312	MHOOD	Mission Valley	SAN DIEGO	CA	Westfield
4,336	MHOOD	Oakwood Mall	EAU CLAIRE	WI	General Growth
4,349	MHOOD	Irvine Spectrum	IRVINE	CA	Irvine Company LLC
4,358	MHOOD	Jay Scutti Plaza	ROCHESTER	NY	L&S LLC
4,364	MHOOD	Northshore Mall	PEABODY	MA	Simon
4,376	MHOOD	Mt. Shasta Mall	REDDING	CA	Rouse
4,384	MHOOD	Patrick Henry Mall	NEWPORT NEWS	VA	PREIT
4,391	MHOOD	South Plains Mall	LUBBOCK	TX	Macerich
4,393	MHOOD	Pier Park Mall	PANAMA CITY	FL	Simon
4,394	MHOOD	South Towne Center Mall	SANDY	UT	Macerich
4,405	MHOOD	Shops at Wiregrass	WESLEY CHAPEL	FL	Forest City
4,407	MHOOD	Towson Town Center	TOWSON	MD	General Growth
4,408	MHOOD	West Belt Plaza	WAYNE	NJ	Segal Development Associates
4,409	MHOOD	Village at Fairview	FAIRVIEW	TX	Village at Fairview LP
4,410	MHOOD	Friendly Center	GREENSBORO	NC	CBL
4,412	MHOOD	Briarwood	ANN ARBOR	MI	Simon
4,415	MHOOD	Village at Cumberland Park	TYLER	TX	Retail Connection
4,805	MHOOD	South Edmonton Commons	EDMONTON	AB	Cameron Development
4,808	MHOOD	West Edmonton Mall, Edmonton	EDMONTON	AB	Triple Five
4,816	MHOOD	St Laurent Shopping Center, Ottawa	OTTAWA	ON	Morguard REIT
4,817	MHOOD	Green Lane Power Centre, Newmarket	EAST GWILLIMBURY	ON	RioCan Management Inc.
4,821	MHOOD	Kingfisher Square, Hamilton	HAMILTON	ON	Equitable Life
4,822	MHOOD	Pickering Town Centre	PICKERING	ON	20 Vic Management

13	Store

STR#	Chain	Location	City	ST	Landlord/Developer
4,823	MHOOD	Avalon Mall	ST JOHNS	NF	Crombie Properties
4,824	MHOOD	Orchar Park S/C, Kelowna,	KELOWNA	BC	Primaris Retail Real Estate
4,825	MHOOD	North City Centre, Edmonton	EDMONTON	AB	Colliers International
4,826	MHOOD	655 Fairway Road	KITCHENER	ON	First Capital (Fairway) Corporation
4,827	MHOOD	Halifax Shopping Center	HALIFAX	NS	20 Vic Management
4,828	MHOOD	Wellington Commons	LONDON	ON	Bentall Retail Services
4,831	MHOOD	Moncton Plaza	MONCTON	NB	Plaza Group
4,832	MHOOD	Southland Mall	REGINA	SK	Smart Centers
4,836	DMC	Yorkdale Shopping Centre	TORONTO	ON	OMERS Realty Management Corp.
4,837	MHOOD	New Millenium Center	SUDBURY	ON	RioCan Management Inc.
4,838	MHOOD	212 1st Avenue	SASKATOON	SK	Rosemont Properties Inc.
4,839	MHOOD	Kenaston	WINNIPEG	MB	Callowhill REIT
4,841	MHOOD	Sunridge Mall	CALGARY	AB	Ivanhoe Cambridge
4,842	MHOOD	Big Bend Crossing	BURNABY	BC	Big Bend Crossing LTD
4,843	MHOOD	Springwater Marketplace	BARRIE	ON	Tanurb Development
4,844	MHOOD	Westgate	GRAND PRAIRIE	AB	WAM Development Group

14	Store

Schedule 5.09

Environmental

For a description of environmental matters related to the site of the Distribution Center Facility located at 1000 John Galt Way, Florence, New Jersey 08518 (including, without limitation, the presence of underground storage tanks), see the Phase I Environmental Site Assessment dated December 4, 2013 prepared by Partner Engineering & Science, Inc.

Schedule 5.10

Insurance

See attached list of current insurance policies.

Schedule of Insurance As of: 03/01/2016

Prepared For:	Destination Maternity Corporation	Prepared By:	Nathan Baker
	232 Strawbridge Dr.		Philadelphia
	Moorestown, NJ, 08057		Phone: 215-246-1085
Email: Nathan.Baker@marsh.com

Selected Policies

Coverage	Insurer	Policy Number	Policy Period	Amount	(US Dollars unless noted)	Notable Limits & Deductibles / Retentions	Other Comments & Claims Reporting
General Liability (US and PR)	TRAVELERS PROPERTY CASUALTY COMPANY OF AMERICA	TC2J-GLSA-8051X147- TIL-16	03/01/2016 To 03/01/2017	$70,992.00	Premium

General Liability

$1,000,000 each occurrence $20,000,000 general aggregate $2,000,000 completed operations and products aggregate

$1,000,000 personal and

advertising injury

$1,000,000 Damage to Premises Rented to you

$10,000 medical payments

							General Liability $100,000 Deductible
General Liability (Canada)	TRAVELERS INSURANCE COMPANY OF CANADA	TC2-SCPP-234D4960	03/01/2016 To 03/01/2017	$3,190.00	Premium

General Liability

$1,000,000 each occurrence $20,000,000 general aggregate $2,000,000 completed operations and products aggregate

$1,000,000 personal and advertising injury

$1,000,000 Damage to Premises

Rented to you

$10,000 medical payments

							General Liability $100,000 Deductible
Auto- Liability/Physical Damage	TRAVELERS PROPERTY CASUALTY COMPANY OF AMERICA	TJ-CAP-8051X135-TIL-16	03/01/2016 To 03/01/2017	$9,037.00	Premium	Auto $1,000,000 per accident $35,000 per accident for uninsured/underinsured motorists coverage $10,000 auto medical payments	Auto

Issued On: March 1, 2016	Summary of Insurance	Page 1 of 5

This schedule has been prepared for the convenience of the Insured and is not an exact and binding analysis of the coverages. This schedule is for your use as a reference only and is not intended to be inclusive of all policy terms, conditions and exclusions. Even though care has been taken in the preparation of this schedule, in the event there is a discrepancy, the original policies will prevail as the sole binding documents.

Schedule of Insurance As of: 03/01/2016

Coverage	Insurer	Policy Number	Policy Period	Amount	(US Dollars unless noted)	Notable Limits & Deductibles / Retentions	Other Comments & Claims Reporting

						APD $1,000 comprehensive deductible $1,000 collision deductible
Workers’ Compensation	THE PHOENIX INSURANCE COMPANY and THE TRAVELERS INDEMNITY COMPANY	TC2N-UB-8051X092-16 and TRK-UB-8051X123- 16 (AZ,MA,WI)	03/01/2016 To 03/01/2017	$421,281.00	Premium

Workers Compensation Statutory

Employer’s Liability

$1,000,000 each accident for

bodily injury

$1,000,000 policy limit for bodily

injury by disease

$1,000,000 each employee for

bodily injury by disease

							Workers Compensation $250,000 Deductible
Umbrella Liability	ACE PROPERTY & CASUALTY INSURANCE COMPANY, INC.	M00531522	03/01/2016 To 03/01/2017	$46,160.00 2,308.00 $48,468.00	Premium TRIA Total Premium	Excess $25,000,000 per occurrence and per event aggregate	Excess
Primary Directors & Officers Liability	GREAT AMERICAN INSURANCE COMPANY	DOL5741668	03/01/2016 To 03/01/2017	105,000.00	Premium	Primary D&O $10,000,000 per claim and annual aggregate Retention $0 per claim—Clause A $100,000 per claim—Clause B $100,000 per claim—Clause C $250,000 per claim – Clause B and C- securities claim	Primary D&O
Excess Directors & Officers Liability	ALLIED WORLD NATIONAL ASSURANCE COMPANY	0305-3131	03/01/2016 To 03/01/2017	$29,500.00	Premium	Excess D&O $5,000,000 per claim and annual aggregate	Excess D&O
Directors & Officers Liability	FEDERAL INSURANCE COMPANY	8207-8442	03/01/2016 To 03/01/2017	$25,000.00	Premium	Excess D&O $5,000,000 per claim and annual aggregate	Excess D&O

Issued On: March 1, 2016	Summary of Insurance	Page 2 of 5

This schedule has been prepared for the convenience of the Insured and is not an exact and binding analysis of the coverages. This schedule is for your use as a reference only and is not intended to be inclusive of all policy terms, conditions and exclusions. Even though care has been taken in the preparation of this schedule, in the event there is a discrepancy, the original policies will prevail as the sole binding documents.

Schedule of Insurance As of: 03/01/2016

Coverage	Insurer	Policy Number	Policy Period	Amount	(US Dollars unless noted)	Notable Limits & Deductibles /Retentions	Other Comments & Claims Reporting
Side A - D & O Liability	NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA.	01-174-34-97	03/01/2016 To 03/01/2017	$27,169.00	Premium	Side A—D&O $9,000,000 per claim and annual aggregate	Side A—D&O
Misc Professional Liability Tail Coverage	HISCOX INSURANCE COMPANY LTD Accessed through Firm: Amwins of Georgia, Inc.	ME01132259.15	03/01/2016 To 03/01/2017	$8,239.00	Premium	Spa $1,000,000 each claim $3,000,000 aggregate	Spa $2,500 Deductible
Foreign Liability	ACE AMERICAN INSURANCE COMPANY	PHFD38430944 001	03/01/2015 To 03/01/2018	$15,211	Premium

Foreign Liability

General Liability

$1,000,000 each occurrence

$2,000,000 products-completed

operations aggregate

$1,000,000 premises damage

$1,000,000 personal/advertising aggregate

$25,000 medical payments

Employee Benefits Liability

$1,000,000 employee benefits liability

Auto

$1,000,000 Combinded Single Limit

Hired Auto PD

$50,000 any one accident

$50,000 any one policy period

Executive Assistance Services

(including Repatriation)

$1,000,000 bodliy injury by

accident- each accident

$1,000,000 bodily injury by disease- each employee

$1,000,000 bodily injury by

disease- policy limit

Accidental Death and Dismembermant

$50,000 Employee AD&D-per

covered perons

$1,500,000 aggregate limit

							Foreign Liability

Issued On: March 1, 2016	Summary of Insurance	Page 3 of 5

This schedule has been prepared for the convenience of the Insured and is not an exact and binding analysis of the coverages. This schedule is for your use as a reference only and is not intended to be inclusive of all policy terms, conditions and exclusions. Even though care has been taken in the preparation of this schedule, in the event there is a discrepancy, the original policies will prevail as the sole binding documents.

Schedule of Insurance As of: 03/01/2016

Coverage	Insurer	Policy Number	Policy Period	Amount	(US Dollars unless noted)	Notable Limits & Deductibles / Retentions	Other Comments & Claims Reporting

Kidnap and Extortion

$250,000 Extortion/Ransom

Monies Payment

$250,000 In Transit

Extortion/Ransom Monies Loss

$250,000 Expenses

$250,000 Legal Costs

$100,000 Medical, Death or

Dismemberment- each incident

$250,000 Incident Reponse

Crime	ACE AMERICAN INSURANCE COMPANY	DON G24566547 007	07/01/2015 To 07/01/2016	$11,284.00	Premium

Crime

$1,000,000 Employee Theft

$1,000,000 Forgery or Alteration $1,000,000 Inside the Premises-

loss of money and securities

$1,000,000 Inside the Premises-

robbery or safe burglary of other property

$1,000,000 Outside the Premises

$1,000,000 Computer Fraud

$1,000,000 Funds Transfer Fraud

$1,000,000 Money Orders and

Counterfeit Paper Currency

							Crime 35,000 Deductible for all others $2,500 Deductible for money orders and counterfeit paper currency only
Fiduciary Liability	NATIONAL UNION FIRE INSURANCE COMPANY OF POTTSBURGH, PA	01-501-27-99	07/01/2015 To 07/01/2016	$10,565.00	Premium	Fiduciary $5,000,000 Aggregate	Fiduciary
Cyber	BEAZLEY INSURANCE COMPANY, INC.	V15TL0150701	07/01/2015 To 07/01/2016	$72,290.00	Premium

Cyber

$5,000,000 Aggregate

$2,500,000 Regulatory Defense & Penalties Aggregate

$1,500,000 Crisus Management & Public Relations

$1,000,000 Aggregate limit PCI

Fines and Costs

$2,000,000 Privacy Breach

Reponse Services Aggregate

							Cyber $50,000 Deductible Security & Privacy Liability and Regulatory Defense & Penalties

Issued On: March 1, 2016	Summary of Insurance	Page 4 of 5

This schedule has been prepared for the convenience of the Insured and is not an exact and binding analysis of the coverages. This schedule is for your use as a reference only and is not intended to be inclusive of all policy terms, conditions and exclusions. Even though care has been taken in the preparation of this schedule, in the event there is a discrepancy, the original policies will prevail as the sole binding documents.

Schedule of Insurance As of: 03/01/2016

Coverage	Insurer	Policy Number	Policy Period	Amount	(US Dollars unless noted)	Notable Limits & Deductibles /Retentions	Other Comments & Claims Reporting
Special-K&R	FEDERAL INSURANCE COMPANY	8169-0896	07/01/2015 To 07/01/2018	$7,875.00	Premium

Special

$3,000,000 Special Coverage

$3,000,000 Custody

$3,000,000 Expense Accidental Loss

$25,000 Loss of Life

$1,250,000 Event Benefit

Mulilation-25% of loss of life limit

Accidental Loss-50% of loss of life limit

$3,000,000 Legal Liability Costs

							Special
Property	AFFILIATED FM INSURANCE COMPANY	KL277	07/01/2015 To 07/01/2016	$429,463.00 6,045.00 $435,508.00	Premium TRIA Total	Property $350,000,000 Policy Limit	Property $50,000 Deductible
Property (Canada)	AFFILIATED FM INSURANCE COMPANY	KL278	07/01/2015 To 07/01/2016	$13,446.00	Premium	Property $18,914,047 Blanket Canadian Locations	Property $50,000 Deductible
Cargo	THE CONTINENTAL INSURANCE COMPANY	OC 7300191	07/01/2015 To 07/01/2016	$26,340.00 $50.00 $26,390.00	Premium TRIA Total	Cargo $5,000,000 Per Conveyance $5,000,000 War Limit	Cargo $5,000 Deductible

Additional Notes

Fees, taxes and surcharges are not included in the premium figures. If applicable, the premiums may also be subject to audit and retrospective rating.

Surplus lines taxes and fees are not included in the above amount but will be calculated based upon Marsh’s understanding of statutory rates, rules and regulations governing surplus lines. Surplus lines taxes and fees are in addition to the premium above and will be payable by you.

†SL = Surplus Lines

Issued On: March 1, 2016	Summary of Insurance	Page 5 of 5

This schedule has been prepared for the convenience of the Insured and is not an exact and binding analysis of the coverages. This schedule is for your use as a reference only and is not intended to be inclusive of all policy terms, conditions and exclusions. Even though care has been taken in the preparation of this schedule, in the event there is a discrepancy, the original policies will prevail as the sole binding documents.

Schedule 5.11

Tax Sharing Agreement

Tax Sharing Agreement between Lead Borrower and Cave Springs, Inc. dated June 1, 2003.

Schedule 5.13

Subsidiaries; Other Equity Investments

(a)	Subsidiaries:

Legal Name of Entity	Jurisdiction of Organization	Authorized Equity Interests	Total Equity Interests Outstanding	Stockholders / Capital Structure
Cave Springs, Inc.	Delaware	3,000 shares of common stock ($1.00 par value)	1,000 shares of common stock	100% owned by Destination Maternity Corporation

Mothers Work Canada, Inc.	Delaware	3,000 shares of common stock ($0.01 par value)	100 shares of common stock	100% owned by Destination Maternity Corporation

Destination Maternity Apparel Private Limited	India	10,000 equity shares	10,000 equity shares	99.9% owned by Destination Maternity Corporation; 0.01% owned by Mothers Work Canada, Inc.

DM Urban Renewal, LLC	New Jersey	N/A	N/A	100% owned by Destination Maternity Corporation

(b)	Equity Interests in other corporations or entities: None.

Schedule 5.17

Intellectual Property Matters

The Borrowers intend to abandon the “Oh Baby by Motherhood” trademarks in connection with the cessation of the exclusive licensed relationship with Kohl’s Department Stores (currently scheduled for February 2017).

The Borrowers intend to abandon the “Two Hearts by Destination Maternity” trademarks in connection with the cessation of the exclusive leased department relationship with Sears (currently scheduled for June 2016).

Schedule 5.18

Collective Bargaining and Other Agreements

(a)	Collective Bargaining Agreements: None

(b)	Equity Plans and Related Documents:

i.	1994 Director Stock Option Plan, and agreements issued thereunder.

ii.	1987 Stock Option Plan (as amended and restated), as amended November 13, 2002, and agreements issued thereunder.

iii.	2005 Equity Incentive Plan (as amended and restated), and agreements issued thereunder.

(c)	Employment Agreements which are Material Agreements:

i.	Employment Agreement, dated August 10, 2014, between the Lead Borrower and Anthony M. Romano, as amended December 3, 2014.

ii.	Employment Agreement, dated July 23, 2008, between the Lead Borrower and Judd P. Tirnauer, as amended August 10, 2011, November 22, 2011, December 7, 2013, and December 3, 2014.

iii.	Employment Agreement, dated July 16, 2009, between Ronald J. Masciantonio and the Lead Borrower, as amended April 27, 2010, August 10, 2011, November 22, 2011, November 15, 2012, December 7, 2013, August 10, 2014, and December 3, 2014.

iv.	Restrictive Covenant Agreement, dated July 16, 2009, between Ronald J. Masciantonio and the Lead Borrower.

v.	Restrictive Covenant Agreement with Judd P. Tirnauer dated July 23, 2008.

vi.	Letter to the Lead Borrower from Ronald J. Masciantonio on August 16, 2013.

(d)	Bonus Plan:

i.	2013 Management Incentive Program (as adopted by the Lead Borrower’s Board of Directors on December 10, 2012, adopted by the Lead Borrower’s stockholders in January 2013, and amended December 3, 2014).

Schedule 5.21(a)

DDAs

See attached list.

BANK ACCOUNTS

BANK NAME	Contact	Title	Email	Phone	BANK ADDRESS					BANK ACCOUNT #	DESCRIPTION
Bank of America	Anute Boonyachai	Client Service Rep	dedicatedcentralone@bankofamerica.com	888-715-1000	901 Main St, 7th floor		Dallas	TX	75202	XXXXXXXXXX	Concentration

Bank of America	Anute Boonyachai	Client Service Rep	dedicatedcentralone@bankofamerica.com	888-715-1000	901 Main St, 7th floor		Dallas	TX	75202	XXXXXXXX	Disbursement

Bank of America	Anute Boonyachai	Client Service Rep	dedicatedcentralone@bankofamerica.com	888-715-1000	901 Main St, 7th floor		Dallas	TX	75202	XXXXXXXXXX	BOA LC Cash Collateral

Bank of America India			india.clientservices@baml.com		Express Towers	Nariman Point	Mumbai		India	XXXXXXXXXXXXXX	INR - Disbursement Account

Bank of America India			india.clientservices@baml.com		Express Towers	Nariman Point	Mumbai		India	XXXXXXXXXXXXXX	US$

Bank of America India			india.clientservices@baml.com		Express Towers	Nariman Point	Mumbai		India	XXXXXXXXXXXXXX	INR

Wells Fargo	Keisha Coles	Client Service Officer	juakeisha.coles@wellsfargo.com	704-444-6007	301 S. Tyron St, M6		Charlotte	NC	28288	XXXXXXXXXXXXX	Corporate - Operating Account

Wells Fargo	Keisha Coles	Client Service Officer	juakeisha.coles@wellsfargo.com	704-444-6007	301 S. Tyron St, M6		Charlotte	NC	28288	XXXXXXXXXXXXX	Payroll

Wells Fargo	Keisha Coles	Client Service Officer	juakeisha.coles@wellsfargo.com	704-444-6007	301 S. Tyron St, M6		Charlotte	NC	28288	XXXXXXXXXXXXX	Payroll - Federal Taxes

Wells Fargo	Keisha Coles	Client Service Officer	juakeisha.coles@wellsfargo.com	704-444-6007	301 S. Tyron St, M6		Charlotte	NC	28288	XXXXXXXXXXXXX	International Duty

Wells Fargo	Keisha Coles	Client Service Officer	juakeisha.coles@wellsfargo.com	704-444-6007	301 S. Tyron St, M6		Charlotte	NC	28288	XXXXXXXXXX	ACH Consolidated/ Non- Consolidated Store Transfer Depository Account

Wells Fargo	Keisha Coles	Client Service Officer	juakeisha.coles@wellsfargo.com	704-444-6007	301 S. Tyron St, M6		Charlotte	NC	28288	XXXXXXXXXX	Credit Card Depository Account

Wells Fargo	Keisha Coles	Client Service Officer	juakeisha.coles@wellsfargo.com	704-444-6007	301 S. Tyron St, M6		Charlotte	NC	28288	XXXXXXXXXX	Lockbox

Wells Fargo	Keisha Coles	Client Service Officer	juakeisha.coles@wellsfargo.com	704-444-6007	301 S. Tyron St, M6		Charlotte	NC	28288	XXXXXXXXXX	Check Disbursement Account

Wells Fargo	Keisha Coles	Client Service Officer	juakeisha.coles@wellsfargo.com	704-444-6007	301 S. Tyron St, M6		Charlotte	NC	28288	XXXXXXXXXX	DM Urban Renewal Main Account

Wells Fargo			european.customercare@wellsfargo.com	+44(0) 20 7149 8135						XXX XXXXXXXX	UK operating account

Bank of Montreal	Sarah Drazilov	Commerical Account Manager	Sarah.Drazilov@bmo.com	(416) 867-5070	1st Canadian Place	100 King Street W, Concourse Level, PO Box 3	Toronto	ON	M5X 1A3	XXXX-XXXX-XXX	Corporate - Payroll

Bank of Montreal	Sarah Drazilov	Commerical Account Manager	Sarah.Drazilov@bmo.com	(416) 867-5070	1st Canadian Place	100 King Street W, Concourse Level, PO Box 3	Toronto	ON	M5X 1A3	X-XXXX-XXX	Consolidated Depository - Stores	FirstBank Cash Concentrator Service, Zero Balancing to account: XXXX- XXXX-XXX. No Interest Earned.

Bank of Montreal	Sarah Drazilov	Commerical Account Manager	Sarah.Drazilov@bmo.com	(416) 867-5070	1st Canadian Place	100 King Street W, Concourse Level, PO Box 3	Toronto	ON	M5X 1A3	X-XXXX-XXX	Corporate - Credit Card Deposits and Disb	Main operating account, POS deposits, Zero Balancing to Savings account with a minimum of $55,000 maintained and Cash Management Soltuions.

R-G Premier Bank	Francisco Javier Gonzalez	Branch Manager	francisco.gonzalez@rgonline.com	787-786-2200	280 Jesus T Pinero Ave	PO Box 2510	Guaynabo	PR	00970	XXXXXXXXXX	Payroll - Puerto Rico

PNC - Cave Springs		PNC Customer Service		800-669-1518	500 First Avenue		Pittsburgh	PA	15219	XX-XXXX-XXXX	Business Basic Checking

Citibank, N.A.	Barbara Bajurny	Customer Service Dept		860-226-9693	1 Penns Way		New Castle	DE	19720	XXXXXXXX	Cigna Dental Claims

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
9	63	835 N MICHIGAN AVENUE	CHICAGO	IL	60611	JP Morgan Chase	N/A	XXXXXXXXX
4	107	1701 SUNRISE HWY	BAY SHORE	NY	11706	Capital One Bank	N/A	XXXXXXXXX
4	108	3000 184TH STREET SW	LYNNWOOD	WA	98037	Bank of America	N/A	XXXXXXXXXX
4	110	1451 CORAL RIDGE AVENUE	CORALVILLE	IA	52241	N/A	Two Rivers Bank and trust	XXXXXXXXX
4	139	4201 COLDWATER RD.	FORT WAYNE	IN	46805	PNC Bank	N/A	XXXXXXXXXX
4	142	27001 US HWY 19 NORTH	CLEARWATER	FL	33761	Wells Fargo	N/A	XXXXXXXXXX
4	147	5300 S. 76TH STREET	GREENDALE	WI	53129	US Bank	N/A	XXXXXXXXX
4	163	3265 W. MARKET STREET	AKRON	OH	44333	JP Morgan Chase	N/A	XXXXXXXXX
4	176	324 CONSUMER SQUARE	MAYS LANDING	NJ	8330	PNC Bank	N/A	XXXXXXXXXX
9	200	10321 PACIFIC STREET	OMAHA	NE	68114	Wells Fargo	N/A	XXXXXXXXXX
4	230	3661 EISENHOWER PKWY	MACON	GA	31206	N/A	Capital City	XXXXXXXXXX
4	231	217 MONTGOMERY MALL	NORTH WALES	PA	19454	Citizens Bank	N/A	XXXXXXXXXX
4	238	3320 SILAS CREEK PRKWAY	WINSTON-SALEM	NC	27103	Wells Fargo	N/A	XXXXXXXXXX
4	239	4385 BELDEN VILLAGE MALL	CANTON	OH	44718	Key Bank	N/A	XXXXXXXXXXXX
4	241	7850 MENTOR AVENUE	MENTOR	OH	44060	Fifth Third Bank	N/A	XXXXXXXX
4	242	4800 S HULEN STREET	FORT WORTH	TX	76132	Bank of America	N/A	XXXXXXXXXX
4	243	1500 APALACHEE PKWY	TALLAHASSEE	FL	32301	BB&T	N/A	XXXXXXXXX
4	246	320 W KIMBERLY RD	DAVENPORT	IA	52806	US Bank	N/A	XXXXXXXXX
4	248	595 PARKWAY PLAZA	EL CAJON	CA	92020	Wells Fargo	N/A	XXXXXXXXXX
4	249	2625 SCOTTSVILLE RD	BOWLING GREEN	KY	42104	PNC Bank	N/A	XXXXXXXXXX
4	298	1801 SW WANAMAKER RD	TOPEKA	KS	66604	Bank of America	N/A	XXXXXXXXXX
4	300	90-15 QUEENS BOULEVARD	ELMHURST	NY	11373	Bank of America	N/A	XXXXXXXXXX
4	301	400 ERNEST W BARRETT PKY	KENNESAW	GA	30144	Bank of America	N/A	XXXXXXXXXX
4	302	MC CAIN MALL	N. LITTLE ROCK	AR	72116	Bank of America	N/A	XXXXXXXXXX
4	304	2000 E RIO SALADO PKWY	TEMPE	AZ	85281	US Bank	N/A	XXXXXXXXX
4	305	2329 VALLEY FAIR SOUTH	SANTA CLARA	CA	95050	Bank of America	N/A	XXXXXXXXXX
4	310	14600 LAKESIDE CIRCLE	STERLING HEIGHTS	MI	48313	JP Morgan Chase	N/A	XXXXXXXXX
4	312	5100 NORTH NINETH AVE	PENSACOLA	FL	32504	Bank of America	N/A	XXXXXXXXXX
4	315	SOUTHGATE MALL	MISSOULA	MT	59801	Wells Fargo	N/A	XXXXXXXXXX
4	324	480 CENTER STREET N.E.	SALEM	OR	97301	Bank of America	N/A	XXXXXXXXXX
4	325	2082 FOX VALLEY MALL	AURORA	IL	60504	JP Morgan Chase	N/A	XXXXXXXXX
4	329	4502 S. STEELE ST	TACOMA	WA	98409	Wells Fargo	N/A	XXXXXXXXXX
4	338	2100 HAMILTON PLACE	CHATTANOOGA	TN	37421	First Tennessee	N/A	XXXXXXXXX
4	339	10,000 COORS BLVD NW	ALBUQUERQUE	NM	87114	Bank of America	N/A	XXXXXXXXXX
4	340	5902 MOWRY AVENUE	NEWARK	CA	94560	Wells Fargo	N/A	XXXXXXXXXX
4	341	224 WESTFARMS MALL	FARMINGTON	CT	6032	Bank of America	N/A	XXXXXXXXXX
4	344	4511 MIDKIFF ROAD	MIDLAND	TX	79705	JP Morgan Chase	N/A	XXXXXXXXX
4	345	1450 ANNAPOLIS MALL	ANNAPOLIS	MD	21401	Wells Fargo	N/A	XXXXXXXXXX
4	348	FREEHOLD RACEWAY MALL	FREEHOLD	NJ	7728	Bank of America	N/A	XXXXXXXXXX
4	352	3000 GATEWAY STREET	SPRINGFIELD	OR	97477	Wells Fargo	N/A	XXXXXXXXXX
4	362	12000 SE 82ND AVENUE	PORTLAND	OR	97266	US Bank	N/A	XXXXXXXXX
4	364	200 E VIA RANCHO PKWY	ESCONDIDO	CA	92025	Wells Fargo	N/A	XXXXXXXXXX
4	367	8200 PERRY HALL BLVD	BALTIMORE	MD	21236	Bank of America	N/A	XXXXXXXXXX
4	368	2901 CAPITOL OF TEXAS HIGHWAY	AUSTIN	TX	78746	Bank of America	N/A	XXXXXXXXXX
4	370	20131 HIGHWAY 59	HUMBLE	TX	77338	Bank of America	N/A	XXXXXXXXXX
4	371	7925 FM 1960 WEST	HOUSTON	TX	77070	Bank of America	N/A	XXXXXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
4	372	TOWNE WEST SQ.	WICHITA	KS	67209	Bank of America	N/A	XXXXXXXXXX
4	374	4750 DIVISON ST	SPOKANE	WA	99207	Bank of America	N/A	XXXXXXXXXX
4	376	329 HAWTHORN CIRCLE	VERNON HILLS	IL	60061	PNC Bank	N/A	XXXXXXXXXX
4	377	814 PARK CITY CENTER	LANCASTER	PA	17601	Wells Fargo	N/A	XXXXXXXXXX
4	378	600 THE CITADEL MALL	CHARLESTON	SC	29407	Wells Fargo	N/A	XXXXXXXXXX
4	379	4500 N. ORACLE ROAD	TUCSON	AZ	85705	Bank of America	N/A	XXXXXXXXXX
4	386	7900 SHELBYVILLE ROAD	LOUISVILLE	KY	40222	PNC Bank	N/A	XXXXXXXXXX
4	390	98-1005 MANALUA ROAD	AIEA	HI	96701	N/A	American Savings	XXXXXXXXXX
4	391	5085 WESTHEIMER	HOUSTON	TX	77056	Compass Bank	N/A	XXXXXXXX
4	393	2025 GALLERIA AT TYLER	RIVERSIDE	CA	92503	Wells Fargo	N/A	XXXXXXXXXX
4	394	1024 WESTMINSTER MALL	WESTMINSTER	CA	92683	Bank of America	N/A	XXXXXXXXXX
4	396	11401 PINES BLVD #722	PEMBROKE PINES	FL	33026	Bank of America	N/A	XXXXXXXXXX
4	399	2401 S STEMMONS FRWY#1426	LEWISVILLE	TX	75067	Bank of America	N/A	XXXXXXXXXX
4	421	1312 BAYBROOK MALL	FRIENDSWOOD	TX	77546	Bank of America	N/A	XXXXXXXXXX
4	424	7700 W. ARROWHEAD CENTER	GLENDALE	AZ	85308	Bank of America	N/A	XXXXXXXXXX
4	428	642 N. Midvale Blvd, suite c-2	MADISON	WI	53703	N/A	BMO Harris	XXXXXXXX
4	431	2322 COLUMBIA MALL	COLUMBIA	MD	21044	Bank of America	N/A	XXXXXXXXXX
4	451	9301 TAMPA AVENUE	NORTHRIDGE	CA	91324	Bank of America	N/A	XXXXXXXXXX
4	455	37 SERRAMONTE CENTER	DALY CITY	CA	94015	Wells Fargo	N/A	XXXXXXXXXX
4	458	750 CITADEL DRIVE EAST 2144	COLORADO SPRINGS	CO	80909	Wells Fargo	N/A	XXXXXXXXXX
4	461	1856 MONTEBELLO TOWN CENT	MONTEBELLO	CA	90640	Bank of America	N/A	XXXXXXXXXX
4	462	6191 SOUTH STATE	MURRAY	UT	84107	Wells Fargo	N/A	XXXXXXXXXX
4	463	310 DANIEL WEBSTER HWY.	NASHUA	NH	3060	Bank of America	N/A	XXXXXXXXXX
4	465	575 EAST UNIVERSITY PARKWAY	OREM	UT	84097	Wells Fargo	N/A	XXXXXXXXXX
4	470	MIDRIVERS MALL	ST PETERS	MO	63376	Bank of America	N/A	XXXXXXXXXX
4	475	DEL AMO FASHION SQUARE	TORRANCE	CA	90503	Bank of America	N/A	XXXXXXXXXX
4	476	FOUR SEASONS	GREENSBORO	NC	27407	Wells Fargo	N/A	XXXXXXXXXX
4	479	99 ROCKINGHAM PARK	SALEM	NH	3079	Citizens Bank	N/A	XXXXXXXXXX
4	480	603 SANTA ANITA FASHION PARK	ARCADIA	CA	91006	Bank of America	N/A	XXXXXXXXXX
4	482	12327 WAYZATA BLVD	MINNETONKA	MN	55305	Wells Fargo	N/A	XXXXXXXXXX
4	483	CIELO VISTA MALL	EL PASO	TX	79925	Bank of America	N/A	XXXXXXXXXX
4	486	1036 SANTA ROSA PLAZA	SANTA ROSA	CA	95401	Bank of America	N/A	XXXXXXXXXX
4	488	150 QUAKER BRIDGE MALL	LAWRENCEVILLE	NJ	8648	JP Morgan Chase	N/A	XXXXXXXXX
4	490	7201/AL-154 TWO NOTCH RD	COLUMBIA	SC	29223	Wells Fargo	N/A	XXXXXXXXXX
4	491	7101 DEMOCRACY BLVD 255	BETHESDA	MD	20817	Wells Fargo	N/A	XXXXXXXXXX
4	492	1961 CHAIN BRIDGE ROAD	MCLEAN	VA	22102	Capital One Bank	N/A	XXXXXXXXX
4	495	11160 VEIRS ROAD	WHEATON	MD	20902	Wells Fargo	N/A	XXXXXXXXXX
4	498	30-264 MALL DRIVE	JERSEY CITY	NJ	7310	Bank of America	N/A	XXXXXXXXXX
4	501	925 BLOSSOM HILL ROAD	SAN JOSE	CA	95123	Bank of America	N/A	XXXXXXXXXX
4	506	350 N. MILWALUKEE	BOISE	ID	83704	JP Morgan Chase	N/A	XXXXXXXXX
4	508	27378 NOVI ROAD	NOVI	MI	48377	JP Morgan Chase	N/A	XXXXXXXXX
4	512	1488 LOUIS JOLIET MALL	JOLIET	IL	60435	N/A	First American Bank	XXXXXXXXXXXX
4	521	1300 WEST SUNSET BLVD.	HENDERSON	NV	89015	Bank of America	N/A	XXXXXXXXXX
4	522	160 N. GULPH RD	KING OF PRUSSIA	PA	19406	Wells Fargo	N/A	XXXXXXXXXX
4	526	3001 S. 144TH STREET	OMAHA	NE	68144	Wells Fargo	N/A	XXXXXXXXXX
4	527	2655 RICKMOND AVEENUE	STATEN ISLAND	NY	10314	JP Morgan Chase	N/A	XXXXXXXXX
4	528	10800 WEST PICO BLVD.	LOS ANGELES	CA	90064	Bank of America	N/A	XXXXXXXXXX
4	529	3450 WRIGHTSBORO RD	AUGUSTA	GA	30909	Wells Fargo	N/A	XXXXXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
4	530	850 HARTFORD TNPK	WATERFORD	CT	6385	N/A	People’s United Bank	XXXXXXXXXX
4	532	364 MAINE MALL ROAD	SOUTH PORTLAND	ME	4106	Bank of America	N/A	XXXXXXXXXX
4	536	1689 ARDEN WAY	SACRAMENTO	CA	95815	Bank of America	N/A	XXXXXXXXXX
4	539	283 TOWN CENTER CIRCLE	SANFORD	FL	32771	PNC Bank	N/A	XXXXXXXXXX
4	543	5377 KINGS PLAZA	BROOKLYN	NY	11234	Bank of America	N/A	XXXXXXXXXX
	545	24201 W VALENCIA BLVD 2210	VALENCIA	CA	91355	Bank of America	N/A	XXXXXXXXXX
4	546	2204 TOWN EAST MALL	MESQUITE	TX	75150	Wells Fargo	N/A	XXXXXXXXXX
4	548	11700 PRINCETON PIKE	CINCINNATI	OH	45246	US Bank	N/A	XXXXXXXXX
4	549	3811 S COOPER ST	ARLINGTON	TX	76015	JP Morgan Chase	N/A	XXXXXXXXX
4	554	7021 S. MEMORIAL DRIVE	TULSA	OK	74133	Bank of America	N/A	XXXXXXXXXX
4	555	16205 CITY WALK	SUGAR LAND	TX	77479	JP Morgan Chase	N/A	XXXXXXXXX
4	557	2760 N. GERMANTOWN PKWY	MEMPHIS	TN	38133	First Tennessee	N/A	XXXXXXXXX
4	560	2201 LLOYD CENTER	PORTLAND	OR	97232	Wells Fargo	N/A	XXXXXXXXXX
4	563	6600 MENAUL BLVD., NE	ALBUQUERQUE	NM	87110	Bank of America	N/A	XXXXXXXXXX
4	566	6555 E. SOUTHERN AVENUE	MESA	AZ	85206	Bank of America	N/A	XXXXXXXXXX
4	568	1250 BLTIMORE PIKE	SPRINGFIELD	PA	19064	Citizens Bank	N/A	XXXXXXXXXX
4	570	154 ST. CLAIR SQUARE	FAIRVIEW HEIGHTS	IL	62208	Regions	N/A	XXXXXXXXXX
4	573	7600 KINGSTON PIKE	KNOXVILLE	TN	37919	First Tennessee	N/A	XXXXXXXXX
4	575	789 US 31 NORTH	GREENWOOD	IN	46142	Fifth Third Bank	N/A	XXXXXXXX
4	577	4301 W. WISCONSIN AVE.	APPLETON	WI	54915	JP Morgan Chase	N/A	XXXXXXXXX
4	579	11110 MALL CIRCLE	WALDORF	MD	20603	M&T Bank	N/A	XXXXXXXXXX
4	593	9597 CAROUSEL CENTER	SYRACUSE	NY	13290	M&T Bank	N/A	XXXXXXXXXX
4	595	2121 STONERIDGE MALL	PLEASANTON	CA	94588	US Bank	N/A	XXXXXXXXX
4	597	708 EASTVIEW MALL	VICTOR	NY	14564	Citizens Bank	N/A	XXXXXXXXXX
6	600	1574 FRANKLIN MILLS CIRCLE	PHILADELPHIA	PA	19154	Citizens Bank	N/A	XXXXXXXXXX
6	603	2700 POTOMAC MILLS CIRCLE	PRINCE WILLIAM	VA	22192	PNC Bank	N/A	XXXXXXXXXX
6	604	12801 WEST SUNRISE BLVD	SUNRISE	FL	33323	Bank of America	N/A	XXXXXXXXXX
6	606	3939 I-35 SOUTH	SAN MARCOS	TX	78666	Bank of America	N/A	XXXXXXXXXX
6	609	5277 FACTORY SHOPS BLVD	ELLENTON	FL	34222	Suntrust Bank	N/A	XXXXXXXXXXXXX
6	610	5050 FACTORY STORES BLVD	CASTLE ROCK	CO	80108	Wells Fargo	N/A	XXXXXXXXXX
6	611	6170 W GRAND AVE	GURNEE	IL	60031	JP Morgan Chase	N/A	XXXXXXXXX
6	612	12158 BEYER ROAD	BIRCH RUN	MI	48415	PNC Bank	N/A	XXXXXXXXXX
6	613	1111 LEAGUE LINE RD	CONROE	TX	77303	JP Morgan Chase	N/A	XXXXXXXXX
6	614	8000 FACTORY SHOPS BLVD	JEFFERSONVILLE	OH	43128	Fifth Third Bank	N/A	XXXXXXXX
6	615	684 LEAVESLEY	GILROY	CA	95020	Bank of America	N/A	XXXXXXXXXX
6	616	2200 PETALUMA BLVD NORTH	PETALUMA	CA	94952	Wells Fargo	N/A	XXXXXXXXXX
6	620	1770 W.MAIN	RIVERHEAD	NY	11901	Bank of America	N/A	XXXXXXXXXX
6	624	4540 HIGHWAY 54	OSAGE BEACH	MO	65065	N/A	First Bank of the Lake	XXXXXXXXXX
6	625	2700 STATE ROAD	ST AUGUSTINE	FL	32092	Wells Fargo	N/A	XXXXXXXXXX
6	626	118 LIGHTHOUSE PLACE	MICHIGAN CITY	IN	46360	Fifth Third Bank	N/A	XXXXXXXX
6	628	TANGER DRIVE #110	WILLIAMSBURG	IA	52361	N/A	Keokuk County State Bank	XXXXXX
6	630	3155 OUTLET DRIVE	EDINBURGH	IN	46124	N/A	Main Source Bank	XXXXXXXXX
6	631	2601 S. MCKENZIE ST	FOLEY	AL	36535	Regions	N/A	XXXXXXXXXX
6	634	10676 W EMERALD COAST PARKWAY	DESTIN	FL	32550	Regions	N/A	XXXXXXXXXX
6	637	740 VENTURA BLVD	CAMARILLO	CA	93010	Wells Fargo	N/A	XXXXXXXXXX
6	642	STANLEY K TANGER BLVD	LANCASTER	PA	17602	Wells Fargo	N/A	XXXXXXXXXX
6	645	1101 SUPER MALL WAY	AUBURN	WA	98001	Wells Fargo	N/A	XXXXXXXXXX
6	649	800 HWY., 400 SOUTH	DAWSONVILLE	GA	30534	N/A	United Community Bank	XXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
6	653	1-79 & RT. 208	GROVE CITY	PA	16127	PNC bank	N/A	XXXXXXXXXX
6	655	3000 GRAPEVINE MILLS PKWY	GRAPEVINE	TX	76051	Bank of America	N/A	XXXXXXXXXX
6	656	5630 PASEO DEL NORTE	CARLSBAD	CA	92008	Wells Fargo	N/A	XXXXXXXXXX
6	658	266 GREAT MALL DRIVE	MILPITAS	CA	95035	Wells Fargo	N/A	XXXXXXXXXX
6	664	1 PREMIUM OUTLET BLVD	WRENTHAM	MA	2093	N/A	Wrentham Cooperative Bank	XXXXXXXX
6	680	311-H NUT TREE ROAD	VACAVILLE	CA	95688	Bank of America	N/A	XXXXXXXXXX
4	732	385 SOUTHBRIDGE STREET	AUBURN	MA	1501	Bank of America	N/A	XXXXXXXXXX
4	733	220 NORTH MAPLE,	RAPID CITY	SD	57701	US Bank	N/A	XXXXXXXXX
4	734	3500 OLEANDER DRIVE	WILMINGTON	NC	28403	Bank of America	N/A	XXXXXXXXXX
4	748	2003 CHARLESTON TOWN CENTER	CHARLESTON	WV	25389	N/A	United Bank	XXXXXXXXX
4	765	2501 WEST WABASH AVENUE	SPRINGFIELD	IL	62704	PNC Bank	N/A	XXXXXXXXXX
4	767	1200S. TOWNE CENTER	PROVO	UT	84601	Wells Fargo	N/A	XXXXXXXXXX
6	770	320 PRIME OUTLETS BLVD	HAGERSTOWN	MD	21740	M&T Bank	N/A	XXXXXXXXXX
6	771	4686 BALDWIN ROAD	AUBURN HILLS	MI	48326	Bank of America	N/A	XXXXXXXXXX
9	801	7007 FRIARS	SAN DIEGO	CA	92108	Wells Fargo	N/A	XXXXXXXXXX
9	835	10 NEWBURY STREET	BOSTON	MA	2116	Bank of America	N/A	XXXXXXXXXX
4	853	100 CAMBRIDGESIDE PLACE	CAMBRIDGE	MA	2141	Bank of America	N/A	XXXXXXXXXX
4	857	6270 NORTH POINTE PKWY.	ALPHARETTA	GA	30022	Bank of America	N/A	XXXXXXXXXX
4	858	2727 FAIRFIELD COMMONS	BEAVER CREEK	OH	45431	JP Morgan Chase	N/A	XXXXXXXXX
4	860	233 HILLSDALE CENTER	SAN MATEO	CA	94403	Wells Fargo	N/A	XXXXXXXXXX
9	875	6000 W GLADES ROAD	BOCA RATON	FL	33431	Bank of America	N/A	XXXXXXXXXX
9	897	2751 EAST 1ST AVENUE	DENVER	CO	80206	JP Morgan Chase	N/A	XXXXXXXXX
3	902	14006 RIVERSIDE DRIVE	SHERMAN OAKS	CA	91423	Bank of America	N/A	XXXXXXXXXX
3	906	1514 REDWOOD HIGHWAY	CORTE MADERA	CA	94925	Bank of America	N/A	XXXXXXXXXX
3	913	2126 ABBOTT MARTIN ROAD	NASHVILLE	TN	37215	Suntrust Bank	N/A	XXXXXXXXXXXXX
3	914	1726 UTICA SQUARE	TULSA	OK	74114	JP Morgan Chase	N/A	XXXXXXXXX
3	921	3200 LAS VEGAS BLVD SOUTH	LAS VEGAS	NV	89109	Bank of America	N/A	XXXXXXXXXX
3	923	1847G INTERNATIONAL DR	MCLEAN	VA	22102	Wells Fargo	N/A	XXXXXXXXXX
3	925	1595 NORTHERN BLVD.	MANHASSET	NY	11030	Capital One Bank	N/A	XXXXXXXXX
3	935	352 N. BEVERLY DRIVE	BEVERLY HILLS	CA	90210	Bank of America	N/A	XXXXXXXXXX
3	936	3333 BEAR STREET	COSTA MESA	CA	92626	Bank of America	N/A	XXXXXXXXXX
3	938	3500 PEACHTREE ROAD NORTH	ATLANTA	GA	30326	Bank of America	N/A	XXXXXXXXXX
3	946	2367 RICE BLVD.	HOUSTON	TX	77005	Compass Bank	N/A	XXXXXXXX
3	948	6130 POPLAR AVENUE	MEMPHIS	TN	38119	Bank of America	N/A	XXXXXXXXXX
3	950	160 N. GULPH RD.	KING OF PRUSSIA	PA	19406	Wells Fargo	N/A	XXXXXXXXXX
4	969	1105 WALNUT ST	CARY	NC	27511	Bank of America	N/A	XXXXXXXXXX
4	977	1800 GALLERIA BLVD	FRANKLIN	TN	37067	First Tennessee	N/A	XXXXXXXXX
4	978	8408 ABERCORN ST	SAVANNAH	GA	31406	Bank of America	N/A	XXXXXXXXXX
4	980	1233 WEST AVENUE P	PALMDALE	CA	93551	Wells Fargo	N/A	XXXXXXXXXX
4	982	1122 PINNACLE HILLS PROMENADE	ROGERS	AR	72703	N/A	Bear State Bank	XXXXXXX
4	983	2825 S. GLENSTONE	SPRINGFIELD	MO	65804	Bank of America	N/A	XXXXXXXXXX
4	984	9945 NE CASCADES PARKWAY	PORTLAND	OR	97220	Wells Fargo	N/A	XXXXXXXXXX
4	985	2950 EAST TEXAS STREET	BOSSIER CITY	LA	71111	Regions	N/A	XXXXXXXXXX
4	989	5488 PADRE STAPLES	CORPUS CHRISTI	TX	78411	Bank of America	N/A	XXXXXXXXXX
9	1105	3008 TOWN CENTER BLVD	LANSING	MI	48912	N/A	Comerica	XXXXXXXXXX
9	1113	2780 PALISADES CENTER DRIVE	WEST NYACK	NY	10994	JP Morgan Chase	N/A	XXXXXXXXX
9	1120	2901 CAPITAL OF TEXAS HWY	AUSTIN	TX	78746	Bank of America	N/A	XXXXXXXXXX
9	1135	8702 KEYSTONE CROSSING	INDIANAPOLIS	IN	46240	JP Morgan Chase	N/A	XXXXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
9	1137	400 COMMONS WAY	BRIDGEWATER	NJ	8807	PNC Bank	N/A	XXXXXXXXXX
9	1139	3101 PGA BLVD	PALM BEACH	FL	33410	Wells Fargo	N/A	XXXXXXXXXX
	1140	1102 GLENDALE GALLERIA, SUITE G001	GLENDALE	CA	91210	Bank of America	N/A	XXXXXXXXXX
9	1142	1101 MELBOURNE ROAD	HURST	TX	76053	Bank of America	N/A	XXXXXXXXXX
9	1144	1615 WALNUT STREET	PHILADELPHIA	PA	19102	Wells Fargo	N/A	XXXXXXXXXX
9	1145	4400 ASHFORD-DUNWOODY RD	ATLANTA	GA	30346	Bank of America	N/A	XXXXXXXXXX
9	1147	26300 CEDAR ROAD	CLEVELAND	OH	44122	Fifth Third Bank	N/A	XXXXXXXX
9	1148	715 CHRISTIANA MALL	NEWARK	DE	19702	PNC Bank	N/A	XXXXXXXXXX
9	1149	700 HAYWOOD ROAD	GREENVILLE	SC	29607	Wells Fargo	N/A	XXXXXXXXXX
9	1150	250 GRANITE STREET	BRAINTREE	MA	2184	Bank of America	N/A	XXXXXXXXXX
9	1152	7875 MONTGOMERY ROAD	CINCINNATI	OH	45236	US Bank	N/A	XXXXXXXXX
9	1158	MONROEVILLE MALL	MONROEVILLE	PA	15146	PNC bank	N/A	XXXXXXXXXX
9	1159	2800 W BIG BEAVER ROAD	TROY	MI	48084	PNC Bank	N/A	XXXXXXXXXX
9	1160	259 WALT WHITMAN ROAD	HUNTINGTON STATION	NY	11746	Bank of America	N/A	XXXXXXXXXX
9	1161	2121 BREA MALL	BREA	CA	92821	Wells Fargo	N/A	XXXXXXXXXX
9	1162	10300 N.E. 8TH STREET	BELLEVUE	WA	98004	Bank of America	N/A	XXXXXXXXXX
9	1163	70 WEST COUNTY CENTER	ST. LOUIS	MO	63131	Bank of America	N/A	XXXXXXXXXX
9	1164	5539 LBJ FREEWAY	DALLAS	TX	75240	JP Morgan Chase	N/A	XXXXXXXXX
9	1166	7700 W NORTHWEST HWY	DALLAS	TX	75225	Wells Fargo	N/A	XXXXXXXXXX
9	1168	5 MAPLE AVENUE	WHITE PLAINS	NY	10605	JP Morgan Chase	N/A	XXXXXXXXX
9	1170	510 EVERGREEN WAY	SOUTH WINDSOR	CT	6074	Bank of America	N/A	XXXXXXXXXX
9	1171	9802 COLONNADE BLVD	SAN ANTONIO	TX	78230	Bank of America	N/A	XXXXXXXXXX
9	1172	104 WORCESTER ROAD	NATICK	MA	1760	Bank of America	N/A	XXXXXXXXXX
9	1173	4716 SHARON ROAD	CHARLOTTE	NC	28210	Bank of America	N/A	XXXXXXXXXX
9	1182	16010 W BLUEMOUND ROAD	BROOKFIELD	WI	53005	US Bank	N/A	XXXXXXXXX
9	1183	5001 MONROE STREET	TOLEDO	OH	43623	Key Bank	N/A	XXXXXXXXXXXX
9	1184	5727 JOHNSON STREET	LAFAYETTE	LA	70503	JP Morgan Chase	N/A	XXXXXXXXX
9	1189	34 OLD ORCHARD CENTER	SKOKIE	IL	60077	Bank of America	N/A	XXXXXXXXXX
9	1190	2200 S 10TH STREET	MCALLEN	TX	78503	Wells Fargo	N/A	XXXXXXXXXX
9	1192	555 THE SHOPS AT VIEJO	MISSION VIEJO	CA	92691	Bank of America	N/A	XXXXXXXXXX
9	1195	28 EAST 57TH STREET	NEW YORK	NY	10022	Bank of America	N/A	XXXXXXXXXX
9	1197	65 EAST RT 4 WEST	PARAMUS	NJ	7652	Bank of America	N/A	XXXXXXXXXX
9	1198	40 E VIA DEL ORO	FRESNO	CA	93720	Bank of America	N/A	XXXXXXXXXX
3	1278	350 AVE SAN LORENZO	CORAL GABLES	FL	33146	JP Morgan Chase	N/A	XXXXXXXXX
9	1280	380 E COLORADO BLVD	PASADENA	CA	91101	Bank of America	N/A	XXXXXXXXXX
4	1300	40820 WINCHESTER RD	TEMECULA	CA	92591	Bank of America	N/A	XXXXXXXXXX
4	1303	RTE. 220 & GOODS LA	ALTOONA	PA	16601	N/A	First Commonwealth Bank	XXXXXXXXX
4	1306	1000 TURTLE CREEK DRIVE	HATTIESBURG	MS	39402	Regions	N/A	XXXXXXXXXX
4	1313	1710 BRIARGATE BLVD	COLORADO SPRINGS	CO	80920	US Bank	N/A	XXXXXXXXX
4	1316	7701 W. I-40	AMARILLO	TX	79121	Bank of America	N/A	XXXXXXXXXX
4	1317	21100 DULLES TOWN CENTER	DULLES	VA	20166	Capital One Bank	N/A	XXXXXXXXX
4	1324	4950 PACIFIC MALL	STOCKTON	CA	95207	Bank of America	N/A	XXXXXXXXXX
4	1326	705 KIRKWOOD MALL	BISMARCK	ND	58504	N/A	Kirkwood Bank & Trust	XXXXXXX
4	1327	8031 W. RIDGEWOOD DR	PARMA	OH	44129	Key Bank	N/A	XXXXXXXXXXXX
6	1335	US RTE 1 & EXIT 3A	KITTERY	ME	3904	N/A	TD Bank	XXXXXXXXX
4	1336	2043 LAYTON HILLS MALL	LAYTON	UT	84041	Key Bank	N/A	XXXXXXXXXXXX
4	1337	718 NESHAMINY MALL	BENSALEM	PA	19020	Wells Fargo	N/A	XXXXXXXXXX
4	1339	320 WEST 5TH AVENUE	ANCHORAGE	AK	99501	Wells Fargo	N/A	XXXXXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
4	1345	11200 LAKELINE MALL DR	CEDAR PARK	TX	78613	Wells Fargo	N/A	XXXXXXXXXX
4	1348	2026 FLORENCE MALL	FLORENCE	KY	41042	Fifth Third Bank	N/A	XXXXXXXX
4	1350	2701 MING AVENUE	BAKERSFIELD	CA	93304	Bank of America	N/A	XXXXXXXXXX
4	1354	3700 RIVERTOWN PARKWAY	GRANDVILLE	MI	49418	PNC bank	N/A	XXXXXXXXXX
4	1356	6155 EASTEX FRWY. #A-118	BEAUMONT	TX	77706	JP Morgan Chase	N/A	XXXXXXXXX
4	1358	1941 SOUTHLAKE MALL	MERILVILLE	IN	46410	Fifth Third Bank	N/A	XXXXXXXX
4	1359	2700 MIAMISBURG-CNTRVILLE	DAYTON	OH	45459	Key Bank	N/A	XXXXXXXXXXXX
4	1361	309 SOUTH COUNTY WAY	ST. LOUIS	MO	63129	US Bank	N/A	XXXXXXXXX
4	1362	7401 MARKET STREET	YOUNGSTOWN	OH	44512	PNC bank	N/A	XXXXXXXXXX
4	1363	1591 BRADLEY PARK DR	COLUMBUS	GA	31904	Wells Fargo	N/A	XXXXXXXXXX
4	1365	385 N. ALAFAYA TRAIL	ORLANDO	FL	32828	JP Morgan Chase	N/A	XXXXXXXXX
4	1371	1620 NORTH MAIN ST	SALINAS	CA	93906	Wells Fargo	N/A	XXXXXXXXXX
4	1373	3385 WOODWARD MILL CROSSING	BUFORD	GA	30519	Wells Fargo	N/A	XXXXXXXXXX
4	1374	3926 GRAND AVE.	CHINO	CA	91710	Wells Fargo	N/A	XXXXXXXXXX
4	1384	5300 N. SAN DARIO	LAREDO	TX	78041	Wells Fargo	N/A	XXXXXXXXXX
4	1393	50 HOLYOKE STREET	HOLYOKE	MA	1040	Bank of America	N/A	XXXXXXXXXX
4	1394	790 SOUTH ROAD	POUGHKEEPSIE	NY	12601	Wells Fargo	N/A	XXXXXXXXXX
6	1603	651 KAPKOWSKI RD.	ELIZABETH	NJ	7201	Bank of America	N/A	XXXXXXXXXX
6	1605	8111 CONCORD MILLS BLVD	CONCORD	NC	28027	First Citizens Bank	N/A	XXXXXXXXXX
6	1606	5000 KATY MILLS CIRCLE	KATY	TX	77494	JP Morgan Chase	N/A	XXXXXXXXX
6	1608	5000 ARIZONA MILLS CIRCLE	TEMPE	AZ	85282	Bank of America	N/A	XXXXXXXXXX
6	1609	11401 NW 12TH STREET	MIAMI	FL	33172	Bank of America	N/A	XXXXXXXXXX
6	1610	36461 SEASIDE OUTLET DRIVE	REHOBOTH BEACH	DE	19971	PNC Bank	N/A	XXXXXXXXXX
6	1614	10835 FACTORY SHOPS BLVD	GULFPORT	MS	39503	Regions	N/A	XXXXXXXXXX
6	1615	1001 ARNEY ROAD	WOODBURN	OR	97071	Wells Fargo	N/A	XXXXXXXXXX
6	1616	8200 VINELAND AVENUE	ORLANDO	FL	32821	Bank of America	N/A	XXXXXXXXXX
6	1618	1645 PARKWAY	SEVIERVILLE	TN	37862	BB&T	N/A	XXXXXXXXX
6	1619	7000 ARUNDEL MILLS CIRCLE	HANOVER	MD	21076	Bank of America	N/A	XXXXXXXXXX
6	1621	7400 LAS VEGAS BLVD	LAS VEGAS	NV	89123	Bank of America	N/A	XXXXXXXXXX
6	1622	CARRETERA ESTATAL PR #3	CANOVANAS	PR	729	N/A	Banco Popular	XXXXXXXXX
6	1624	5709-62 RICHMOND RD	WILLIAMSBURG	VA	23188	Bank of America	N/A	XXXXXXXXXX
6	1625	3001 S WASHBURN STREET	OSHKOSH	WI	54904	US Bank	N/A	XXXXXXXXX
6	1626	6415 LABEAUX AVE NE	ALBERTVILLE	MN	55301	N/A	Premier Bank Minnesota	XXXXXXXXX
6	1627	655 ROUTE 318	WATERLOO	NY	13165	N/A	Five Star Bank	XXXXXXXXX
6	1629	4201 CAMINO DELA PLAZA	SAN DIEGO	CA	92173	Bank of America	N/A	XXXXXXXXXX
6	1630	241 FORT EVAN ROAD NE	LEESBURG	VA	20176	Bank of America	N/A	XXXXXXXXXX
6	1631	5900 SUGARLOAF PARKWAY	LAWRENCEVILLE	GA	30043	Wells Fargo	N/A	XXXXXXXXXX
6	1632	1025 INDUSTRIAL PARK DR	SMITHFIELD	NC	27577	First Citizens Bank	N/A	XXXXXXXXXX
6	1633	94792 LUMIANINA STREET	WAIPAHU	HI	96797	N/A	Bank of Hawaii	XXXXXXXXXX
6	1634	6699 NORTH LANDMARK DR	PARK CITY	UT	84098	Wells Fargo	N/A	XXXXXXXXXX
6	1635	1000 ROUTE 611	TANNERSVILLE	PA	18372	Citizens Bank	N/A	XXXXXXXXXX
6	1636	1475 N BURKHART ROAD	HOWELL	MI	48843	JP Morgan Chase	N/A	XXXXXXXXX
6	1637	10839 KINGS ROAD	MYRTLE BEACH	SC	29572	Bank of America	N/A	XXXXXXXXXX
6	1640	14500 W COLFAX AVE	LAKEWOOD	CO	80401	Key Bank	N/A	XXXXXXXXXXXX
6	1642	575 W LINMAR LANE	JOHNSON CREEK	WI	53038	N/A	Premier Bank	XXXXXX
6	1647	855 S GRAND CENTRAL PKWY	LAS VEGAS	NV	89106	Wells Fargo	N/A	XXXXXXXXXX
6	1648	1650 PREMIUM OUTLETS BLVD	AURORA	IL	60504	JP Morgan Chase	N/A	XXXXXXXXX
6	1649	561A1 SOUTH FORK AVENUE SOUTH	NORTH BEND	WA	98045	Bank of America	N/A	XXXXXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
6	1651	450 NW 257TH AVE	TROUTDALE	OR	97060	Wells Fargo	N/A	XXXXXXXXXX
6	1652	13000 FOLSOM BLVD	FOLSOM	CA	95630	Wells Fargo	N/A	XXXXXXXXXX
6	1655	9909 AVON LAKE ROAD	BURBANK	OH	44214	N/A	First Merit Bank	XXXXXXXXXX
6	1656	1414 FORDING ISLAND ROAD	HILTON HEAD	SC	29910	N/A	South State bank	XXXXXXXXX
6	1658	11800 FACTORY SHOPS BLVD	HUNTLEY	IL	60142	JP Morgan Chase	N/A	XXXXXXXXX
6	1662	1829 VILLAGE WEST PARKWAY	KANSAS CITY	KS	66111	US Bank	N/A	XXXXXXXXX
6	1668	4801 MCKNIGHT ROAD ROOM 105	PITTSBURGH	PA	15237	PNC bank	N/A	XXXXXXXXXX
6	1670	46 OUTLET SQUARE SPACE 149	HERSHEY	PA	17033	Wells Fargo	N/A	XXXXXXXXXX
6	1671	ONE PREMIUM OUTLET BLVD, SPACE 829	TINTON FALLS	NJ	7753	JP Morgan Chase	N/A	XXXXXXXXX
6	1672	433 OPRY MILLS DR, STE 334	NASHVILLE	TN	37214	Bank of America	N/A	XXXXXXXXXX
6	1673	6200 GRANDWAY BLVD, SUITE 616	LEEDS	AL	35094	Regions	N/A	XXXXXXXXXX
6	1675	7051 S. DESERT BLVD, SUITE F660	EL PASO	TX	79835	Wells Fargo	N/A	XXXXXXXXXX
6	1677	16 W LIGHTCAP RD 1241	POTTSTOWN	PA	19464	M&T Bank	N/A	XXXXXXXXXX
6	1678	3700 CABELAS BLVD 349	LEHI	UT	84043	JP Morgan Chase	N/A	XXXXXXXXX
6	1679	18521 OUTLET BLVD SUITE 843	CHESTERFIELD	MO	63005	PNC bank	N/A	XXXXXXXXXX
6	1680	915 RIDGEWALK PKWY, STE 445	ATLANTA	GA	30188	Suntrust Bank	N/A	XXXXXXXXXXXXX
6	1681	1781 PALM BEACH LAKES BLVD	PALM BEACH	FL	33401	Bank of America	N/A	XXXXXXXXXX
6	1682	400 PREMIUM OUTLETS DR	MONROE	OH	45050	JP Morgan Chase	N/A	XXXXXXXXX
6	1683	21355 NEBRASKA CROSSING DR F149	GRETNA	NE	68028	Regions	N/A	XXXXXXXXXX
6	1685	200 BASS PRO DR #440	PEARLAND	MS	39208	N/A	Pinnacle Bank	XXXXXXXXXX
6	1686	1821 FASHION OUTLETS BLVD	NIAGARA FALLS	NY	14304	Bank of America	N/A	XXXXXXXXXX
6	1687	1155 BUCK CREEK RD, E516	SIMPSONVILLE	KY	40067	Fifth Third Bank	N/A	XXXXXXXX
6	1688	3925 EAGAN OUTETS PARKWAY, STE 825	EAGAN	MN	55122	US Bank	N/A	XXXXXXXXX
6	1690	152 THE ARCHES CIRCLE SUITE 1382	DEER PARK	NY	11729	JP Morgan Chase	N/A	XXXXXXXXX
6	1691	411 ARTISAN WAY	SOMERVILLE	MA	02415	Citizens Bank	N/A	XXXXXXXXXX
4	1702	203 LEHIGH VALLEY MALL	WHITEHALL	PA	18052	Wells Fargo	N/A	XXXXXXXXXX
4	1708	6001 WEST WACO DRIVE	WACO	TX	76710	N/A	American Bank	XXXXXXXXX
4	1710	2601 PRESTON ROAD	FRISCO	TX	75034	Bank of America	N/A	XXXXXXXXXX
4	1711	3200 N. FEDERAL HIGHWAY	FT. LAUDERDALE	FL	33306	Wells Fargo	N/A	XXXXXXXXXX
4	1712	1451 STATE HWY. 114 WEST	GRAPEVINE	TX	76051	Bank of America	N/A	XXXXXXXXXX
9	1717	1620 PALMETTO GRANDE	MT. PLEASANT	SC	29464	Bank of America	N/A	XXXXXXXXXX
4	1718	3 SOUTH TUNNEL ROAD	ASHVILLE	NC	28805	Wells Fargo	N/A	XXXXXXXXXX
4	1722	3054 NW FEDERAL HIGHWAY	JENSEN BEACH	FL	34957	Bank of America	N/A	XXXXXXXXXX
4	1723	333 APACHE MALL	ROCHESTER	MN	55902	N/A	Associated Bank	XXXXXXXXXX
4	1725	8222 AGORA PARKWAY	LIVE OAK	TX	78233	Compass Bank	N/A	XXXXXXXXX
4	1728	1500 S. WILLOW ST	MANCHESTER	NH	3103	Citizens Bank	N/A	XXXXXXXXXX
4	1732	1615 EAST EMPIRE	BLOOMINGTON	IL	61701	PNC Bank	N/A	XXXXXXXXXX
4	1733	5101 HINKLEVILLE RD.	PADUCAH	KY	42001	US Bank	N/A	XXXXXXXXX
4	1735	355 SPOTSYLVANIA MALL	FREDRICKSBURG	VA	22407	Bank of America	N/A	XXXXXXXXXX
4	1736	2370 N. EXPRESSWAY	BROWNSVILLE	TX	78521	Wells Fargo	N/A	XXXXXXXXXX
4	1739	2685 E. MAIN STREET	PLAINFIELD	IN	46168	PNC Bank	N/A	XXXXXXXXXX
4	1740	3175 28TH STREET	GRAND RAPIDS	MI	49508	PNC bank	N/A	XXXXXXXXXX
4	1741	1866 GREEN OAKS ROAD	FORT WORTH	TX	76116	JP Morgan Chase	N/A	XXXXXXXXX
4	1744	3414 HIGHWAY 190	MANDEVILLE	LA	70470	JP Morgan Chase	N/A	XXXXXXXXX
4	1747	2100 SOUTH WS YOUNG DR	KILLEEN	TX	76543	Bank of America	N/A	XXXXXXXXXX
4	1748	1201 BOSTON POST ROAD	MILFORD	CT	6460	N/A	People’s United Bank	XXXXXXXXXX
4	1749	100 COLUMBIANA CIRCLE	COLUMBIA	SC	29212	Bank of America	N/A	XXXXXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
4	1750	5901 UNIVERSITY DRIVE	HUNTSVILLE	AL	35806	Regions	N/A	XXXXXXXXXX
4	1753	6279 NEWBERRY ROAD	GAINESVILLE	FL	32605	Wells Fargo	N/A	XXXXXXXXXX
4	1760	2300 BERNADETTE DRIVE	COLUMBIA	MO	65203	Bank of America	N/A	XXXXXXXXXX
4	1761	233 REYNOLDS ROAD	JOHNSON CITY	NY	13790	N/A	Chemung Canal Trust	XXXXXXXXX
4	1763	800 N GREEN RIVER RD	EVANSVILLE	IN	47715	Fifth Third Bank	N/A	XXXXXXXXX
4	1766	ONE BELLIS PARKWAY	BELLINGHAM	WA	98226	Key Bank	N/A	XXXXXXXXXXXXX
4	1767	6100 EAST O STREET	LINCOLN	NE	68505	Wells Fargo	N/A	XXXXXXXXXX
4	1768	6501 N. GRAPE ROAD	MISHAWAKA	IN	46545	Wells Fargo	N/A	XXXXXXXXXX
4	1771	2745 EDMONDSON ROAD	CINCINNATI	OH	45209	Fifth Third Bank	N/A	XXXXXXXX
4	1775	2300 E 17TH STREET	IDAHO FALLS	ID	83404	Key Bank	N/A	XXXXXXXXXXXXX
4	1776	4310 BUFFALO GAP ROAD	ABILENE	TX	79606	JP Morgan Chase	N/A	XXXXXXXXX
4	1777	1310 ROBINSON CENTER DR	PITTSBURGH	PA	15205	PNC bank	N/A	XXXXXXXXXX
4	1778	29 WYOMING VALLEY MALL	WILKES-BARRE	PA	18702	Wells Fargo	N/A	XXXXXXXXXX
4	1781	4001 WEST 41ST STREET	SIOUX FALLS	SD	57106	Wells Fargo	N/A	XXXXXXXXXX
4	1782	544 W PRIEN LAKE ROAD	LAKE CHARLES	LA	70601	JP Morgan Chase	N/A	XXXXXXXXX
4	1786	419 CROSS CREEK MALL	FAYETTEVILLE	NC	28303	Wells Fargo	N/A	XXXXXXXXXX
4	1793	15757 FM 529	HOUSTON	TX	77095	JP Morgan Chase	N/A	XXXXXXXXX
4	1794	2000 BRITTIAN ROAD	AKRON	OH	44310	JP Morgan Chase	N/A	XXXXXXXXX
4	1799	4110 WEST JEFFERSON BLVD	FORT WAYNE	IN	46804	PNC Bank	N/A	XXXXXXXXXX
4	1800	8390 TAMARAK VILLAGE	WOODBURY	MN	55125	Wells Fargo	N/A	XXXXXXXXXX
4	1804	3111 WEST CHANDLER BLVD	CHANDLER	AZ	85226	Bank of America	N/A	XXXXXXXXXX
4	1808	5600 HARVEY MALL	MUSKEGON	MI	49444	Fifth Third Bank	N/A	XXXXXXXX
4	1809	88 LAKEWOOD CENTER	LAKEWOOD	CA	90712	Bank of America	N/A	XXXXXXXXXX
4	1811	239 WESTMORELAND, RTE 30E	GREENSBURG	PA	15601	PNC bank	N/A	XXXXXXXXXX
4	1813	4350 24TH AVENUE	FORT GRATIOT	MI	48059	JP Morgan Chase	N/A	XXXXXXXXX
4	1814	8800 WEST CHARLESTON	LAS VEGAS	NV	89117	JP Morgan Chase	N/A	XXXXXXXXX
4	1817	3215 SOUTH LINDEN RD	FLINT	MI	48507	JP Morgan Chase	N/A	XXXXXXXXX
4	1819	2200 WEST WAR MEMORIAL DR	PEORIA	IL	61613	N/A	Commerce	XXXXXXXXX
4	1820	SR 60 & I-75	BRANDON	FL	33511	Bank of America	N/A	XXXXXXXXXX
4	1821	8021 CITRUS PARK DRIVE	TAMPA	FL	33625	Bank of America	N/A	XXXXXXXXXX
4	1825	155 DORSET STREET	SOUTH BURLINGTON	VT	5403	N/A	People’s United Bank	XXXXXXXX
4	1826	5959 TRIANGLE TOWN CENTER	RALEIGH	NC	27616	Wells Fargo	N/A	XXXXXXXXXX
4	1828	1 GALLERIA DRIVE	MIDDLETOWN	NY	10941	1st Niagara Bank	N/A	XXXXXXXXX
4	1829	89 EAST TOWN MALL	MADISON	WI	53704	US Bank	N/A	XXXXXXXXX
10	1830	975 HOSTOS AVENUE	MAYAGUEZ	PR	680	N/A	Banco Popular	XXXXXXXXX
4	1831	125B COLONY PLACE	PLYMOUTH	MA	2360	N/A	Sovereign Bank	XXXXXXXXXXX
4	1839	1804 JONEBORO ROAD	MCDONOUGH	GA	30253	Suntrust Bank	N/A	XXXXXXXXXXXXX
4	1840	2415 SAGAMORE PRKY SOUTH	LAFAYETTE	IN	47905	JP Morgan Chase	N/A	XXXXXXXXX
4	1843	2007-3 E GREYHOUND PASS	CARMEL	IN	46032	JP Morgan Chase	N/A	XXXXXXXXX
4	1848	7052 EAST CHASE PKWY	MONTGOMERY	AL	36117	Wells Fargo	N/A	XXXXXXXXXX
4	1851	3800 US HWY 98 N	LAKELAND	FL	33809	Regions	N/A	XXXXXXXXXX
4	1852	72840 HIGHWAY 111	PALM DESERT	CA	92260	Bank of America	N/A	XXXXXXXXXX
4	1853	4802 VALLEY VIEW BLVD	ROANOKE	VA	24012	First Citizens Bank	N/A	XXXXXXXXXX
4	1856	7501 CERMAK ROAD	NORTH RIVERSIDE	IL	60546	Fifth Third Bank	N/A	XXXXXXXX
4	1857	2150 NORTHWOODS BLVD	N CHARLESTON	SC	29406	Wells Fargo	N/A	XXXXXXXXXX
4	1859	624 MILLCREEK MALL	ERIE	PA	16565	PNC bank	N/A	XXXXXXXXXX
4	1860	2088 INDEPENDENCE CTR DR	INDEPENDENCE	MO	64057	US Bank	N/A	XXXXXXXXX
4	1861	101 NORTH RANGE LINE	JOPLIN	MO	64801	US Bank	N/A	XXXXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
4	1862	1445 METROPOLITAN AVENUE	BRONX	NY	10462	Bank of America	N/A	XXXXXXXXXX
4	1863	7700 E KELLOGG	WICHITA	KS	67207	Bank of America	N/A	XXXXXXXXXX
4	1868	1564 EAST RIO ROAD	CHARLOTTESVILLE	VA	22901	Bank of America	N/A	XXXXXXXXXX
4	1869	1600 MILLER TRUNK HWY	DULUTH	MN	55811	Wells Fargo	N/A	XXXXXXXXXX
4	1870	970 BAY PARK SQUARE	GREEN BAY	WI	54304	JP Morgan Chase	N/A	XXXXXXXXX
4	1878	215 E FOOTHILLS PKWY	FT. COLLINS	CO	80525	Wells Fargo	N/A	XXXXXXXXXX
4	1881	1701 MCFARLAND BLVD EAST	TUSCALOOSA	AL	35404	Regions	N/A	XXXXXXXXXX
4	1883	1960 HIGHWAY 70 SE	HICKORY	NC	28602	First Citizens Bank	N/A	XXXXXXXXXX
4	1885	900 GESSNER STREET	HOUSTON	TX	77024	JP Morgan Chase	N/A	XXXXXXXXX
4	1886	114 DOGWOOD BLVD	FLOWOOD	MS	39208	Regions	N/A	XXXXXXXXXX
4	1891	780 BROOKWOOD VILLAGE	HOMEWOOD	AL	35209	Compass Bank	N/A	XXXXXXXX
4	1892	3428 BEL AIR MALL	MOBILE	AL	36606	Regions	N/A	XXXXXXXXXX
4	1893	2399 MEADOWBROOK ROAD	BRIDGEPORT	WV	26330	JP Morgan Chase	N/A	XXXXXXXXX
4	1895	1736 NORTHWEST CHIPMAN RD	LEES SUMMIT	MO	64081	Bank of America	N/A	XXXXXXXXXX
4	1902	1185 NORTH BURLESON BLVD	BURLESON	TX	76028	Wells Fargo	N/A	XXXXXXXXXX
4	1905	2500 W. INTERNATIONAL BLVD, SPACE 303	DAYTONA BEACH	FL	32114	Suntrust Bank	N/A	XXXXXXXXXXXXX
4	1904	449 LOS CERRITOS CENTER SPACE F12	CERRITOS	CA	90703	Bank of America	N/A	XXXXXXXXXX
4	1907	257 MADONNA ROAD	SAN LUIS OBISPO	CA	93401	JP Morgan Chase	N/A	XXXXXXXXX
10	1908	525 FD ROOSEVELT&LAS AMERICAS	SAN JUAN	PR	918	N/A	R-G Premier Bank	XXXXXXXXXX
4	1911	4601 EASTGATE BLVD	CINCINNATI	OH	45245	Key Bank	N/A	XXXXXXXXXXXX
4	1915	7200 HARRISON AVENUE	ROCKFORD	IL	61112	US Bank	N/A	XXXXXXXXX
4	1917	10504 BROADWAY	PEARLAND	TX	77581	Bank of America	N/A	XXXXXXXXXX
4	1920	5111 ROGERS AVENUE	FORT SMITH	AR	72903	Regions	N/A	XXXXXXXXXX
4	1921	1750 DEPTFORD CENTER ROAD	DEPTFORD	NJ	8096	Wells Fargo	N/A	XXXXXXXXXX
4	1922	113 CENTRAL MALL	TEXARKANA	TX	75503	Regions	N/A	XXXXXXXXXX
4	1925	6800 S. WESTNEDGE AVE, SUITE 4	PORTAGE	MI	49002	PNC Bank	N/A	XXXXXXXXXX
4	1928	1600 NORTH RIVERSIDE	MEDFORD	OR	97501	Wells Fargo	N/A	XXXXXXXXXX
4	1938	5555 YOUNGSTOWN-WARREN ROAD	NILES	OH	44446	JP Morgan Chase	N/A	XXXXXXXXX
4	1942	12764 RIVERDALE BLVD	COON RAPIDS	MN	55448	Wells Fargo	N/A	XXXXXXXXXX
4	1943	900 COMMONS DRIVE	DOTHAN	AL	36303	Regions	N/A	XXXXXXXXXX
4	1946	3RD ST & C AVE	LAWTON	OK	73501	N/A	IBC	XXXXXXXXXX
4	1948	4700 MILLHAVEN ROAD	MONROE	LA	71201	JP Morgan Chase	N/A	XXXXXXXXX
4	1950	715 NORTH HWY 67	CEDAR HILL	TX	75104	Wells Fargo	N/A	XXXXXXXXXX
4	1952	2000 COASTAL GRAND CIRCLE	MYRTLE BEACH	SC	29577	Bank of America	N/A	XXXXXXXXXX
4	1954	3437 MASONIC DRIVE	ALEXANDRIA	LA	71301	JP Morgan Chase	N/A	XXXXXXXXX
4	1956	5576 FAIRMOUNT PKWY	PASADENA	TX	77502	Bank of America	N/A	XXXXXXXXXX
4	1958	722 MEYERLAND PLAZA	HOUSTON	TX	77096	Bank of America	N/A	XXXXXXXXXX
4	1959	2529 MAIN STREET	UNION GAP	WA	98903	Bank of America	N/A	XXXXXXXXXX
4	1960	500 INLAND CENTER DRIVE	SAN BERNARDINO	CA	92408	Bank of America	N/A	XXXXXXXXXX
4	1968	1800 S LOOP 288	DENTON	TX	76205	Wells Fargo	N/A	XXXXXXXXXX
4	1969	2226 S MOONEY BLVD	VISALIA	CA	93277	Bank of America	N/A	XXXXXXXXXX
4	1977	4801-B302 OUTER LOOP RD	LOUISVILLE	KY	40219	Fifth Third Bank	N/A	XXXXXXXX
4	1983	1300 N MAIN STREET	LOGAN	UT	84341	Wells Fargo	N/A	XXXXXXXXXX
4	1986	5870 EAST BROADWAY	TUCSON	AZ	85711	Bank of America	N/A	XXXXXXXXXX
4	1987	1770 W REDCLIFFS DRIVE	ST. GEORGE	UT	84790	Wells Fargo	N/A	XXXXXXXXXX
4	1988	35000 W WARREN ROAD	WESTLAND	MI	48185	JP Morgan Chase	N/A	XXXXXXXXX
4	1995	2424 US HWY 6 & 50	GRAND JUNCTION	CO	81505	Wells Fargo	N/A	XXXXXXXXXX
9	3037	127 ALEXANDER AVENUE	LAKE GROVE	NY	11755	N/A	Citi Bank	XXXXXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
9	3053	131 COLONIE CENTER	ALBANY	NY	12205	Key Bank	N/A	XXXXXXXXXXXX
9	3057	2500 MORELAND ROAD	WILLOW GROVE	PA	19090	Wells Fargo	N/A	XXXXXXXXXX
9	3058	19575 BISCAYNE BLVD	AVENTURA	FL	33180	Bank of America	N/A	XXXXXXXXXX
9	3059	6910 FAYETTEVILLE ROAD	DURHAM	NC	27713	Bank of America	N/A	XXXXXXXXXX
9	3061	180 POST ROAD EAST	WESTPORT	CT	6880	Bank of America	N/A	XXXXXXXXXX
9	3064	901 HADDONFIELD RD, SUITE B	CHERRY HILL	NJ	08002	Citizens Bank	N/A	XXXXXXXXXX
9	3065	5921 BLUEBONNET BLVD	BATON ROUGE	LA	70806	JP Morgan Chase	N/A	XXXXXXXXX
9	3067	1540 POLARIS PARKWAY, SUITE 104	COLUMBUS	OH	43240	JP Morgan Chase	N/A	XXXXXXXXX
9	3089	1 SOUTH 550 ROUTE 83	OAKBROOK TERRACE	IL	60181	JP Morgan Chase	N/A	XXXXXXXXX
9	3091	18560 NORTH SCOTTSDALE ROAD, STE 185	PHOENIX	AZ	85054	Bank of America	N/A	XXXXXXXXXX
9	3092	12455 VICTORIA GARDENS LANE	RANCHO CUCAMONGA	CA	91730	Wells Fargo	N/A	XXXXXXXXXX
9	3096	2130 WALDEN AVENUE, SUITE 2	CHEEKTOWAGA	NY		N/A	Northwest Savings Bank	XXXXXXXXXX
9	3097	2115 TOWN CENTER WAY	LIVINGSTON	NJ	7039	Wells Fargo	N/A	XXXXXXXXXX
9	3098	17717 CHENAL PARKWAY	LITTLE ROCK	AZ	72223	US Bank	N/A	XXXXXXXXX
9	3100	4880 BIG ISLAND DRIVE, SUITE 6	JACKSONVILLE	FL	32246	N/A	Ameris Bank	XXXXXXXXXX
9	3104	11800 W. BROAD ST, SUITE 2108	RICHMOND	VA	23233	BB&T	N/A	XXXXXXXXX
9	3108	597 ROUTE 35,	SHREWSBURY	NJ	7702	Bank of America	N/A	XXXXXXXXXX
9	3201	4060 EASTGATE DR A101	ORLANDO	FL	32839	Fifth Third Bank	N/A	XXXXXXXXX
9	3202	9611 E. COUNTY LINE RD	ENGLEWOOD	CO	80112	Wells Fargo	N/A	XXXXXXXXXX
9	3203	6600 TOPANGA CANYON BLVD, STE 2048	CANOGA PARK	CA	91303	JP Morgan Chase	N/A	XXXXXXXXX
9	3204	181 ROUTE 1 SOUTH SUITE D	METUCHEN	NJ	8840	JP Morgan Chase	N/A	XXXXXXXXX
9	3205	7101 DEMOCRACY BLVD SPACE 1242	BETHESDA	MD	20817	Wells Fargo	N/A	XXXXXXXXXX
9	3206	3300 NORTH CAUSEWAY BLVD	METAIRIE	LA	70002	Regions	N/A	XXXXXXXXXX
9	3207	120-122 GLEN COVE RD	CARLE PLACE	NY	11514	Wells Fargo	N/A	XXXXXXXXXX
9	3208	3200 NORTH SEPULVEDA BLVD	MANHATTAN BEACH	CA	90266	Wells Fargo	N/A	XXXXXXXXXX
9	3209	11941 GRAND COMMONS AVE	FAIRFAX	VA	22030	PNC Bank	N/A	XXXXXXXXXX
9	3210	4521 119TH STREET, SPACE A123	LEAWOOD	KS	66209	US Bank	N/A	XXXXXXXXX
9	3212	601 NORTH MARTINGALE RD, SPACE 125	SCHAUMBURG	IL	60173	JP Morgan Chase	N/A	XXXXXXXXX
9	3213	2223 N. WEST SHORE BLVD, SPACE 251	TAMPA	FL	33607	Bank of America	N/A	XXXXXXXXXX
9	3214	196 HILLCREAST DRIVE, SUITE 95	THOUSAND OAKS	CA	91360	Bank of America	N/A	XXXXXXXXXX
9	3215	4325 GLENWOOD AVENUE	RALEIGH	NC	27612	Bank of America	N/A	XXXXXXXXXX
9	3216	1604 MT DIABLO	WALNUT CREEK	CA	94596	Bank of America	N/A	XXXXXXXXXX
9	3217	15345 S LAGRANGE ROADE	ORLAND PARK	IL	60462	PNC Bank	N/A	XXXXXXXXXX
9	3218	4537 MAIN ST	VIRGINIA BEACH	VA	23462	Suntrust Bank	N/A	XXXXXXXXXXXXX
9	3219	1201 LAKE WOODLANDS DRIVE 1214	WOODLANDS	TX	77380	Bank of America	N/A	XXXXXXXXXX
9	3224	258 SOUTH AVE	BLOOMINGTON	IN	55425	US Bank	N/A	XXXXXXXXX
9	3226	5 SUGAR HOLLOW RD	DANBURY	CT	6810	Wells Fargo	N/A	XXXXXXXXXX
9	3227	600 PINE ST, SUITE 630	SEATTLE	WA	98101	JP Morgan Chase	N/A	XXXXXXXXX
9	3225	196 HILLCREAST DRIVE, SUITE 95	THOUSAND OAKS	CA	91360	Citizens Bank	N/A	XXXXXXXXXX
9	3226	5G SUGAR HOLLOW RD	DANBURY	CT	6180	Wells Fargo	N/A	XXXXXXXXXX
9	3228	6 SOUTH WAYSIDE RD, SPACE N141	BURLINGTON	MA	1803	N/A	Stoneham Savings Bank	XXXXXXXXXX
9	3231	6130 POPLAR AVENUE, SUITE 1	MEMPHIS	TN	38119	Regions	N/A	XXXXXXXXXX
9	3235	1841-B BELLE ISLE BLVD	OKLAHOMA	OK	73112	Bank of America	N/A	XXXXXXXXXX
9	3324	3000 184ST SW, SPACE 348	LYNNWOOD	WA	98037	Bank of America	N/A	XXXXXXXXXX
9	3329	301 SOUTH HILLS VILLAGE, SPACE 1355	PITTSBURGH	PA	15241	Citizens Bank	N/A	XXXXXXXXXX
9	3234	4105 Avalon Boulevard	ALPHARETTA	GA	30009	Wells Fargo	N/A	XXXXXXXXXX
9	3423	5135 W. ALABAMA RD SPACE 5116	HOUSTON	TX	77056	Compass Bank	N/A	XXXXXXXX
9	3518	1151 GALLERIA BLVD, SUITE 1200	ROSEVILLE	CA	95678	Bank of America	N/A	XXXXXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
9	3519	3000 RIVERCHASE GALLERIA, SUITE 168	HOOVER	AL	35244	Regions	N/A	XXXXXXXXXX
9	3522	220 CROCKER PARK BLVD	WESTLAKE	OH	44145	PNC Bank	N/A	XXXXXXXXXX
8	3800	6070 200TH STREET	LANGLEY	BC		Bank of Montreal	N/A	XXXX-XXXXXXX
8	3845	7337 MACLEOD TRAIL 303	S.W. CALGARY	AB	T2H0L8	Bank of Montreal	N/A	XXXX-XXXXXXX
8	3846	805 BOYD ST, SUITE F110	NEW WESTMINSTER	BC	V3M5X2	TD Canada Trust	N/A	XXXXXXX
8	3847	1440 JACK BLICK AVE	WINNIPEG	MB	R3G0L	N/A	ScotiaBank	XXXXXXXXXXXXX
4	4083	1018 SOUTH CENTER MALL	SEATTLE	WA	98188	Bank of America	N/A	XXXXXXXXXX
4	4114	1100 S HAYNES STREET	ARLINGTON	VA	22202	Capital One Bank	N/A	XXXXXXXXX
4	4134	4600 S MEDFORD DRIVE	LUFKIN	TX	75901	Capital One Bank	N/A	XXXXXXXXX
4	4135	2221-2261 TOWN CENTER AVE	MELBOURNE	FL	32940	Wells Fargo	N/A	XXXXXXXXXX
4	4141	301 COX CREEK BLVD	FLORENCE	AL	35630	Suntrust Bank	N/A	XXXXXXXXXXXXX
4	4145	300 S 24TH STREET W	BILLINGS	MT	59102	Wells Fargo	N/A	XXXXXXXXXX
4	4146	1401 YUMA PALMS PKWY	YUMA	AZ	85364	Wells Fargo	N/A	XXXXXXXXXX
4	4161	2011 N ROAN STREET	JOHNSON CITY	TN	37601	First Tennessee	N/A	XXXXXXXXX
4	4164	3401 NICHOLASVILLE ROAD	LEXINGTON	KY	40503	PNC bank	N/A	XXXXXXXXXX
4	4195	140 UNIVERSITY TOWN CENTER DR #209	SARASOTA	FL	34243	BB&T	N/A	XXXXXXXXX
4	4204	4628 COMMERCIAL DRIVE	NEW HARTFORD	NY	13413	M&T Bank	N/A	XXXXXXXXXX
4	4205	111 ROSEDALE CENTER	ROSEVILLE	MN	55113	Wells Fargo	N/A	XXXXXXXXXX
4	4209	1850 ADAMS ST	MANKATO	MN	56001	Wells Fargo	N/A	XXXXXXXXXX
4	4210	1321 NORTH COLUMBIA CTR BLVD	KENNEWICK	WA	99336	US Bank	N/A	XXXXXXXXX

4	4226	1505 UNIVERSITY DRIVE	COLLEGE STATION	TX	77840	Bank of America	N/A	XXXXXXXXXX
4	4232	2000 NORTH NEIL STREET	CHAMPAIGN	IL	61820	N/A	Bank Champlain	XXXXXXX
4	4245	246 NORTH NEW HOPE ROAD	GASTONIA	NC	28054	BB&T	N/A	XXXXXXXXX
4	4249	450 SW POWERHOUSE DRIVE	BEND	OR	97702	Wells Fargo	N/A	XXXXXXXXXX
4	4250	2615 MEDICAL CENTER PARKWAY	MURFREESBORO	TN	37129	US Bank	N/A	XXXXXXXXX
4	4273	1730 W. FULLERTON AVENUE	CHICAGO	IL	60614	US Bank	N/A	XXXXXXXXX
4	4274	3902 13TH AVENUE SW	FARGO	ND	58103	N/A	Union State Bank	XXXXXXXXX
4	4276	139 FLATBUSH AVE	BROOKLYN	NY	11217	JP Morgan Chase	N/A	XXXXXXXXX
4	4280	14676 DELAWARE STREET, STE 300	WESTMINSTER	CO	80020	Key Bank	N/A	XXXXXXXXXXXX
4	4284	750 Woodland Road	Wyomissing	PA	19610	Wells Fargo	N/A	XXXXXXXXXX
4	4286	1432 24TH AVE. NW	NORMAN	OK	73069	N/A	IBC	XXXXXXXXXX
4	4291	1551 VALLEY WEST DRIVE	WEST DES MOINES	IA	50266	Bank of America	N/A	XXXXXXXXXX
4	4300	1350 HOOPER AVE	TOMS RIVER	NJ	8753	PNC Bank	N/A	XXXXXXXXXX
4	4304	60 SMITHFIELD BLVD	PLATTSBURGH	NY	12901	N/A	Community Bank NA	XXXXXXXX
4	4308	370 NEWNAN CROSSING BYPASS	NEWNAN	GA	30265	Wells Fargo	N/A	XXXXXXXXXX
4	4336	4800 GULF ROAD, STE 120	EAU CLAIRE	WI	54701	US Bank	N/A	XXXXXXXXX
4	4349	1539 KENASTON BLVD, UNIT 200	WINNIPEG	MB	R3P 2N3	Bank of America	N/A	XXXXXXXXXX
4	4358	1000 HYLAND DRIVE	ROCHESTER	NY	14623	Bank of America	N/A	XXXXXXXXXX
4	4376	900 DANA DRIVE	REDDING	CA	96003	Bank of America	N/A	XXXXXXXXXX
4	4384	12300 JEFFERSON AVE	NEWPORT NEWS	VA	23602	Wells Fargo	N/A	XXXXXXXXXX
4	4391	6002 SLIDE ROAD	LUBBOCK	TX	79414	Bank of America	N/A	XXXXXXXXXX
4	4393	15600 STARFISH STREET, STE 120	PANAMA CITY	FL	32413	Regions	N/A	XXXXXXXXXX
4	4394	10450 S STATE STREET	SANDY	UT	84070	Wells Fargo	N/A	XXXXXXXXXX
4	4405	28163 PASEO DRIVE, UNIT 135	WESLEY CHAPEL	FL	33543	Fifth Third Bank	N/A	XXXXXXXX
4	4407	825 DULANEY VALLEY ROAD	TOWNSON	MD	21204	Bank of America	N/A	XXXXXXXXXX
4	4408	57 ROUTE 23	WAYNE	NJ	7470	N/A	Valley National Bank	XXXXXXXX
4	4409	329 TOWN PLACE	FAIRVIEW	TX	75069	JP Morgan Chase	N/A	XXXXXXXXX

CO	STORE	ADDRESS	CITY	STATE	ZIP	CONSOLIDATED	NONCONSOLIDATED	ACCOUNT #
4	4410	605 FRIENDLY CENTER RD	GREENSBORO	NC	27408	Wells Fargo	N/A	XXXXXXXXXX
4	4412	100 BRIARWOOD CIRCLE	ANN ARBOR	MI	48108	JP Morgan Chase	N/A	XXXXXXXXX
8	4804	1600 MERIVALE ROAD	NEPEAN	ON	K2G5J7	TD Canada Trust	N/A	XXXXXXX
8	4805	9765 19TH AVE NW	EDMONTON	AB	T6N1N5	TD Canada Trust	N/A	XXXXXXX
8	4808	8882 170TH STREET, SUITE 2590	EDMONTON	AB	T5T4M2	TD Canada Trust	N/A	XXXXXXX
8	4816	1200 ST. LAURENT BLVD	OTTAWA	ON	K1K3B5	TD Canada Trust	N/A	XXXXXXX
8	4817	18166 YONGE ST, UNIT A8	NEWMARKET	ON	L3Y4V8	TD Canada Trust	N/A	XXXXXXX
8	4819	210 GREAT LAKES DRIVE	BRAMPTON	ON	L6R2K7	TD Canada Trust	N/A	XXXXXXX
8	4822	13555 KINGSTON ROAD	PICKERING	ON	L1V1B8	N/A	Scotiabank	XXXXXXXXXXXX
8	4823	48 KENMOUNT ROAD	ST JOHNS	NF	A1N5C8	N/A	Scotiabank	XXXXXXXXXXXX
8	4824	2271 HARVEY AVENUE	KELOWNA	BC	V1Y6H2	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4825	13246 137TH AVENUE	EDMONTON	AB	T5L4Z6	TD Canada Trust	N/A	XXXXXXX
8	4826	655 FAIRWAY ROAD	KITCHENER	ON	N2C1X4	TD Canada Trust	N/A	XXXXXXX
8	4827	7001 MUMFORD ROAD	HALIFAX	NS	B3L2H8	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4828	1230 WELLINGTON ROAD	LONDON	ON	N6E1M3	TD Canada Trust	N/A	XXXXXXX
8	4829	940 MAIN STREET—B3	WEST VANCOUVER	BC	V7T2W4	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4831	35-45 PLAZA BLVD	MONCTON	NB	E1C0E8	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4832	2965 GORDON ROAD	REGINA	SK	S4S6H7	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4835	2146-2148 W 4TH AVENUE	VANCOUVER	BC	V6E4M3	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4836	1 YORKDALE ROAD	TORONTO	ON	M6A3A1	N/A	Scotiabank	XXXXXXXXXXXX
8	4837	110 DONNA DRIVE	SUDBURY	ON	P3B4K5	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4838	1ST AVENUE & 21ST STREET	SASKATOON	SK	S7K1J9	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4839	1539 KENASTON BLVD	WINNIPEG	MB	R3P2N3	TD Canada Trust	N/A	XXXXXXX
8	4841	2525-36TH STREET NE	CALGARY	AB	T1Y5T4	TD Canada Trust	N/A	XXXXXXX
8	4842	5761 MARINE WAY	BURNABY	BC	V5J0A6	TD Canada Trust	N/A	XXXXXXX
8	4843	411 BAYFIELD STREET	BARRIE	ON	L4M6E5	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4844	218-11801 100TH STREET	GRAND PRAIRIE	AB	T8V3Y2	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4860	6045 MAVIS ROAD	MISSISSAUGA	ON	L5R4G6	N/A	Pace Bank	XXXXXXXX
8	4862	97 DALTON AVENUE	KINGSTON	ON	K7J0C4	Bank of Montreal	N/A	XXXX-XXXXXXX
8	4863	261055 CROSSIRON MILLS	CALGARY	AB	T4A0G3	TD Canada Trust	N/A	XXXXXXX
8	4864	1 BASS PRO MILLS DR SPACE 752	VAUGHN	ON	L4K 5W4	TD Canada Trust	N/A	XXXXXXX
8	4865	8555 CAMPEAU DR, UNIT #990	OTTAWA	ON	K2T 0K5	Bank of Montreal	0002-1354764	XXXXXXX

SHORT TERM INVESTMENT ACCOUNTS

BANK NAME	Contact	Title	Email	Phone	BANK ADDRESS					BANK ACCOUNT #	DESCRIPTION
UBS	Kenneth Labarge	Customer Service	Kenneth.Labarge@UBS.com	312-525-4500	One North Wacker Drive	Suite 2500	Chicago	IL	60606	XX-XXXXX-XX	ST Investments, Money Mkt
Bank of Montreal	Monica Singh	Commerical Account Manager	Monica.Singh@bmo.com	416-867-5367	First Canadian Place	PO Box 3, B 2 Level	Toronto	ON	M5X1A3	XXXXXXXX	ST Investments, Money Mkt
PNC - Cave Springs		PNC Customer Service		800-669-1518	500 First Avenue		Pittsburgh	PA	15219	XX-XXXX-XXXX	Business Premium Money Mkt
Well Fargo	Ed Sarmiento	Fixed Income Sales	edward.sarmiento@wellsfargo.com	877-433-9975	123 South Broad St	17th Floor	Philadelphia	PA	19109	XXXXXXXX	ST Investments, Money Mkt

Schedule 5.21(b)

Credit Card Arrangements

The Lead Borrower sends daily reports of credit card transactions to the credit card providers listed below. Within one to seven business days of the delivery of these reports, the credit card provider remits payment to the Lead Borrower.

Providers:

MasterCard and Visa for credit and debit cards in the United States, pursuant to Merchant Agreement with Bank of America, N.A. dated June 12, 2007, as amended December 4, 2007, December 8, 2008, June 11, 2009 and June 29, 2009.

Discover Card credit cards, pursuant to Merchant Services Agreement with Discover Financial Services, Inc. dated October 1, 2013.

Discover Card credit cards in Canada, pursuant to Canadian Merchant Services Agreement with Discover Financial Services, LLC dated January 24, 2013.

American Express credit cards pursuant to Merchant Agreement with American Express dated July 1, 2003.

PayPal, pursuant to Merchant Agreement with PayPal, Inc. and Bill Me Later, Inc. dated May 18, 2011.

PayPal in Canada, pursuant to Accession Agreement with PayPal CA Limited dated February 14, 2013.

Bank of America Merchant Services Canada Corp., pursuant to Merchant Processing Agreement dated January 30, 2015.

Schedule 5.24

Material Contracts

See exhibit list to Form 10-K for Lead Borrower’s fiscal year ended September 30, 2014 and subsequent quarterly report filing on Form 10Q and current report filings of Form 8K.

Schedule 6.02

Financial and Collateral Reporting

In addition to the other materials and information required to be provided pursuant to the terms of the Credit Agreement, the Loan Parties shall provide Administrative Agent, on the applicable day specified below, the following documents (each in such form and detail as the Administrative Agent from time to time may specify):

Weekly Reports. After an Accelerated Borrowing Base Delivery Event has occurred and is continuing, the Loan Parties shall provide to Administrative Agent original counterparts of (each in such form as Administrative Agent from time to time may specify), no later than 5:00 p.m. EST on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) as of the closing of business on the immediately preceding week supporting source documents for the Borrowing Base Certificate delivered in accordance with Section 6.02 of the Credit Agreement.

Monthly Reports. Monthly, the Loan Parties shall provide to Administrative Agent original counterparts of (each in such form as Administrative Agent from time to time may specify):

ARTICLE XIIWithin fifteen (15) days of the end of each Fiscal Month for the immediately preceding Fiscal Month:

(i)	Purchases and accounts payable analysis report (together with account payable aging) for each Loan Party, in a format acceptable to Administrative Agent in its Permitted Discretion; and

(ii)	Inventory summary by location and inventory summary by product category at cost (and including the amounts of Inventory and the value thereof at any leased locations (including Stores and Leased Departments) and at premises of warehouses, processors or other third parties); and

(iii)	Inventory certificate in a format acceptable to Administrative Agent’s in its Permitted Discretion; and

ARTICLE XIIIWithin thirty (30) days of the end of each Fiscal Month for the immediately preceding Fiscal Month:

(i)	Reconciliation of the stock ledger to the general ledger and the calculation of Availability; and

(ii)	Gross Margin Reconciliation; and

(iii)	Statement of Store Activity in a format acceptable to Administrative Agent’s in its Permitted Discretion; and

(iv)	Such other information as the Administrative Agent may from time to time reasonably request in its Permitted Discretion.

For purposes of Sections (a) and (b) above, the first “preceding Fiscal Month” in respect of which the items required by such Section shall be provided shall be March 2016.

Qualified Cash Reporting. Promptly, with respect to any withdrawal of Qualified Cash (but in no event later than the close of business on such date), a copy of the bank statement reflecting such withdrawal, including to reflect the balance after giving effect to such withdrawal.

Schedule 6.21

Post-Closing Matters

1.	Not later than thirty (30) days after the Restatement Effective Date (as such period may be extended with the Required Lenders’ consent), the Loan Parties shall deliver a certificate of good standing for Mothers Work Canada, Inc. in British Columbia.

2.	No later than sixty (60) days after the Restatement Effective Date (as such period may be extended with the Required Lenders’ consent), the Loan Parties shall have entered into Blocked Account Agreements consistent with the provisions of Section 6.13 of the Credit Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

3.	No later than sixty (60) days after the Restatement Effective Date (as such period may be extended with the Required Lenders’ consent), the Loan Parties shall have entered into Control Agreements in respect of the Loan Parties’ securities and investment accounts consistent with the provisions of the Security Agreement, in form and substance reasonably satisfactory to the Administrative Agent.

4.	The Loan Parties shall use commercially reasonable efforts to deliver evidence to the Administrative Agent that all indebtedness of the Loan Parties to Fleet Capital Corporation or its successors has been repaid and that the assignment/security interest filing made by Fleet Capital Corporation with respect to certain Intellectual Property of the Loan Parties at the United States Patent and Trademark Office has been released no later than sixty (60) days after the Restatement Effective Date (as such period may be extended with the Required Lenders’ consent).

5.	Not later than ninety (90) days after the Restatement Effective Date, the Loan Parties shall deliver evidence to the Administrative Agent that credit card processor notifications have been sent to each of (1) Bank of America Merchant Services Corp; (2) PayPal, Inc.; and (3) Discover Canadian Merchant Services.

Schedule 7.01

Existing Liens

Company	Lienholder	Principal Amount Secured	Property Subject to Lien
Lead Borrower	Macy’s Retail Holdings, Inc.	N/A	Security interest granted pursuant to the applicable Leased Department Agreement providing Lienholder and offset right

Schedule 7.02

Existing Investments

Equity Interests listed on Schedule 5.13.

Short term investment and money market account of Lead Borrower with UBS (One North Wacker Drive, Suite 2500, Chicago, IL 60606) under account number “xx-xxxx3-16”.

Short term investment and money market account of Lead Borrower with Bank of Montreal (First Canadian Place, PO Box 3, B 2 Level, Toronto, ON M5X1A3) under account number “xxxxx891”.

Money market account of Lead Borrower with PNC under account number “xxxxxxx566”.

Short term investment and money market account of Lead Borrower with Wells Fargo under number “1BA13487”

Schedule 7.03(a)

Existing Indebtedness

(a)	Obligations of Lead Borrower to repurchase or retire Securities (including, without limitation, options, restricted stock and restricted stock units) under outstanding equity agreements entered into pursuant to the Lead Borrower equity plans listed on Schedule 5.18(b) in connection with any rights of a holder to return Securities to the Lead Borrower to meet tax withholding obligations.

(b)	Obligations of Loan Parties to pay employees pursuant to employment agreements and or other payment arrangements with such employees (including the employment agreements which are Material Agreements) to the extent any such payments would be deemed to be “deferred compensation” under the Code.

(c)	Obligations pursuant to the Lead Borrower’s employee American Express corporate credit card program pursuant to the Corporate Services Commercial Account Agreement between Lead Borrower and American Express Travel Related Services Company, Inc. dated September 4, 2007.

Schedule 7.09

Transactions with Affiliates

Assignment and Assumption of Single-Tenant Industrial Lease dated December 9, 2013 by and between DM Urban Renewal, L.L.C. and the Lead Borrower.

Sublease dated December 9, 2013 by and between DM Urban Renewal, L.L.C. and the Lead Borrower.

Schedule 7.10

Burdensome Agreements

None.

Schedule 10.02

Administrative Agent’s Office; Certain Addresses for Notices

Notices and Account Information for Administrative Agent; LC Issuer and Swing Line Lender

Wells Fargo Bank, National Association

One Boston Place, 20th Floor

Boston, Massachusetts 02108

Attention: Michele Riccobono,, Director - Destination Maternity

Telephone: 617-854-7246

Email: michele.l. riccobono,@wellsfargo.com

Notices for Loan Parties

Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, NJ 08057

Attn: Judd P. Tirnauer

Executive Vice President & Chief Financial Officer

Telephone: 856-291-9777

Email: jtirnauer@DestinationMaternity.com

With a copy to:

Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, NJ 08057

Attn: Kristen D. Han

Vice President & General Counsel

Telephone: 856-291-9822

Email: khan@DestinationMaternity.com

Web Address: http://www.DestinationMaternity.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:  Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Wells Fargo Bank, National Association, as in its capacity as administrative and collateral agent (“Administrative Agent”) for itself and the financial institutions from time to time party to the Credit Agreement (as hereinafter defined), as lenders (collectively, “Lenders”) and the Lenders have entered into financing arrangements with Destination Maternity Corporation (the “Lead Borrower”), Cave Springs, Inc. (“Cave” and together with Lead Borrower, each a “Borrower” and collectively, the “Borrowers”) and Mothers Work Canada, Inc. (“Guarantor”), pursuant to which Administrative Agent and Lenders may make loans and advances to Borrowers as set forth in the Amended and Restated Credit Agreement, dated as of March [_], 2016, by and among Administrative Agent, Lenders, Borrowers and Guarantor (the “Credit Agreement”), together with various other agreements, documents and instruments referred to therein or related thereto (all of the foregoing, collectively, the “Loan Documents”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

ARTICLE I The Lead Borrower hereby requests [a Borrowing][a conversion of Committed Loans from one Type to the other][a continuation of LIBO Rate Loans]1:

1.01	On (a Business Day)[2]

1.02	In the amount of $ [3]

1.03	Comprised of [Base Rate][LIBO Rate]Loans (Type of Committed Loan)[4]

1.04	Comprised of Tranche A-1 Revolving Loans

[1]	A Borrowing must be a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBO Rate Loans, must have the same Interest Period.
[2]	Each notice of a Borrowing must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or any conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans.
[3]	Each Borrowing, conversion to, or continuation of LIBO Rate Loans must be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Borrowing, conversion to, or continuation of Base Rate Loans must be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.
[4]	Committed Loans may be either Base Rate Loans or LIBO Rate Loans. If the Type of Committed Loan is not specified, then the applicable Committed Loans will be made as Base Rate Loans.

1.05	For LIBO Rate Loans: with an Interest Period of months[5]

The Lead Borrower hereby represents and warrants (for itself and on behalf of the other Borrowers) that on and as of the of the date of the [Committed Borrowing], [conversion of Committed Loans from one Type to the other], [continuation of LIBO Rate Loans] requested herein, the conditions specified in Sections 4.01 and 4.02 of the Credit Agreement, as applicable, have been satisfied.

[signature page follows]

[5]	The Lead Borrower may request a Borrowing of LIBO Rate Loans with an Interest Period of one, two, three, or six months. If no election of Interest Period is specified, then the Lead Borrower will be deemed to have specified an Interest Period of one month.

32

Dated as of the date above first written.

DESTINATION MATERNITY CORPORATION, as Lead Borrower

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Wells Fargo Bank, National Association, as Swing Line Lender

Wells Fargo Bank, National Association, as Administrative Agent

Ladies and Gentlemen:

Wells Fargo Bank, National Association, as in its capacity as administrative and collateral agent (“Administrative Agent”) for itself and the financial institutions from time to time party to the Credit Agreement (as hereinafter defined), as lenders (collectively, “Lenders”) and the Lenders have entered into financing arrangements with Destination Maternity Corporation (the “Lead Borrower”), Cave Springs, Inc. (“Cave” and together with Lead Borrower, each a “Borrower” and collectively, the “Borrowers”) and Mothers Work Canada, Inc. (“Guarantor”), pursuant to which Administrative Agent and Lenders may make loans and advances to Borrowers as set forth in the Amended and Restated Credit Agreement, dated as March [    ], 2016, by and among Administrative Agent, Lenders, Borrowers and Guarantor (the “Credit Agreement”), together with various other agreements, documents and instruments referred to therein or related thereto (all of the foregoing, collectively, the “Loan Documents”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The Lead Borrower hereby requests a Swing Line Borrowing:

1.	On (a Business Day)[1]

2.	In the amount of $ [2]

The Swing Line Borrowing requested herein complies with the provisions of Section 2.04 of the Credit Agreement.

DESTINATION MATERNITY CORPORATION, as Lead Borrower

By:
Name:
Title:

[1]	Each notice of a Swing Line Borrowing must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested date of any Swing Line Borrowing.
[2]	Each Swing Line Borrowing must be in a minimum amount of $100,000.

EXHIBIT C-1

FORM OF NOTE

NOTE

$	,

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of                     (hereinafter, with any subsequent holders, the “Payee”), c/o Wells Fargo Bank, National Association, [                    ], the principal sum of                     ($                    ), or, if less, the aggregate unpaid principal balance of Committed Loans made by the Payee to or for the account of any Borrower pursuant to the Amended and Restated Credit Agreement dated as of March [    ], 2016 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers, (ii) Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iii) Wells Fargo Bank, National Association, as L/C Issuer, and (iv) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This is a “Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Committed Loans, the accrual of interest thereon, and the repayment of such Committed Loans, shall be prima facie evidence of the indebtedness to the Payee hereunder.

No delay or omission by any Agent or the Payee in exercising or enforcing any of the Agent’s or the Payee’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

To the fullest extent permitted by applicable Law, each Borrower, and each endorser and guarantor of this Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by Administrative Agent and/or the Payee with respect to this Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Note.

This Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Payee and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Note, are joint and several; provided, that, the release by Administrative Agent or the Payee of any one or more such Persons shall not release any other Person obligated on account of this Note. Each reference in this Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE PAYEE MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Payee, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE PAYEE, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO

THIS NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE PAYEE HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed as of the date set forth above.

BORROWERS:

DESTINATION MATERNITY CORPORATION
CAVE SPRINGS, INC.

By:
Name:
Title:

EXHIBIT C-2

FORM OF SWING LINE NOTE

SWING LINE NOTE

$	,

FOR VALUE RECEIVED, the undersigned (individually, a “Borrower” and, collectively, the “Borrowers”), jointly and severally promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (hereinafter, with any subsequent holders, the “Swing Line Lender”), [                    ], the principal sum of                     DOLLARS ($                    ), or, if less, the aggregate unpaid principal balance of Swing Line Loans made by the Swing Line Lender to or for the account of any Borrower pursuant to the Amended and Restated Credit Agreement dated as of March [    ], 2016 (as amended, modified, supplemented or restated and in effect from time to time, the “Credit Agreement”) by and among (i) the Borrowers, (ii) Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Credit Parties referred to therein, (iii) Wells Fargo Bank, National Association, as L/C Issuer, and (iv) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”), with interest at the rate and payable in the manner stated therein.

This is a “Swing Line Note” to which reference is made in the Credit Agreement and is subject to all terms and provisions thereof. The principal of, and interest on, this Swing Line Note shall be payable at the times, in the manner, and in the amounts as provided in the Credit Agreement and shall be subject to prepayment and acceleration as provided therein. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Agent’s books and records concerning the Swing Line Loans, the accrual of interest thereon, and the repayment of such Swing Line Loans, shall be prima facie evidence of the indebtedness to the Swing Line Lender hereunder.

No delay or omission by the Administrative Agent or the Swing Line Lender in exercising or enforcing any of the Administrative Agent’s or the Swing Line Lender’s powers, rights, privileges, remedies, or discretions hereunder shall operate as a waiver thereof on that occasion nor on any other occasion. No waiver of any Event of Default shall operate as a waiver of any other Event of Default, nor as a continuing waiver of any such Event of Default.

To the fullest extent permitted by applicable Law, each Borrower, and each endorser and guarantor of this Swing Line Note, waives presentment, demand, notice, and protest, and also waives any delay on the part of the holder hereof. Each Borrower assents to any extension or other indulgence (including, without limitation, the release or substitution of Collateral) permitted by the Administrative Agent and/or the Swing Line Lender with respect to this Swing Line Note and/or any Collateral or any extension or other indulgence with respect to any other liability or any collateral given to secure any other liability of any Borrower or any other Person obligated on account of this Swing Line Note.

This Swing Line Note shall be binding upon each Borrower, and each endorser and guarantor hereof, and upon their respective successors, assigns, and representatives, and shall inure to the benefit of the Swing Line Lender and its successors, endorsees, and assigns.

The liabilities of each Borrower, and of any endorser or guarantor of this Swing Line Note, are joint and several; provided, that, the release by the Administrative Agent or the Swing Line Lender of any one or more such Persons shall not release any other Person obligated on account of this Swing Line Note. Each reference in this Swing Line Note to any Borrower, any endorser, and any guarantor, is to such Person individually and also to all such Persons jointly. No Person obligated on account of this Swing Line Note may seek contribution from any other Person also obligated unless and until all of the Obligations have been paid in full in cash.

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE BORROWERS AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SWING LINE NOTE OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR THE SWING LINE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT AGAINST ANY OF THE BORROWERS OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

EACH OF THE BORROWERS IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO ABOVE. EACH OF THE BORROWERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Each Borrower makes the following waiver knowingly, voluntarily, and intentionally, and understands that the Administrative Agent and the Swing Line Lender, in the establishment and maintenance of their respective relationship with the Borrowers contemplated by this Swing Line Note, are each relying thereon. EACH BORROWER, EACH GUARANTOR, ENDORSER AND SURETY, AND THE SWING LINE LENDER, BY ITS ACCEPTANCE HEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT

MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SWING LINE NOTE OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE SWING LINE LENDER HAVE BEEN INDUCED TO ENTER INTO THE CREDIT AGREEMENT AND THIS NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS HEREIN.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Borrowers have caused this Swing Line Note to be duly executed as of the date set forth above.

BORROWERS:

DESTINATION MATERNITY CORPORATION CAVE SPRINGS, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association	Date:
One Boston Place, 18th Floor
Boston, MA 02108
Attention: Portfolio Manager

Re: Amended and Restated Credit Agreement dated as of March [    ], 2016 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Destination Maternity Corporation, a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Secured Parties referred to therein, (iv) Wells Fargo Bank, National Association, as L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

The undersigned, a duly authorized and acting Responsible Officer of the Lead Borrower, hereby certifies to you as follows:

1.	No Default.

(a)	To the knowledge of the undersigned Responsible Officer, except as set forth in Appendix I, no Default or Event of Default has occurred and is continuing.

(b)	If a Default or Event of Default has occurred and is continuing, the Borrowers propose to take action as set forth in Appendix I with respect to such Default or Event of Default.

2.	No Material Accounting Changes, Etc. The financial statements furnished to the Administrative Agent for the month/quarter/year ending [ ] were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as noted therein, and fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries at the date thereof and the results of their operations for the period(s) covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. To the extent there has been any change in generally accepted accounting principles used in the preparation of such financial statements, attached as Appendix II hereto is a statement of reconciliation conforming such financial statements to GAAP. Attached as Appendix III hereto is a copy of management’s discussion and analysis with respect to such financial statements.

3.	Intellectual Property. Appendix IV hereto sets forth all federally registered Intellectual Property Collateral (as such term is defined in the Security Agreement) registered during the Fiscal Quarter of the Lead Borrower and its Subsidiaries most recently ended.1

[1]	To be included with each quarterly Compliance Certificate.

IN WITNESS WHEREOF, I have executed this certificate as of the date first written above.

DESTINATION MATERNITY CORPORATION

By:
Name:
Title:

APPENDIX I

Except as set forth below, no Default or Event of Default presently exists. [If a Default or Event of Default exists, the following describes the nature of the Default in reasonable detail and the steps being taken or contemplated by the Borrowers to be taken on account thereof.]

APPENDIX II

Except as set forth below, no changes in GAAP used in the preparation of the financial statements of the Lead Borrower and its Subsidiaries have occurred since [the date of the most recently delivered financial statements to the Administrative Agent prior to the date of this Certificate]. [If any change in GAAP used in the preparation of the financial statements of the Lead Borrower and its Subsidiaries has occurred, the Lead Borrower shall provide a statement of reconciliation conforming such financial statements to GAAP.]

Appendix III

Appendix IV

1

EXHIBIT E

FORM OF ASSIGNMENT AND ASSUMPTION

Reference is made to the Amended and Restated Credit Agreement dated as of March [    ], 2016 (as amended, modified, supplemented or restated hereafter, the “Credit Agreement”) by and among (i) Destination Maternity Corporation, a Delaware corporation, for itself and as Lead Borrower (in such capacity, the “Lead Borrower”) for the other Borrowers party thereto from time to time (individually, a “Borrower” and, collectively, the “Borrowers”), (ii) the Borrowers party thereto from time to time, (iii) the Guarantors party thereto from time to time, (iv) Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for its own benefit and the benefit of the other Secured Parties referred to therein, (v) Wells Fargo Bank, National Association, as L/C Issuer, and (vi) the lenders from time to time party thereto (individually, a “Lender” and, collectively, the “Lenders”). All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement.

                                 (the “Assignor”) and                                 (the “Assignee”) agree as follows:

1.	The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations as a Lender under the Amended and Restated Credit Agreement as of March [ ], 2016 (including, without limitation, such interest in each of the Assignor’s outstanding Commitments, if any, and the Loans (and related Obligations) owing to it) specified in Section 1 of Schedule I hereto. After giving effect to such sale and assignment, the Assignor’s and the Assignee’s Commitments and the amount of the Loans owing to the Assignor and the Assignee and the amount of Letters of Credit participated in by the Assignor and the Assignee will be as set forth in Section 2 of Schedule I hereto.

2.

The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Liens and that it is legally authorized to enter into this Assignment and Assumption; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in, or in connection with, the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (d) confirms, in the case of an Assignee who is not a Lender, an Affiliate of a Lender, or an Approved Fund, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the Assignor subject to this Assignment and Assumption, is not less than $ , or, if less, the entire remaining amount of the Assignor’s Commitment and the Loans at any time owing to it, unless each of the Administrative Agent, the L/C Issuer and the Swing Line Lender and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed).

3.	The Assignee: (a) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (d) agrees that it will perform in accordance with their terms all of the obligations which, by the terms of the Credit Agreement, are required to be performed by it as a Lender; (e) specifies as its lending office (and address for notices) the office set forth beneath its name on the signature pages hereof; (f) agrees that, if the Assignee is a Foreign Lender entitled to an exemption from, or reduction of, withholding tax under the law of the jurisdiction in which the applicable Loan Party is resident for tax purposes, it shall deliver to the Loan Parties and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Loan Parties within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from, or a reduction in, United States Federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made; and (g) represents and warrants that it is an Eligible Assignee.

4.	Following the execution of this Assignment and Assumption by the Assignor and the Assignee, it will be delivered, together with a processing and recordation fee in the amount required as set forth in Section 10.06 to the Credit Agreement, to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date of this Assignment and Assumption shall be the date of acceptance thereof by the Administrative Agent, unless otherwise specified on Schedule I hereto (the “Effective Date”).

5.	Upon such acceptance and recording by the Administrative Agent and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consent by the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lead Borrower, as applicable (such consent not to be unreasonably withheld or delayed), from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned by this Assignment and Assumption, shall have the rights and obligations of a Lender under the Credit Agreement, and (b) the Assignor shall, to the extent of the interest assigned by this Assignment and Assumption, be released from its obligations under the Credit Agreement.

6.	Upon such acceptance and recording by the Administrative Agent, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

7.	This Assignment and Assumption shall be governed by, and be construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Lending Office (and address for notices):

[Address]

Accepted this day
of , :

WELL FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent

By:
Name:
Title:

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this             day of             ,             :

L/C ISSUER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this             day of             ,             :

SWING LINE LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Acknowledged and, to the extent required by Section 10.06(b)(iii) of the Credit Agreement, consented to, this             day of             ,             :

LEAD BORROWER:

DESTINATION MATERNITY CORPORATION

By:
Name:
Title:

SCHEDULE I

Section 1. Percentage/Amount of Commitments/Loans/Letters of Credit Assigned by Assignor to Assignee.

Applicable Percentage assigned by Assignor:		______	%

Commitment assigned by Assignor:	$	_______________

Aggregate Outstanding Principal Amount of Tranche A-1 Revolving Loans assigned by Assignor:	$	_______________

Aggregate Outstanding Principal Amount of Loans assigned by Assignor:	$	_______________

Aggregate Participations assigned by Assignor in L/C Obligations:	$	_______________

Section 2. Percentage9/Amount of Commitments/Loans/Letters of Credit Held by Assignor and Assignee after giving effect to Assignment and Assumption.

Assignor’s Applicable Percentage (Tranche A-1 Revolving Loan Commitments):		______	%

Assignee’s Applicable Percentage (Tranche A-1 Revolving Loan Commitments):		______	%

Assignor’s Applicable Percentage (Aggregate Commitments):		______	%

Assignee’s Applicable Percentage (Aggregate Commitments):		______	%

Assignor’s Tranche A-1 Revolving Loan Commitment:	$	_______________

Assignee’s Tranche A-1 Revolving Loan Commitment:	$	_______________

Assignor’s Commitment:	$	_______________

Assignee’s Commitment:	$	_______________

Aggregate Outstanding Principal Amount of Tranche A-1 Revolving Loans Owing to Assignor:	$	_______________

Aggregate Outstanding Principal Amount of Tranche A-1 Revolving Loans Owing to Assignee:	$	_______________

[9]	Percentages to be carried out to the ninth decimal place.

Aggregate Outstanding Principal Amount of Loans Owing to Assignor:	$	_______________

Aggregate Outstanding Principal Amount of Loans Owing to Assignee:	$	_______________

Aggregate Participations by Assignor in L/C Obligations:	$	_______________

Aggregate Participations by Assignee in L/C Obligations:	$	_______________

Section 3. Effective Date

Effective Date:	_____________, _____

EXHIBIT F

FORM OF CUSTOMS BROKER AGENCY AGREEMENT

CUSTOMS BROKER AGENCY AGREEMENT

                    , 2016

Ladies and Gentlemen:

Please be advised that we and certain of our subsidiaries and affiliates (collectively, the “Company”) have entered or are about to enter into financing arrangements with Wells Fargo Bank, National Association, in its capacity as agent pursuant to the Amended and Restated Credit Agreement (as hereinafter defined) acting for and on behalf of the parties thereto as lenders (in such capacity, together with its successors and assigns, “Agent”) and the parties to the Credit Agreement as lenders (collectively, together with their respective successors and assigns, “Lenders”), pursuant to which the Company has granted or will grant to Agent a security interest in, among other collateral, all of the Company’s existing and future inventory and other goods and documents of title, including, without limitation, all of the Company’s documents of title which may at any time now or hereafter be in your possession or control and all inventory and other goods which may at any time now or hereafter be located on or in real property or buildings owned, leased or otherwise in your possession or control, and/or received or delivered to you for shipment, customs clearance, distribution, storage or otherwise, whether pursuant to any agreement or otherwise (collectively, “Collateral”). For purposes of this agreement, the term “Credit Agreement” means the Amended and Restated Credit Agreement by and among Agent, Lenders, us and certain of our subsidiaries and affiliates, as the same may be amended, modified, supplemented, extended, renewed, restated or replaced.

By your signature below, you acknowledge receipt of the above notice of Agent’s security interest and agree to follow all instructions that Agent may from time to time hereafter give to you with respect to Collateral in your possession or control or located on or in any of your premises, and/or received or delivered to you by or for our account for distribution, customs clearance, storage or otherwise. For the present, Agent consents to you continuing to release Collateral pursuant to the instructions given to you by the Company, or any of the Company’s authorized agents, but this consent may be terminated or changed at any time by notice to you from Agent. Upon being so notified by Agent, you are to abide solely by Agent’s instructions with respect to any of such goods or other Collateral and you are not to release any Collateral to the Company or to anyone else except according to written instructions which may be given to you from time to time by Agent. If so instructed by Agent, you agree to return to Agent all of the Company’s goods and other Collateral in your custody, control or possession. You hereby acknowledge and agree that you hold and will have possession of such goods or other Collateral and proceeds for the benefit of Agent and Lenders and you shall not take any action purporting to encumber or transfer any interest in such goods or other Collateral or the proceeds thereof.

You agree and acknowledge that you do not have and in no event will you assert against Agent or any Lender any lien, right of distraint or levy, right of offset, claim, deduction, counterclaim, security or other interest in any Collateral now or hereafter located on any of your premises or in your custody, possession or control, including any of the foregoing which might otherwise arise or exist in your favor pursuant to any agreement, common law, statute (including the U.S. Bankruptcy Code or any state insolvency law) or otherwise. You certify that you do not know of any security interest or other claim with respect to any of the Collateral, other than the security interest which is the subject of this agreement. You agree and acknowledge that no negotiable or non-negotiable warehouse receipts, documents of title or similar instruments have been or will be issued by you with respect to any of the Company’s goods, except for non-negotiable receipts naming Agent or the Company as consignee. You shall not take any action purporting to encumber or transfer any interest in such inventory or other goods or other Collateral. You are holding the Collateral as bailee for Agent for the purpose of perfecting the security interest and lien of Agent in the Collateral.

You further agree to allow Agent, any Lender and their respective agents to enter upon your premises during business hours for the purpose of examining, removing, taking possession of or otherwise dealing with any of the Collateral at any time in your possession or control or copies of any books and records related thereto.

Agent and Lenders are relying upon this agreement in connection with their financing arrangements with the Company. This agreement may not be changed or terminated orally or by course of conduct. Any change to the terms of this agreement must be in writing and signed by Agent. This agreement shall be binding upon you and your successors and assigns and shall be enforceable by and inure to the benefit of Agent, Lenders and their respective successors and assigns.

This agreement constitutes our acknowledgment that Agent or any Lender may assert any of the rights set forth or referred to herein, without objection by the Company. We also agree to reimburse you for all reasonable costs and expenses incurred by you as a direct result of compliance with the instructions of Agent as to the disposition of any of the Collateral.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Please acknowledge your agreement to the foregoing by signing in the space provided below.

Very truly yours,

[APPLICABLE BORROWER]

By:

Title:

ACKNOWLEDGED AND AGREED:

By:

Title:

(Customs Broker/Freight Forwarder)

Signature Page to Customs Broker Agreement

EXHIBIT G

FORM OF BORROWING BASE CERTIFICATE

(See attached.)

EXHIBIT H

FORM OF DDA NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH DEPOSITORY

[DATE]

To:	[Name and Address of Bank]

Re:	[ ]

The Account Numbers referenced on Exhibit A annexed hereto

Dear Sir/Madam:

This letter relates to the Account Numbers referenced on Exhibit A annexed hereto and any other depository account(s) (collectively the “Account”) which [                    ], a [                    ] with an address at [                    ] (the “Borrower”), now or hereafter maintains with you. The term “Account” shall also mean any certificates of deposit, investments, or other evidence of indebtedness heretofore or hereafter issued by you to or for the account of the Borrower.

Under various agreements between, among others, the Borrower and Wells Fargo Bank, National Association, a national banking association with an office at One Boston Place, 18th Floor, Boston, MA 02108, as administrative and collateral agent (in such capacities, herein the “Administrative Agent”) for its own benefit and the benefit of a syndicate of revolving lenders and certain other credit parties (the “Credit Parties”), the Borrower has granted to the Administrative Agent (for its own benefit and the benefit of the Credit Parties) security interests in and to, among other things, the Borrower’s accounts, accounts receivable, inventory, and proceeds therefrom, including, without limitation, the proceeds now or hereafter deposited in the Account or evidenced thereby. Consequently, the present and all future contents of the Account constitute the Administrative Agent’s collateral.

Until you receive written notification from the Administrative Agent that the interest of the Administrative Agent and the other Credit Parties in the Accounts has been terminated, all funds from time to time on deposit in each of the Accounts, net of such minimum balance, not to exceed $2,500.00, as may be required by you to be maintained in each of the Accounts, shall be transferred on each business day only as follows:

(a)	By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Name of Bank]

ABA #

Account No.

Re:

or

(b)	As you may be otherwise instructed from time to time in writing by an officer of the Administrative Agent.

Upon request of the Administrative Agent, a copy of each statement issued with respect to the Account should be provided to the Administrative Agent at the following addresses (which address may be changed upon seven (7) days’ written notice given to you by the Administrative Agent):

Wells Fargo Bank, National Association

One Boston Place, 19th Floor

Boston, Massachusetts 02108

Attention: Michele L. Ayou, Director - Destination Maternity

Telephone: 617-854-7246

Email: michele.l.ayou@wellsfargo.com

You shall be fully protected in acting on any order or direction by the Administrative Agent respecting the Accounts without making any inquiry whatsoever as to the Administrative Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto, except to the extent liability arises from gross negligence or willful misconduct on your part. Nothing contained herein is intended to, nor shall it be deemed to, modify the rights and obligations of the Borrower and the Administrative Agent under the terms of the loan arrangement and the loan documents executed in connection therewith between, among others, the Borrower and the Administrative Agent.

This letter may be amended only by notice in writing signed by the Borrower and an officer of the Administrative Agent and may be terminated solely by written notice signed by an officer of the Administrative Agent.

[signature page follows]

Very truly yours,

[____________________], as Borrower

By:
Name:
Title:

cc:	Wells Fargo Bank, National Association

DDA Notification

Exhibit A

Accounts

[see attached]

EXHIBIT I

FORM OF CREDIT CARD NOTIFICATION

PREPARE ON BORROWER LETTERHEAD - ONE FOR EACH PROCESSOR

                    ,

To:	[Name and Address of Credit Card Processor] (The “Processor”)

Re:	[___________] (the “Company”)
Merchant Account Number: ____________

Dear Sir/Madam:

Under various agreements between and among the Company, certain affiliates of the Company, Wells Fargo Bank, National Association, a national banking association with offices at One Boston Place, Boston, MA 02108, as administrative and collateral agent (the “Agent”) for a syndicate of lenders and other credit parties (the “Credit Parties”) party to Amended and Restated Credit Agreement dated as of March [    ], 2016 (as amended, modified or supplemented from time to time, the “Credit Agreement”), the Company has granted to the Agent, for its own benefit and the benefit of the other Credit Parties, a security interest in and to the Company’s inventory, accounts, general intangibles, equipment, and other assets, including, without limitation, all amounts due or to become due from the Processor to the Company.

Under such agreements, the Company is obligated to deliver (or cause to be delivered) all proceeds of the Company’s accounts, accounts receivable, and inventory to the Agent. Such proceeds include all payments with respect to credit card charges (the “Charges”) submitted by the Company to the Processor for processing and the amounts which the Processor owes to the Company on account thereof (the “Credit Card Proceeds”).

1.	Until the Processor receives written notification from an officer of the Agent to the contrary, all amounts as may become due from time to time from the Processor to the Company shall continue to be transferred only as follows:

13.02. (a) By ACH, Depository Transfer Check, or Electronic Depository Transfer to:

[Name of Bank]

ABA #

Account No.

Re:

or

13.03. (b) As the Processor may be instructed from time to time in writing by an officer of the Agent.

2.	Upon request of the Agent, a copy of each periodic statement provided by the Processor to the Company should be provided to the Agent at the following address (which address may be changed upon seven (7) days’ written notice given to the Processor by the Agent):

Wells Fargo Bank, National Association

One Boston Place

Boston, MA 02108

Attention: Portfolio Manager

Re: Destination Maternity

3.	The Processor shall be fully protected in acting on any order or direction by the Agents respecting the Charges and the Credit Card Proceeds without making any inquiry whatsoever as to the Agent’s right or authority to give such order or direction or as to the application of any payment made pursuant thereto.

This letter may be amended only by the written agreement of the Processor, the Company, and an officer of the Agent and may be terminated solely by written notice signed by an officer of the Agent.

Very truly yours,

[_________________], as the Company

By:
Name:
Title:

cc:	Wells Fargo Bank, National Association

Signature Page to Credit Card Notification